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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/x/	Preliminary Proxy Statement
/ /	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12
FOCAL COMMUNICATIONS CORPORATION
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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/ /	Check box if any part of the fee is offset as provided by Exchange Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

200 North LaSalle Street, Suite 1100
Chicago, Illinois 60601

            , 2001

Dear Fellow Stockholder:

    You are cordially invited to attend a special meeting of stockholders of Focal Communications Corporation to be held on            ,               , 2001, at      , Chicago time at            .

    At this meeting, you will be asked to consider and approve several proposals relating to a recapitalization of the Company. The principal components of the recapitalization include (1) the infusion of $150.0 million of private investment capital that consists of the issuance of $50.0 million in series A redeemable voting convertible preferred stock and the incurrence of $100.0 million in senior convertible debt, (2) exchange and purchase arrangements that will result in the retirement of approximately $300.0 million in principal amount at maturity of our high-yield bonds, (3) the issuance through a pro rata dividend to our stockholders of record on the day immediately preceding the recapitalization of warrants to purchase common stock, (4) an amendment to our existing senior credit facility to provide a total of $225.0 million of borrowing capacity and (5) a reverse stock split. This recapitalization will bring us much needed capital and will provide us with greater financial and operating flexibility. We are asking our stockholders to approve the new investment and bond exchange in accordance with rules of the National Association of Securities Dealers, Inc. that are applicable to companies that, like Focal, have a class of equity securities listed on the Nasdaq National Market.

    In addition, you will be asked to consider a proposal to amend the Focal Communications 2000 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the plan.

    The accompanying proxy statement contains information about the recapitalization transaction proposals and the other important proposals. We urge you to read the entire proxy statement carefully.

    Your Board of Directors and a Special Committee of the Board of Directors have unanimously approved the recapitalization transactions and has determined that the recapitalization is in the best interests of Focal and its stockholders. The Board of Directors unanimously recommends that you vote FOR the recapitalization transaction proposals and each of the other proposals to be presented at the special meeting.

    Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to vote, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or vote by telephone or through the Internet by following the instructions provided on the enclosed proxy card, as soon as possible, even if you plan to attend the special meeting. Signing the enclosed proxy card will not prevent you from voting in person if you attend the special meeting, but will assure that your vote is counted if you are unable to attend.

    We hope that you can attend the special meeting. We appreciate your interest and support in the affairs of Focal.

Sincerely yours,

Robert C. Taylor, Jr. Chairman and Chief Executive Officer

FOCAL COMMUNICATIONS CORPORATION
200 North LaSalle Street, Suite 1100
Chicago, Illinois 60601

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD      , 2001

To the Stockholders of Focal Communications Corporation:

    A Special Meeting of Stockholders of Focal Communications Corporation (the "Company") will be held on      ,        , 2001, at       , Chicago time, for the following purposes (which are more fully described in the accompanying Proxy Statement):

  1.
  To approve the issuance and sale of 50,000 shares of newly-created Series A Redeemable Voting Convertible Preferred Stock for $50.0 million in cash to certain investment funds that are, or are affiliated with, our principal stockholders and the incurrence by us of $100.0 million in borrowings pursuant to convertible loans made by such investment funds to us;

  2.
  To approve the issuance of shares of our common stock in exchange for at least $280.0 million in aggregate principal amount at maturity of our 12.125% Senior Discount Notes due 2008 and our 11.875% Senior Notes due 2010 in accordance with the terms of exchange agreements between us and certain holders of such notes;

  3.
  To approve amendments to our certificate of incorporation to facilitate the new investment described in Proposal No. 1, including an amendment to permit the holders of the convertible loans to vote on an as-if-converted basis on any matters submitted to a vote of security holders;

  4.
  To approve an amendment to our certificate of incorporation to effect a reverse stock split of all of the outstanding shares of our common stock, at a ratio of not less than 1-for-5 and not more than 1-for-35, which ratio will be determined at the discretion of the Board of Directors;

  5.
  To approve an amendment to the Focal Communications 2000 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan from 375,000 to 2,550,000 (before giving effect to the reverse stock split); and

  6.
  To approve any other matters that properly come before the meeting or any adjournment or postponement thereof.

    As part of Proposal No. 1, we are also asking you to approve at this time the issuance of shares of common stock to the holders of the Preferred Stock upon conversion of the Preferred Stock (including accrued and unpaid dividends thereon) and the issuance of shares of common stock to the holders of the Loans upon conversion of the Loans (including accrued and unpaid interest thereon). The effectiveness of each of Proposal Nos. 1, 2 and 3 is contingent upon the approval of the other two proposals. We will not take any action on Proposal Nos. 1, 2 and 3 unless all three proposals are approved.

    The Board of Directors unanimously recommends that you vote to approve each of the first five Proposals.

    The Board of Directors has fixed the close of business on        , 2001 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof.

    You are cordially invited to attend the meeting. However, whether or not you expect to attend the meeting, to assure your shares are represented at the meeting, please date, execute and mail promptly the enclosed proxy in the enclosed envelope, for which no additional postage is required if mailed in the United States.

                      By Order of the Board of Directors,

                      Lewis Shender
                       Acting Secretary

Chicago, Illinois
              , 2001

YOUR VOTE IS IMPORTANT.
PLEASE EXECUTE AND RETURN PROMPTLY THE
ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

i

AMENDMENTS TO THE INDENTURES GOVERNING THE BONDS	67
PROPOSAL NO. 3 VOTING AMENDMENTS	68
INTRODUCTION	68
REQUIRED VOTE	68
RECOMMENDATION OF THE BOARD OF DIRECTORS	68
THE VOTING AMENDMENTS	68
PROPOSAL NO. 4: THE REVERSE STOCK SPLIT AMENDMENT	69
INTRODUCTION	69
REASONS FOR THE REVERSE STOCK SPLIT AMENDMENT	70
POTENTIAL EFFECTS OF THE REVERSE STOCK SPLIT	71
EFFECTIVENESS OF THE REVERSE STOCK SPLIT	73
FRACTIONAL SHARES	74
APPRAISAL RIGHTS	74
CERTAIN FEDERAL INCOME TAX CONSEQUENCES	74
PROPOSAL NO. 5 APPROVAL OF AN AMENDMENT TO OUR 2000 EMPLOYEE STOCK PURCHASE PLAN	75
INTRODUCTION	75
REQUIRED VOTE	75
RECOMMENDATION OF THE BOARD OF DIRECTORS	75
SUMMARY DESCRIPTION OF THE PURCHASE PLAN	75
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	80
UNAUDITED PRO FORMA FINANCIAL STATEMENTS	83
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET	84
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	85
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	86
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	87
ADDITIONAL INFORMATION	88
STOCKHOLDER PROPOSALS FOR OUR 2002 SPECIAL MEETING	88
OTHER STOCKHOLDER PROPOSALS—DEADLINE FOR CONSIDERATION	88
ACCOUNTANTS	88
WHERE YOU CAN FIND MORE INFORMATION	88
DOCUMENTS INCORPORATED BY REFERENCE	89
ANNEX A OPINION OF SALOMON SMITH BARNEY INC.	A-1
ANNEX B OPINION OF WILLIAM BLAIR & COMPANY, L.L.C.	B-1
ANNEX C VOTING AMENDMENTS	C-1
ANNEX D REVERSE STOCK SPLIT AMENDMENT	D-1

ii

PRELIMINARY COPY

FOCAL COMMUNICATIONS CORPORATION
200 North LaSalle Street, Suite 1100
Chicago, Illinois 60601

PROXY STATEMENT
FOR A SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD        , 2001

    This Proxy Statement is provided to the stockholders of Focal Communications Corporation ("Focal", "we", or the "Company") in connection with the solicitation of proxies by Focal's Board of Directors to be voted at a Special Meeting of Stockholders to be held in            ,             , Chicago, Illinois at           , Chicago time, on            ,        , 2001, and at any postponement or adjournment thereof. This Proxy Statement and the enclosed proxy is first being sent or given to stockholders on or about        , 2001. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Special Meeting.

SUMMARY

    This summary answers basic questions about the proposals. Please read the full Proxy Statement for full information about the proposals.

    This Proxy Statement contains forward-looking statements that involve risks and uncertainties. The words "believe," "anticipate," "expect," "estimate," "intend" and similar expressions identify forward- looking statements. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors. See "Information Regarding Forward-Looking Statements" on page 87 of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE RECAPITALIZATION

What are we asking you to approve?

    The first proposal for you to consider is the issuance and sale of 50,000 shares of newly-created Series A Redeemable Voting Convertible Preferred Stock (the "Preferred Stock") for $50.0 million in cash to Madison Dearborn Capital Partners IV, L.P. ("MDP"), Frontenac VIII Limited Partnership ("Frontenac") and Battery Ventures III, L.P. ("Battery Ventures," and together with MDP and Frontenac, the "Investors"), each of which are, or are affiliated with, our principal stockholders, and the incurrence by us of $100.0 million in borrowings pursuant to convertible loans made by the Investors. We refer to these transactions in this Proxy Statement as the "Preferred Stock Investment" and the "Loans," and collectively, as the "New Investment." As part of the first proposal, we are also asking you to approve the issuance of shares of common stock to the holders of the Preferred Stock upon conversion of the Preferred Stock (including any accrued and unpaid dividends thereon) and the issuance of shares of common stock to the holders of the Loans upon conversion of the Loans (including accrued and unpaid interest thereon).

    The second proposal for you to consider is the issuance of shares of our common stock in exchange for at least $280.0 million in aggregate principal amount at maturity of our 12.125% Senior Discount Notes due 2008 and our 11.875% Senior Notes due 2010 in accordance with the terms of exchange agreements between us and certain holders of such notes. We refer to this transaction in this Proxy Statement as the "Bond Exchange."

    The third proposal for you to consider is an amendment to our certificate of incorporation to facilitate the New Investment. We are asking you to approve an amendment to: (1) permit the holders of the Loans to vote on matters submitted to a vote of our security holders on an as-if-converted basis; (2) permit the holders of all classes of voting securities to vote to increase or decrease the number of authorized shares of any class of stock irrespective of the class vote requirements set forth in Section 242 of the Delaware General Corporation Law; and (3) eliminate the voting rights of any common stock issued upon conversion or exercise of any security into common stock to which the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") is applicable until such time as the applicable waiting periods under the HSR Act relating to any such conversion or exercise has expired. We refer to these amendments as the "Voting Amendments."

    Each of the first three proposals is conditioned upon the approval of each of the other two proposals.

    The fourth proposal for you to consider is an amendment of our certificate of incorporation to effect a reverse stock split of all of our outstanding shares of common stock, at a ratio of not less than 1-for-5 and not more than 1-for-35. We refer to this transaction in this Proxy Statement as the "Reverse Stock Split." Our Board of Directors will have the discretion to determine which ratio to apply when effecting the Reverse Stock Split or to abandon the Reverse Stock Split altogether.

    The fifth proposal for you to consider is an amendment to the Focal Communications 2000 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan from 375,000 to 2,550,000 (before giving effect to the Reverse Stock Split).

Why are we entering into the New Investment and the Bond Exchange?

    These transactions are part of a recapitalization of our Company (the "Recapitalization"), which is designed to provide us with sufficient financing to implement our revised business plan and improve our existing capital structure. For additional information regarding the Recapitalization, please see "Overview of the Recapitalization" below.

Why has the Board of Directors recommended that I vote to approve the New Investment and the Bond Exchange?

    The Board of Directors has unanimously determined that the terms of the Recapitalization, including the New Investment and the Bond Exchange, are in the best interests of us and our stockholders, and has unanimously recommended that the stockholders vote FOR approval of these transactions. The Board of Directors made this determination subsequent to the Special Committee of the Board of Directors' approval of the Recapitalization and recommendation to the Board of Directors that the Board of Directors should ratify, approve and adopt the Recapitalization.

Why did the Board of Directors form a Special Committee to provide its recommendation with respect to the Recapitalization?

    The Board of Directors believed it was appropriate to form a special committee because four of our nine directors were nominated for election by, or by affiliates of, the Investors. The Board of Directors concluded that these directors have conflicting interests in recommending approval of the New Investment because, by reason of their relationships with the Investors, they owe fiduciary duties to the Investors and will have direct and indirect financial interests in any securities issued by us to the Investors as part of the New Investment.

What powers did the Board of Directors grant the Special Committee?

    The Board of Directors granted the Special Committee the power and authority of the Board of Directors to review and evaluate and, as appropriate, negotiate the Recapitalization and, to the extent permitted by law, approve the Recapitalization, or otherwise recommend the Recapitalization for ratification and approval by the full Board of Directors. The Board of Directors authorized the Special

Committee to consult with our legal and financial advisors and authorized the Special Committee to engage its own financial and legal advisors, which the Special Committee did.

What factors did the Board of Directors and the Special Committee take into consideration in making their determination to approve the New Investment and the Bond Exchange?

    The Board of Directors and the Special Committee considered a number of factors, which are discussed in this Proxy Statement beginning on page 22. Among those factors, they considered senior management's presentation to the Special Committee that we would face a liquidity crisis if additional funding was not obtained and that we had not been successful in obtaining additional funding from sources other than the Investors. The Board of Directors and the Special Committee also considered, among other factors, the oral opinions of our financial advisor, Salomon Smith Barney Inc., and the Special Committee's financial advisor, William Blair & Company, L.L.C., each of which were subsequently confirmed in writing, to the effect, as of the respective dates of the opinions, and subject to the various assumptions and limitations set forth in the respective written opinions, and taking into account all of our rights and obligations under the Preferred Stock Purchase and Loan Commitment Agreement (the "Purchase Agreement"), the exchange agreements, the amendments to our senior credit facility and the warrants, the consideration received by us in connection with the New Investment, and, in the case of the opinion of William Blair, the consideration received by us in connection with the Bond Exchange and the aggregate consideration received by us in connection with the Recapitalization as a whole (other than the Reverse Stock Split), was fair from a financial point of view to us and our stockholders (other than the Investors).

    The full text of the written opinions of Salomon Smith Barney and William Blair are attached as Annexes A and B, respectively, to this Proxy Statement. These opinions do not constitute an opinion or recommendation by either Salomon Smith Barney or William Blair to stockholders on how to vote with respect to the proposals. Stockholders should read these opinions carefully and in their entirety.

Why is a stockholder vote necessary to approve the New Investment, the Bond Exchange, the Voting Amendments and the Reverse Stock Split?

    We believe that we are required to obtain stockholder approval with respect to the New Investment and the Bond Exchange under the rules of the National Association of Securities Dealers, Inc., which are applicable to companies that, like us, have a class of equity securities listed on The Nasdaq National Market. We are required to obtain stockholder approval of the Voting Amendments and the Reverse Stock Split (collectively, the "Charter Amendments") under the Delaware General Corporation Law.

Following the Recapitalization, what percentage of the Company will the holders of our common stock immediately prior to the Recapitalization own?

    The percentage of our Company that will be held by the holders of our common stock immediately prior to the Recapitalization will depend on the date of the Closing Date and the aggregate principal amount of our Senior Notes and the accreted value of our Discount Notes being exchanged as of the Closing Date. Assuming a Closing Date of September 30, 2001, and assuming that, as of such date, an aggregate of approximately $260.3 million in principal amount of our Senior Notes and accreted value of our Discount Notes is being exchanged, the holders of our common stock immediately prior to the Recapitalization will hold approximately 19.1% of our outstanding common stock on an as-converted basis immediately following the Recapitalization. The actual percentage will change in the event the Closing Date changes or in the event we enter into Exchange Agreements with additional bondholders. For additional information, please see "Overview of the Recapitalization—Current and Post-Recapitalization Equity Ownership."

Following the Recapitalization, what percentage of our Company will the Investors own?

    As of August 2, 2001, Madison Dearborn Capital Partners, L.P., Frontenac VI Limited Partnership and Battery Ventures III, L.P. (the "Existing Investors") owned 35.0%, 16.4% and 8.2%, respectively, of our outstanding common stock. Immediately following the Recapitalization, the Existing Investors and their affiliates will own 43.8%, 10.8% and 3.0%, respectively, of our common stock on an as-converted basis (assuming a Closing Date of September 30, 2001 and assuming that, as of such date, an aggregate of approximately $260.3 million in principal amount of our Senior Notes and accreted value of our Discount Notes is exchanged). For additional information, please see "Overview of the Recapitalization—Current and Post-Recapitalization Equity Ownership."

What are the principal terms of the Preferred Stock and Loans?

    The principal terms of the Preferred Stock and the Loans are summarized in the following table:

	Preferred Stock	Convertible Loans
Amount	$50.0 million in aggregate liquidation value	$100.0 million in aggregate principal amount
Mandatory Redemption/Maturity	Tenth anniversary of issue date	December 31, 2007
Dividends/Interest	8% per annum, compounded quarterly, on the sum of the liquidation value plus unpaid dividends accrued in prior quarters. Prior to the fifth anniversary of issuance, the Company will not pay any dividends on the Preferred Stock in cash and such accrued and unpaid dividends shall accumulate and become part of the liquidation preference of the Preferred Stock. Thereafter, we may elect to have dividends on the Preferred Stock continue to accumulate and become part of the liquidation preference of the Preferred Stock or we may pay dividends in cash.	8% per annum, compounded quarterly, on the sum of the principal amount of the Loans plus unpaid interest accrued in prior quarters. Prior to the fifth anniversary of issuance, interest will accrue and compound quarterly and become a part of the principal amount of the Loans. Thereafter, we may elect to have interest on the Loans continue to compound and become part of the principal amount of the Loans or we may pay interest in cash.
Ranking	The Preferred Stock will rank senior to all of our other equity securities with regard to rights to receive dividends, redemptions and distributions upon dissolution, liquidation or winding up of the Company, unless otherwise expressly provided in a certificate of designation for an additional series of preferred stock.	The Loans will be made as an incremental facility under our existing senior credit facility and will be secured by our and our subsidiaries' assets.
Convertibility	The Preferred Stock will be convertible at any time, at the holder's option, into a number of shares of our common stock equal to the quotient determined by dividing (1) the sum of the liquidation value for the shares of Preferred Stock being converted plus all accrued and unpaid dividends thereon by (2) the conversion price in effect. The conversion price shall initially be set such that one-third of the total number of shares issuable to the Investors in connection with the New Investment will be issuable upon conversion of the Preferred Stock as	All or any portion of the Loans will be convertible at any time, at the holder's option, into a number of shares of the common stock equal to the quotient determined by dividing (1) the sum of the principal amount of the Loans being converted plus all accrued and unpaid interest thereon by (2) the conversion price in effect. The conversion price shall initially be set such that two-thirds of the total number of shares issuable to the Investors in connection with the New Investment will be issuable upon conversion of the Loans as of the closing date. The total number of

of the closing date. The total number of shares issuable to the Investors will depend on the percentage of our common stock, on an as-converted basis, to which the Investors are entitled. Please see "Overview of the Recapitalization—Current and Post-Recapitalization Equity Ownership," for further information regarding adjustments to the number of shares issuable upon conversion of the Preferred Stock.	shares issuable to the Investors will depend on the percentage of our common stock, on an as-converted basis, to which the Investors are entitled. Please see "Overview of the Recapitalization—Current and Post-Recapitalization Equity Ownership," for further information regarding adjustments to the number of shares issuable upon conversion of the Loans.

QUESTIONS AND ANSWERS ABOUT VOTING

Who is entitled to vote at the Special Meeting?

    You are entitled to vote your shares of Focal common stock at the Special Meeting and any postponement or adjournment thereof if our records show that you owned the shares at the close of business on        , 2001. A total of            shares of common stock are eligible to vote at the Special Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Special Meeting. The enclosed proxy card shows the number of shares you are entitled to vote at the meeting.

How do I vote?

    Your shares may only be voted at the Special Meeting if you are present or are represented by proxy. Whether or not you plan to attend the Special Meeting, we encourage you to vote by proxy to assure that your shares will be represented. Most of you have a choice of completing the enclosed proxy card and mailing it in the postage-paid envelope provided, using a toll-free telephone number, or voting over the Internet. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which of these options are available to you. The Internet and telephone voting facilities for stockholders of record will close at 9:00 a.m., Chicago time, on               , 2001.

    You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Acting Secretary, submission of a properly executed later-dated proxy (including an Internet or telephone vote), or by voting by ballot at the meeting.

    The Internet and telephone voting procedures described on the accompanying proxy card are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. Stockholders voting by the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

    The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person.

    If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting.

    All shares entitled to vote that are represented by properly-completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly-completed proxy will be voted as the Board of Directors recommends.

Who may attend the Special Meeting?

    All stockholders that were stockholders of Focal as of the record date, or their authorized representatives, may attend the Special Meeting. Admission to the meeting will be on a first-come, first-served basis. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Special Meeting, you should bring proof of ownership, such as a bank or brokerage account statement, to the Special Meeting to ensure your admission.

How will votes be counted?

    The Special Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented in person or by proxy. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

    The rules of The Nasdaq National Market, the exchange on which our stock is traded, require stockholders to approve certain substantial sales of common stock or securities convertible into common stock. For this reason, we are asking you to approve the New Investment and the Bond Exchange. Delaware law requires stockholder approval for the Charter Amendments. The votes required for each of the proposals is as described below.

    The affirmative vote of a majority of the outstanding shares of common stock present or represented at the Special Meeting and entitled to vote is required to approve the New Investment. Abstentions will have the same effect as a vote cast "against" this proposal. Broker "non-votes" will have no effect.

    The affirmative vote of a majority of the outstanding shares of common stock present or represented at the Special Meeting and entitled to vote is required to approve the Bond Exchange. Abstentions will have the same effect as a vote cast "against" these proposals. Broker "non-votes" will have no effect.

    An affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is required to approve the Voting Amendments and the Reverse Stock Split. Abstentions and broker "non-votes" will have the same effect as a vote cast "against" this proposal.

    We have entered into a Voting Agreement with certain of our stockholders, including the Existing Stockholders, described below under "Voting Agreement." Pursuant to the Voting Agreement, the Existing Stockholders have agreed to vote 36,730,770 shares in the aggregate of our common stock (as well as any shares acquired by them after the date of the Voting Agreement) in favor of each of Proposal Nos. 1, 2 and 3. Because the Investors and their affiliates own approximately 59.5% of the common stock entitled to vote on each of these proposals, assuming that the parties to the Voting Agreement vote as required by that agreement, each of Proposal Nos. 1, 2 and 3 will receive the majority vote required for approval.

    An affirmative vote of a majority of the outstanding shares of common stock present or represented at the Special Meeting and entitled to vote is required to approve the increase in the number of shares reserved for issuance under the Purchase Plan. Abstentions will have the same effect as a vote "against" this proposal. Broker "non-votes" will have no effect.

    Our stockholders are not entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, whether or not they vote against the proposals.

Who will count the votes?

    Our transfer agent, Computershare Investor Services LLC, will tally the vote, and will serve as Inspector of Election.

How are proxies being solicited and who will pay for the solicitation of proxies?

    Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person, by telephone or over the Internet without additional compensation. We will pay all expenses of solicitation of proxies, which are expected to be approximately $30,000.

    In addition, arrangements will also be made with selected banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for forwarding solicitation materials and communicating with the beneficial owners of shares held of record by such persons. We will reimburse these persons for their reasonable expenses incurred in connection with such actions.

Who can help answer my other questions?

    If you have more questions about voting or wish to obtain another proxy card, you should contact:

Lewis Shender
Acting Secretary
Focal Communications Corporation
200 North LaSalle Street
Suite 1100
Chicago, Illinois 60601
Telephone: 312-895-8400
Fax: 312-895-4229

OVERVIEW OF THE RECAPITALIZATION

The Recapitalization Transactions

    On August 9, 2001, we announced a comprehensive recapitalization plan designed to provide us with sufficient financing to implement our revised business plan and improve our existing capital structure. The first four proposals you are being asked to vote upon are part of this recapitalization. The principal components of the Recapitalization consist of:

  •
  the sale by us of 50,000 shares of our newly created 8% Series A Redeemable Voting Convertible Preferred Stock, $.01 par value per share, to the Investors for an aggregate consideration of $50.0 million, which Preferred Stock will be convertible into shares of our common stock and will have the rights, preferences and privileges described below under Proposal 1 under the heading "Terms of the Preferred Stock;"

  •
  the borrowing by us of $100.0 million under an incremental facility to our existing senior credit facility, which facility is being funded by the Investors at the closing of the Recapitalization, which will mature on December 31, 2007, will be convertible into shares of our common stock and will have the terms described below under Proposal No. 1 under the heading "Terms of the Loans" and a related amendment to our certificate of incorporation to, among other things, grant the holders of the Loans certain voting rights;

  •
  the exchange of at least $280.0 million in aggregate principal amount at maturity of our 12.125% Senior Discount Notes due 2008 (the "Discount Notes") and our 11.875% Senior Notes due 2010 (the "Senior Notes," and together with the Discount Notes, the "Bonds") for shares of our common stock in accordance with individually negotiated exchange agreements with certain holders of the Bonds (the "Exchanging Bondholders"), the amendment to certain provisions of the Bond indentures and the purchase by us of approximately $20.0 million in aggregate principal amount at maturity of the Bonds;

  •
  the issuance through a pro rata dividend to our stockholders of record as of the day immediately prior to the consummation of the Recapitalization of warrants to purchase a number of shares equal to 3.0% of our as-converted common equity (as defined below) (the "Warrants");

  •
  the amendment of our existing senior credit facility (the "Bank Amendments") to accommodate the transactions contemplated by the Recapitalization (including necessary subordination and intercreditor arrangements) and to provide borrowing availability of $225.0 million (calculated without regard to the Loans), as described below under Proposal No. 1 under the heading "Bank Amendments;" and

  •
  a reverse stock split in a ratio (to be determined by the Board of Directors) ranging from not less than 1-for-5 and not more than 1-for-35 to facilitate the Recapitalization. All share and per share information included in this Proxy Statement does not give effect to the Reverse Stock Split.

    The foregoing summary of the Recapitalization is qualified in its entirety by reference to the more detailed information set forth in this Proxy Statement.

    The Recapitalization will be consummated as soon as the conditions set forth in the definitive documents relating to the New Investment, the Bond Exchange and the Bank Amendment have been satisfied, including (1) approval at the Special Meeting of our stockholders of the New Investment, the Bond Exchange, the Voting Amendments and the Reverse Stock Split Amendment and (2) the expiration (or earlier termination) of any waiting periods under the HSR Act. We refer to the date on which the Recapitalization is consummated as the "Closing Date" throughout this Proxy Statement.

Current and Post-Recapitalization Equity Ownership

    The table below sets forth information regarding the ownership of our common stock as of August 2, 2001 and, for illustrative purposes, the ownership of our common stock on an as-converted basis (the "As-Converted Common Equity") after giving effect to the Recapitalization (other than the Reverse Stock Split), assuming a Closing Date of September 30, 2001, and assuming that, as of such date, an aggregate of approximately $260.3 million in principal amount of our Senior Notes and accreted value of our Discount Notes is being exchanged, representing approximately 51.5% of the aggregate principal amount of our Senior Notes and accreted value of our Discount Notes as of the Closing Date. Under the terms of the Exchange Agreements, the actual percentage of our As-Converted Common Equity that will be held by the Exchange Bondholders is dependent on both the aggregate accreted value of the Discount Notes and the accreted value of the Discount Notes being exchanged as of the Closing, each of which changes on a daily basis. As a result, the number of shares of common stock to be issued to the Exchanging Bondholders in the Bond Exchange (and the number of shares of common stock issuable to the Investors upon conversion of the Preferred Stock and Loans) is subject to change if the actual Closing Date is different from the assumed Closing Date of September 30, 2001 or if more than $260.3 million in principal amount of our Senior Notes and accreted value of our Discount Notes is exchanged.

	Prior to the Recapitalization		Immediately Following the Recapitalization
Name	No. of Shares	% of As Converted Common Equity*	No. of Shares	% of As Converted Common Equity*
Existing Investors:
Madison Dearborn Capital Partners, L.P	21,606,425	34.7%	21,606,425	6.6%
Frontenac VI Limited Partnership	10,082,980	16.2	10,082,980	3.1
Battery Ventures III, L.P	5,041,365	8.1	5,041,365	1.5
Other Common Stockholders	25,024,801	40.2	25,024,801	7.7
Outstanding in-the-Money Options	564,746	0.9	564,746	0.2
New Investors:
Madison Dearborn Capital Partners IV, L.P	—	—	121,079,473	37.2
Frontenac VIII Limited Partnership	—	—	25,224,890	7.7
Battery Ventures III, L.P	—	—	5,044,978	1.5
Exchanging Bondholders	—	—	111,831,914	34.4
Total	62,320,317	100.0%	327,222,107	100.0%

    * Columns may not foot due to rounding.

We have calculated the As-Converted Common Equity immediately following the Recapitalization by adding the following number of shares to the 61,755,571 shares outstanding as of August 2, 2001:

  •
  111,831,914 shares to be issued to the Exchanging Bondholders (assuming a Closing Date of September 30, 2001 and that, as of such date, approximately $260.3 million in Bonds are being exchanged);

  •
  564,746 shares of common stock issuable upon the exercise of outstanding options as of August 2, 2001 with exercise prices below $2.00 per share (weighted average exercise price of $0.72 per share); and

  •
  151,349,341 shares issuable upon conversion of the Preferred Stock and Loans issued or made on the Closing Date.

    We have not included in this calculation:

  •
  any issuances of common stock or securities convertible into common stock after August 2, 2001 (other than in connection with the New Investment);

  •
  9,765,047 shares issuable upon exercise of the Warrants;

  •
  10,421,017 shares issuable upon the exercise of additional outstanding stock options as of August 3, 2001 with exercise prices in excess of $2.00 per share (weighted average exercise price of $15.10 per share);

  •
  6,051,143 shares of common stock currently reserved for future grants or awards under our equity incentive plans (and the additional 2,175,000 shares we are asking you to approve for issuance under our stock purchase plan); and

  •
  any additional shares of common stock issuable as a result of accrued and unpaid dividends on the Preferred Stock or accrued and unpaid interest on the Loans.

    Following the Recapitalization, we will issue to our stockholders of record on the date immediately prior to the Recapitalization the Warrants, which will be exercisable for a number of shares of common equal to 3.0% of our As-Converted Common Equity. Please see Proposal No. 1 under the heading "Warrants" for further information regarding the anticipated terms of the Warrants.

    The Exchange Agreements provide that, in exchange for Bonds equal to 60% of the sum of the aggregate of the principal amount of the Senior Notes and the accreted value of the Discount Notes as of such date (the "Target Bond Percentage"), the Exchanging Bondholders will be entitled to receive a number of shares equal to 40% of our As-Converted Common Equity (the "Exchanging Bondholder Percentage"). The Purchase Agreement provides that, assuming that Bonds equal to the Target Bond Percentage are exchanged, the percentage of our As-Converted Common Equity held by our Existing Stockholders (the "Existing Stockholder Percentage") will be 17.5% and the percentage of our As-Converted Common Equity issuable upon conversion of the Preferred Stock and the Loans held by the Investors will be 42.5% (the "Investor Percentage").

    To the extent that Bonds constituting more or less than the Target Bond Percentage are received, the Exchanging Bondholder Percentage will be proportionally increased or decreased. Under the terms of the Purchase Agreement, the difference between actual Exchanging Bondholder Percentage and 40.0% will decrease (or increase) the Existing Stockholder Percentage and the Investor Percentage and will be split between the two percentages in proportion to their relative percentages.

    The following table shows the relative Exchanging Bondholder Percentages, Investor Percentages and Existing Stockholder Percentages based upon the percentage of the aggregate of the principal amount of our Senior Notes and the accreted value of our Discount Notes as of the Closing Date that is exchanged.

Ownership of As-Converted Common Equity

% of Bonds Exchanged	Exchanging Bondholder Percentage	Investor Percentage	Existing Stockholder Percentage
60%	40.0%	42.5%	17.5%
59%	39.3	43.0	17.7
58%	38.7	43.4	17.9
57%	38.0	43.9	18.1
56%	37.3	44.4	18.3
55%	36.7	44.9	18.5
54%	36.0	45.3	18.7
53%	35.3	45.8	18.9
52%	34.7	46.3	19.1
51%	34.0	46.8	19.3
50%	33.3	47.2	19.4

    As of August 10, 2001, we had agreements with Exchanging Bondholders representing approximately $145.8 million in aggregate principal amount of our Senior Notes and approximately $112.6 million in accreted value of our Discount Notes. Assuming a Closing Date of September 30, 2001, the Exchanging Bondholder Percentage would be 34.4%, the Investor Percentage would be 46.5% and the Existing Stockholder Percentage would be 19.1%.

SOME EFFECTS OF THE RECAPITALIZATION

    Although our Board of Directors and the Special Committee of our Board of Directors believe that each of the proposals is in the best interest of us and our stockholders, stockholders should consider the following effects of the Recapitalization.

The Loans and the Preferred Stock Will Have Rights Senior to the Common Stock

    The holders of the Preferred Stock and the Loans will have rights that are senior to those of the holders of our common stock. The holders of the Loans will be our creditors and, as such, will have a claim against our assets senior to the claim of the holders of our equity securities in the event of our liquidation or bankruptcy. The holders of the Preferred Stock will also have a claim against our assets senior to the claim of the holders of the common stock in the event of our liquidation or bankruptcy. The aggregate amount of the senior claims of the holders of the Preferred Stock and the Loans will be at least $150.0 million initially and will increase thereafter due to accrued and unpaid dividends on the Preferred Stock and accrued and unpaid interest on the Loans.

The Recapitalization Will Have a Significant Dilutive Effect on Our Existing Stockholders

    The Recapitalization will have a significant dilutive effect on our existing stockholders. The Exchanging Bondholders and the Investors will acquire or become entitled to acquire a substantial percentage of our common stock. Immediately following the Recapitalization, the Exchanging Bondholders will hold approximately 34.4% of our As-Converted Common Equity, the Investors will hold approximately 46.5% of our As-Converted Common Equity and our existing stockholders will hold approximately 19.1% of our As-Converted Common Equity (in each case assuming a Closing Date of September 30, 2001 and assuming that, as of such date, an aggregate of approximately $260.3 million in principal amount of our Senior Notes and accreted value of our Discount Notes is exchanged).

    The actual relative percentage ownership of our existing stockholders, and the extent of the dilution to our existing stockholders, will depend on a number of factors, including the following:

  •
  The aggregate percentage of our Bonds being exchanged. Under the terms of the Exchange Agreements, the actual percentage of our As-Converted Common Equity that will be held by the Exchanging Bondholders as a group is dependent upon the percentage of the aggregate of the principal amount of our Senior Notes and the accreted value of our Discount Notes being exchanged as of the Closing Date.

  •
  The payment of dividends in additional shares of Preferred Stock. Until the fifth anniversary of the Closing Date, we are prohibited from paying dividends on the Preferred Stock in cash. Dividends on the Preferred Stock will accumulate quarterly and become part of the liquidation preference. After the fifth anniversary, we may pay dividends in cash or allow dividends to accumulate and become part of the liquidation preference. If all of the Preferred Stock were to remain outstanding until the fifth anniversary of the Closing Date, the accrued and unpaid dividends on the Preferred Stock would be convertible into approximately 25.0 million additional shares of common stock (assuming a Closing Date of September 30, 2001 and assuming that, as of such date, an aggregate of approximately $260.3 million in principal amount of our Senior Notes and accreted value of our Discount Notes is exchanged).

  •
  The payment of interest in additional Loans. Until the fifth anniversary of the Closing Date, we are prohibited from paying interest on the Loans in cash. Interest on the Loans will compound quarterly and become part of the principal amount of the Loans. After the fifth anniversary, we may pay interest in cash or allow interest to compound quarterly and become part of the principal amount of the Loans. If the entire principal amount of the Loans were to remain outstanding until the fifth anniversary of the Closing Date, the accrued and unpaid interest on the Loans would be convertible into approximately 49.0 million additional shares of common stock (assuming a Closing Date of September 30, 2001 and assuming that, as of such date, an aggregate of approximately $260.3 million in principal amount of our Senior Notes and accreted value of our Discount Notes is exchanged).

  •
  Occurrence of a change of control prior to the fifth anniversary of the Closing Date. In the event of a change of control prior to the fifth anniversary of the Closing Date, dividends on the Preferred Stock and interest on the Loans will be calculated as if the change of control occurred on the fifth anniversary of the Closing Date. This will increase the liquidation preference of the Preferred Stock and the principal amount of the Loans.

  •
  The occurrence of antidilution adjustments to the conversion prices. The conversion price of the Preferred Stock and the Loans will be reduced on a weighted-average basis each time, if any, that we issue common stock, or options, warrants or other rights to acquire common stock, in capital-raising and other transactions (subject to certain exceptions) at a price per share of common stock that is less than the conversion price then in effect or the then-current market price. A reduction in the applicable conversion price will increase the number shares of common stock issuable upon conversion of the Preferred Stock and the Loans.

  •
  Future Equity Issuances. We may issue additional shares of common stock in the future through private placements of our securities (including to the Investors) or in public offerings. We may also issue common stock (or options to purchase common stock) to our employees, officers and directors under our stock incentive plans. Any additional issuances of common stock (or rights to acquire common stock) in the future could further dilute your ownership percentage in the Company. Holders of our common stock have no preemptive or subscription rights.

The Investors Will Exercise Significant Control Over All Major Corporate Transactions

    The Investors, as holders of the Preferred Stock and the Loans, will have the rights and preferences described in this Proxy Statement, including the right to vote together with the holders of the common stock on an as-if-converted basis. In addition, the holders of the Preferred Stock (or common stock issued upon conversion of the Preferred Stock) will have the right to designate two representatives to be nominated for election to the Board of Directors and, so long as the Preferred Stock remains outstanding, the right to vote as a single class to elect up to two directors. The holders of the Preferred Stock will also have the right to consent to a number of other significant corporate transactions, including the issuance of capital stock with rights equal to or superior to those of the Preferred Stock. The Investors currently have significant investments in other telecommunications companies. As a result, they may have interests with respect to their investment in the Company that differ from those of other stockholders.

The Investors' Significant Ownership Interest Could Make it Difficult for a Third Party to Pursue a Change in Control of the Company

    The ownership by the Investors and their affiliates of a substantial percentage of our total voting power and the terms of the Preferred Stock and the Loans could make it more difficult and expensive for a third party to pursue a change of control of the Company, even if a change of control would generally be beneficial to the interests of our stockholders. In addition, certain affiliates of the Investors are currently subject to the short swing profit recapture provisions of Section 16 of the Exchange Act, which may limit their willingness to engage in certain change of control transactions.

Sales of the Securities acquired in Connection with the New Investment or the Bond Exchange in the Public Market Could Lower our Stock Price

    Sales of the securities acquired in connection with the New Investment or the Bond Exchange in the public market could lower our stock price and impair our ability to raise funds in additional stock offerings. Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities. The Bond Exchange is being effected in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act. As a result, the common stock issued to the Exchanging Bondholders will be freely tradeable, except by persons who are considered our affiliates and subject to the lock-up agreements discussed under Proposal No. 2 under the heading "Covenants and Agreements by the Exchanging Bondholders."

    In connection with the Recapitalization, we will enter into a registration agreement with the Investors and the Exchanging Bondholders that will obligate us to register under the Securities Act the shares of common stock held by these stockholders, either together with shares that we intend to sell or, in the case of the Investors, on demand. We have also agreed that we will, upon the request of the holders of a majority of the Preferred Stock, on one occasion and at any time after the first anniversary of the Closing Date, file a registration with respect to the Preferred Stock. The exercise of these registration rights will be subject to notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering. These registration rights are described in further detail under Proposal No. 1 under the heading "Registration Agreement."

Persons Other than the Investors May Acquire Preferred Stock and Make Loans to Us

    Persons other than the Investors may acquire Preferred Stock and make Loans as a result of the Investors' rights under the Purchase Agreement to assign to other investors some or all of their purchase and loan commitments or to transfer to other investors some or all of the securities they acquire in connection with the New Investment. Other investors also may acquire the Preferred Stock and the Loans and the underlying common stock by transfer of those securities from the Investors. Transfers by the Investors will not be subject to restrictions under the Purchase Agreement and may be made so long as such transfers are made in compliance with law.

The Board of Directors Has Wide Discretion to Determine the Ratio for the Reverse Stock Split

    Our Board of Directors will have the discretion to determine which ratio to apply when filing the certificate of amendment to effect the Reverse Stock Split. The ratio may be anywhere within the range of 1-for-5 to 1-for-35. The amendment will reduce the number of shares you will hold by an amount ranging from approximately 80.0% to 97.1%, depending on which ratio the Board of Directors determines to implement.

The Reverse Stock Split Could Decrease the Aggregate Market Value of Your Common Stock

    Although the Reverse Stock Split will not, by itself, impact our assets or prospects, the Reverse Stock Split could result in a decrease in the aggregate market value of our common stock. There is no assurance that the market price of our common stock will rise in proportion to the reduction in the number of outstanding shares or that the market price of the post-split common stock can be maintained.

    The market price of our common stock is dependent upon our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and if the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the reduced number of shares that will be outstanding after the Reverse Stock Split could significantly reduce the trading volume and otherwise adversely affect the liquidity of our common stock.

The Reverse Stock Split Will Effectively Increase the Number of Authorized and Unissued Shares of Common Stock

    Although the number of authorized shares of our common stock will not change as a result of the Reverse Stock Split, the number of shares of our common stock issued and outstanding will be reduced by an approximate 80.0% to 97.1%, depending upon the ratio at which the Reverse Stock Split is implemented. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of our common stock available for future issuance by approximately 26.2% to 31.9% depending upon the ratio at which the Reverse Stock Split is implemented. Following the Reverse Stock Split, the Board of Directors will generally have the authority, subject to applicable securities laws, to issue such authorized and unissued shares without further stockholder approval, upon such terms and conditions the Board of Directors deems appropriate. Although the Board of Directors has no present intention of doing so, our common stock could be issued in such a manner, and pursuant to such terms and conditions, that would make a change of control of the Company or removal of our management more difficult. The issuance of any additional shares of common stock could also dilute your ownership interest. We do not currently have any plans, proposals or understandings (other than the Recapitalization) to issue the additional shares that would be available if the Reverse Stock Split is approved and effected.

The Voting Amendments Will Make it Easier to Increase the Authorized Number of Shares of Common Stock Available for Issuance, Which Could Result in Dilution to Holders of Our Common Stock

    The Voting Amendments will allow the holders of our voting securities, voting together as a single class, to increase or decrease the authorized number of shares of any class of stock. Absent this amendment, the Delaware General Corporation Law requires that the increase or decrease of the authorized number of shares of any class of stock be approved by the holders of such class, voting separately as a class. If the Voting Amendments are approved, the authorized number of shares of our common stock could be increased without a separate class vote of the holders of the common stock. These additional shares of common stock could be issued in such a manner, and pursuant to such terms and conditions, that would make a change of control of the Company or removal of our management more difficult and could dilute your ownership interest.

BACKGROUND OF THE RECAPITALIZATION

Evaluation of Financing Alternatives and Requirements

    We began operations in 1996 and initiated services in Chicago in May 1997. Since then, we have rapidly expanded and, as of June 30, 2001, offered service in a total of 21 markets, which encompass a total of 50 metropolitan statistical areas. The build-out of our network in new and existing markets has required significant capital expenditures. During 2000 and the first half of 2001, we made capital expenditures of approximately $309.6 million and $67.3 million, respectively.

    As we have implemented our business strategy to expand our voice and data services and enter new markets, we have experienced negative cash flow, net losses and negative EBITDA. For the year ended December 31, 2000 and the six months ended June 30, 2001, we reported net losses of $105.0 million and $73.0 million, respectively. As of June 30, 2001, we had an accumulated deficit of $22.4 million. "EBITDA" represents earnings before interest, income taxes, depreciation and amortization and nonrecurring charges.

    Beginning with our first public capital markets transaction in February 1998, we have funded a significant portion of our capital expenditures and other operating costs from sales of our common stock and debt securities. Through January 2000, when we completed our last capital markets transaction, we had raised a total of approximately $149.0 million in gross proceeds from our initial public offering of common stock and a total of approximately $425.0 million in gross proceeds from our sale of high-yield debt securities.

    We had planned to raise an additional $150 to $200 million of equity capital through a public offering of common stock in April 2000 in order to fully fund our then current business plan. Beginning at that time, and continuing through the second quarter of 2001, the public capital markets as a source of funds for telecommunications companies experienced a significant deterioration. Valuations of publicly traded competitive local exchange carriers (CLECs) such as Focal were adversely affected. The closing sale price of our common stock as reported on the Nasdaq National Market declined from $56.00 at March 31, 2000 to $9.41 at March 31, 2001. We were informed by our financial advisor, Salomon Smith Barney, that, under these market conditions, we would not be able to raise additional funds from public sales of our common stock or high-yield debt securities on reasonable terms.

    Because adverse conditions in the public capital markets foreclosed our access to those markets, we have actively sought funding from other sources. In August 2000, we entered into a $300.0 million senior secured credit facility. The credit facility consists of a seven year $150.0 million revolving credit facility and a seven year $150.0 million delayed draw term loan facility. Due to certain covenants in the credit facility, our borrowing capacity thereunder is limited to $150.0 million, of which $63.0 million was outstanding as of June 30, 2001. In addition, our ability to borrow under the delayed draw term loan facility expired on August 25, 2001, limiting future borrowing under our credit facility to a maximum at any time outstanding (assuming compliance with all covenants) of $150.0 million under our revolving credit facility (plus any amounts borrowed under the delayed draw term facility as of August 25, 2001).

    We have also actively pursued sources of private equity funding. During the period from May 2000 through March 2001, our financial advisor, at the request of the Company, contacted representatives from several potential strategic investors to discuss a possible equity investment in Focal or a possible business combination involving Focal. These discussions did not proceed beyond the exploratory stages with any potential investor, primarily because of the concurrent decline in valuations of publicly traded CLECs. Beginning in March 2001, our financial advisor began to contact representatives of private equity investment funds to discuss a possible equity investment in Focal. None of these firms was willing to commit individually to provide us with capital sufficient in our judgment to fund our business plan beyond 2001. Further, some firms that expressed a willingness to consider investing in us indicated

that they would do so only if another capital source provided the primary financing. Because of the preliminary nature of our discussions with these potential investors, we did not receive any developed proposals regarding valuation of Focal or other investment terms that were acceptable to us or that were not conditioned upon a commitment from a primary capital source.

    As of June 30, 2001, we had approximately $80 million of cash and cash equivalents, compared to approximately $171 million of cash and cash equivalents as of December 31, 2000. We have significant continuing debt service obligations. As of June 30, 2001, we had indebtedness of approximately $616 million. We estimate that our existing sources of funds are sufficient to enable us to make necessary capital expenditures and otherwise operate our business as currently planned through the first quarter of 2002. However, unless we obtain adequate additional funding, we will face a liquidity crisis thereafter, which would likely result in the liquidation or court supervised reorganization of the Company.

    The Recapitalization is expected to significantly improve our liquidity and capital resources by providing us access to new equity and debt capital through the New Investment, permitting us to retire approximately $300.0 million in principal amount at maturity of existing indebtedness through the Bond Exchange and providing borrowing availability of $225.0 million (calculated without regard to the Loans) under our senior credit facility. In conjunction with the Recapitalization, we have revised our business plan by undertaking several initiatives. These initiatives include:

  •
  Consolidate Voice and Data Business Units—We are consolidating our voice and data business units in order to streamline the delivery of voice and data services to our enterprise and ISP customers. By combining these two business units, we will be better positioned to offer high quality services to our customers, while realizing operational efficiencies. As a result, we reduced our work force by approximately 175 employees during the third quarter of 2001.

  •
  Pursue 22 Market Business Plan—We will concentrate on our existing markets and will not enter the San Diego and St. Louis markets. We will complete our market build-out with Miami, our 22nd tier-one market. We believe that these 22 markets offer significant growth potential.

  •
  Refine Managed Internet Access Strategy—Our original plan was to provide managed Internet access services in 36 markets. These services are currently commercially available in 15 markets and three markets are under development. We will complete market development in these three markets and then discontinue further expansion.

  •
  Scale Back DSL Initiatives—We will concentrate our DSL initiatives on our most mature markets, including Chicago and New York, and will cease DSL operations in other markets.

    Our revised business plan is expected to result in capital expenditure savings of approximately $100 million through 2002. Nevertheless, our revised business plan still requires significant operating and capital expenditures. We currently estimate that our aggregate capital requirements in 2001 will total approximately $125 million to $140 million. In addition, we expect to make substantial capital expenditures after 2001. We plan to make capital expenditures primarily for:

  •
  continued development and construction of our telecommunications network, including transmission equipment;

  •
  continued addition of switching capacity, electrical equipment and additional colocation space in connection with the expansion of our local telecommunications services for Internet service providers;

  •
  infrastructure enhancements, principally for information systems; and

  •
  purchase of assets for our managed internet access platforms.

    These expenditures, together with associated operating expenses, may result in our incurring substantial negative operating cash flow and substantial net operating losses for the foreseeable future, including the second half of 2001 and fiscal year 2002. Under our revised business plan, we expect to generate EBITDA in the range of a $2.0 million loss to a positive $4.0 million for 2001.

    Based on current estimates, we expect that our existing cash and investment balances, the Recapitalization, borrowings under our senior credit facility and future cash flows (expected to be provided from ongoing operations) will be sufficient to fully fund our operations and capital expenditure requirements as contemplated in our revised business plan. Our expectations of future capital requirements and cash flows from operations are based on current estimates. Our actual capital requirements and cash flows could differ significantly from these estimates. If plans or assumptions change or prove to be inaccurate, we may be required to seek additional sources of capital, seek additional capital sooner than currently anticipated, or modify our business plans.

Events Leading to the Recapitalization

    The Existing Investors, who are affiliates of the Investors, collectively purchased $25.0 million of our equity securities in 1996, and currently own shares of common stock representing approximately 59.5% of our outstanding common stock. Four representatives of the Existing Investors currently serve on our Board of Directors, which is comprised of nine members.

    As previously discussed, we attempted to raise between $150 to $200 million of equity capital through a public offering of common stock in April 2000 in order to fully fund our then current business plan. This offering was never completed due to the rapidly deteriorating public equity market for CLECs. Shortly thereafter, we retained Salomon Smith Barney as our financial advisor to assist us in either raising strategic equity capital or effecting a business combination involving Focal. Neither we nor our financial advisor was successful in securing any additional equity financing during 2000, or in developing any interest in a transaction involving a sale of control of Focal.

    In March 2001, we began to have discussions with private equity investors regarding a possible investment in the Company. At the same time, the public equity markets for CLECs continued to deteriorate. As discussed above, none of the potential private equity investors approached were willing to commit the capital necessary to fund our business plan beyond 2001. At that time, we began to have discussions with the Investors regarding their interest in collectively investing $100 million as part of a $150 million to $200 million round of financing. These discussions led the Investors and their advisors to commence due diligence investigations of us and our operations. These activities continued over the next several weeks.

    On May 11, 2001, our Board of Directors adopted resolutions forming a Special Committee of the Board of Directors consisting of three directors who were not affiliated with the Investors. The Board of Directors delegated to the Special Committee the power and authority of the Board of Directors to review and evaluate, and as appropriate, negotiate a proposed transaction with the Investors, and to the extent permitted by law, approve such proposed transaction, or otherwise recommend such proposed transaction for ratification and approval by the full Board of Directors. The Board of Directors appointed the following persons to serve on the Special Committee: John A. Edwardson, who has served as a non-employee director of Focal since February 1999, Paul G. Yovovich, who has served as a non-employee director of Focal since March 1997, and Robert C. Taylor, Jr., who has served as a director since November 1996 and is our Chairman and Chief Executive Officer. Mr. Yovovich resigned from the Special Committee on May 20, 2001 due to his prior financial relationships with certain of the Investors and, in his place, the Board of Directors appointed Kathleen A. Perone, who has served as a non-employee director of Focal since August 2000. The Board of Directors authorized the Special Committee to consult with our financial advisor, Salomon Smith Barney, and our primary legal counsel in the evaluation of any proposed transaction with the Investors. The Board of Directors also authorized the Special Committee to engage its own financial and legal advisors as it deemed necessary or appropriate.

    During May 2001, the Special Committee and the Investors negotiated the terms of a proposed $150.0 million preferred stock investment. On May 25, 2001, the Investors executed a non-binding letter of intent with respect to $100.0 million of such investment (the "Letter of Intent"). The Letter of Intent was subject to numerous conditions to funding and required that additional investors agree to participate in such financing. The Letter of Intent did not contemplate the Loans, the Bond Exchange, the Bank Amendment or the Reverse Stock Split.

    After execution of the Letter of Intent, we and the Investors sought additional third-party investors to participate in the preferred stock investment. None of the potential investors approached indicated a willingness to participate in the transaction on the terms contemplated by the Letter of Intent principally because of concerns regarding our ability to service our existing debt and to secure the additional funding necessary to fully finance our business plan. As a result, the Investors were unwilling to proceed with the transaction contemplated in the Letter of Intent because their investment of $100.0 million alone would not fully finance our business plan.

    Because of our difficulties in raising outside capital, we approached the Investors in June 2001 to propose that they proceed with a transaction whereby they would invest the entire $150.0 million that we considered necessary to fully finance our business plan. The Investors expressed a willingness to make such a commitment subject to a number of important conditions, which included, among others, that a significant portion of their investment be made in the form of a secured convertible loan, that holders representing at least 60% of the aggregate principal amount or accreted value of our high-yield debt securities agree to exchange such securities for common stock, and that certain amendments to our existing senior credit facility be made. This proposal was discussed with our financial advisors, including the likelihood that such conditions could be satisfied.

    Shortly thereafter, we approached our senior lenders to discuss their willingness to permit the Investors to make a portion of their investment in the form of secured loans under an incremental facility under our existing senior credit facility as well as certain other amendments to provide additional flexibility under the credit facility. In addition, we approached a number of our significant bondholders individually to discuss their interest in exchanging their debt securities for shares of common stock. In both cases, these parties indicated a willingness to further explore a potential transaction.

    During the period from mid-June 2001 to mid-July 2001, members of our senior management, the Investors, the Special Committee and the Company's advisors held discussions concerning the terms of the proposed recapitalization transaction. Their discussions focused primarily on the relative ownership percentages that the Investors, the Exchanging Bondholders and the existing stockholders would hold following the transaction. During this period, the Investors continued their financial and legal due diligence investigations of the Company and we continued to contact additional bondholders to discuss their interest in participating in the proposed exchange.

    On July 18, 2001, the Special Committee retained Sonnenschein Nath & Rosenthal as independent counsel and, on August 2, 2001, retained Young Conaway Stargatt & Taylor, LLP as special Delaware counsel. In addition, the Special Committee decided to engage William Blair to act as an additional financial advisor to the Special Committee after determining that Salomon Smith Barney would not be able to render an independent opinion regarding the terms of the bond exchange because it held Bonds and intended to tender such Bonds in the Bond Exchange. The Special Committee, after consultation with and advice from counsel, determined that Salomon Smith Barney could render an independent opinion with respect to the New Investment and that William Blair would be retained to render an opinion in connection with the New Investment, the Bond Exchange and the aggregate consideration to be received in connection with the Recapitalization as a whole (other than the Reverse Stock Split).

Mr. Taylor resigned from the Special Committee on July 30, 2001, so that all members of the Special Committee were non-employee directors.

    During the period from July 18 to August 9, 2001, members of our senior management, the Investors, and the Special Committee and certain of their respective advisors continued to negotiate the terms of the New Investment, including the terms of the Purchase Agreement, the Loans, the Preferred Stock and the registration rights agreement. In addition, the Special Committee met on several occasions with members of our senior management and the Special Committee's and senior management's respective financial and legal advisors, and in executive sessions, to review and consider the terms of the Recapitalization and the related transaction documents, directed certain of their advisors to negotiate the transactions and negotiated certain terms of the transactions. These negotiations resulted in the Investors and the Exchanging Bondholders agreeing to the issuance of the Warrants to our existing stockholders. In addition, the Special Committee negotiated a reduction in the ownership percentage that the New Investment would represent on an as-if-converted basis from that which was initially proposed by the Investors, a reduction in the size of the termination fee, additional flexibility on certain closing conditions under the Purchase Agreement, as well as other terms.

    On August 3, 2001, we distributed the proposed form of exchange agreement and related disclosure statement to those bondholders who had expressed a willingness to participate in the Bond Exchange. The exchange agreement contemplated that the exchanging bondholders agree to certain amendments to the existing indentures that were required by either the Investors or the senior lenders. In addition, we continued to contact additional bondholders to discuss the proposed transaction. Over the course of the next several days, we negotiated the terms of the exchange agreements with the bondholders.

    On August 4, 2001, the Special Committee and its legal and financial advisors and members of our senior management met to review and discuss the terms of the Recapitalization. At the meeting, our senior management made a detailed presentation concerning the status of the proposed recapitalization transaction and the reasons for the proposed Recapitalization. In addition, Salomon Smith Barney and William Blair each made detailed presentations to the Special Committee concerning their respective analysis of the terms and conditions of the New Investment and, in the case of William Blair, the Bond Exchange and the Recapitalization as a whole (other than the Reverse Stock Split), in each case as they were then proposed. Salomon Smith Barney then delivered its oral opinion to the Special Committee, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion, and subject to the various assumptions and limitations to be set forth in its written opinion (which was subsequently delivered to the Special Committee), the cash consideration to be received by us in exchange for the New Investment is fair from a financial point of view to us and our stockholders (other than the Investors). In addition, William Blair reported to the Special Committee that nothing had come to its attention to suggest that William Blair would not be able to subsequently deliver its oral opinion to the Special Committee that the consideration to be received by us in connection with each of the New Investment, the Bond Exchange and the Recapitalization as a whole (other than the Reverse Stock Split) was fair from a financial point of view to us and our stockholders (other than the Investors), subject to the various assumptions and limitations to be set forth in its written opinion, which was subsequently delivered to the Special Committee. The Special Committee's legal advisors discussed the Special Committee's fiduciary duties, including its duties to our stockholders and, because of our financial condition, the holders of our debt, and our legal advisors reviewed with the Special Committee the terms of the transaction documents. In addition, the Special Committee also considered the matters described below under "Factors Considered by the Special Committee and the Board of Directors." Due to a number of issues that the Special Committee raised with respect to the New Investment and the Special Committee's desire to modify the terms of the New Investment, and due to the lack of any definitive agreements with bondholders, the Special Committee did not take any formal action with respect to approving the proposed transaction and sought to negotiate modification of certain terms of the transaction.

    The Special Committee met on August 7, 2001. At this meeting, our senior management reported on its progress in obtaining exchange agreements with bondholders, the Special Committee and its legal advisors discussed the results of the Special Committee's negotiations with the Investors and members of our senior management and our and the Special Committee's respective legal advisors updated the Special Committee on the status of the transaction. After being informed by certain large bondholders that their respective fund documents limited their ability to participate in the proposed bond exchange, we concluded that we were unlikely to be able to satisfy the Investors' condition that at least 60% of the principal amount or accreted value of our high-yield debt be exchanged for common stock. After numerous discussions, the Investors agreed to reduce this condition to 55%. Salomon Smith Barney then delivered its oral opinion to the Special Committee, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion, and subject to the various assumptions and limitations set forth in their written opinion (which was subsequently delivered to the Special Committee), the cash consideration to be received by us in exchange for the New Investment is fair from a financial point of view to us and our stockholders (other than the Investors), subject to our meeting the 55% condition. In addition, William Blair delivered its oral opinion to the Special Committee, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion, and subject to the various assumptions and limitations set forth in the written opinion, and taking into account all of our rights and obligations under the Purchase Agreement, the Exchange Agreements, the Bank Amendments and the Warrants, each of (1) the consideration to be received in the New Investment in exchange for the issuance of the Preferred Stock and the making of the Loans to us by the Investors; (2) the consideration to be received by us in exchange for the common stock to be issued in the Bond Exchange; and (3) the aggregate consideration to be received by us in connection with the Recapitalization (other than the Reverse Stock Split) was fair, from a financial point of view, to us and our stockholders (other than the Investors), subject to our meeting the 55% condition. The Special Committee also considered the matters described below under "Factors Considered by the Special Committee and the Board of Directors." At such meeting, after discussion and consideration, the Special Committee unanimously approved the Recapitalization on a preliminary basis, subject to our meeting the 55% condition.

    On August 7, 2001, following the meeting of the Special Committee, the Board of Directors met. At such meeting, the Special Committee, our senior management and our and the Special Committee's respective legal and financial advisors provided the reports and updates described in the preceding paragraph concerning the transactions to the full Board of Directors. Salomon Smith Barney and William Blair then delivered the oral opinions described in the preceding paragraph to the full Board of Directors. At such meeting, after discussion and consideration, the Board of Directors unanimously approved the Recapitalization on a preliminary basis, subject to our meeting the 55% condition.

    After additional conversations with bondholders, we determined that we were unlikely to satisfy this reduced condition, and thereafter sought and obtained permission from our senior lenders and the agreement of the Investors to repurchase bonds to make up the estimated shortfall in order to satisfy the 55% condition.

    On August 8, 2001, the Board of Directors held two meetings, which our and the Special Committee's respective financial advisors attended. At such meetings, our senior management reported on its progress in obtaining exchange agreements and agreements with respect to the purchase of Bonds from our bondholders.

    The Special Committee again met on August 9, 2001. At this meeting, the Special Committee, together with members of our senior management and their respective financial and legal advisors, reviewed the financial and legal aspects of the Recapitalization and the terms of the New Investment, and the other matters described below under "Factors Considered by the Special Committee and the Board of Directors." At the meeting, Salomon Smith Barney delivered its oral opinion to the Special Committee, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion, and subject to the various assumptions and limitations set forth in the written opinion, a copy of which is attached as Annex A to this Proxy Statement, the cash consideration to be received by us in exchange for the New Investment is fair from a financial point of view to us and our stockholders (other than the Investors). In addition, William Blair delivered its oral opinion to the Special Committee, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion, and subject to the various assumptions and limitations set forth in the written opinion, a copy of which is attached as Annex B to the Proxy Statement, and taking into account all of our rights and obligations under the Purchase Agreement and the related agreements (including the Warrants and the Bank Amendments), each of (1) the consideration to be received in the New Investment in exchange for our issuance of the Preferred Stock and the making of the Loans to us by the Investors; (2) the consideration to be received by us in exchange for the common stock to be issued in the Bond Exchange; and (3) the aggregate consideration to be received by us in connection with the Recapitalization (other than the Reverse Stock Split) was fair, from a financial point of view, to us and our stockholders (other than the Investors). After discussion and consideration, the Special Committee unanimously determined that the Recapitalization is in the best interests of us, including our stockholders and bondholders, and unanimously approved the Recapitalization and the related transaction documents and resolved to recommend to our Board of Directors that the Board of Directors ratify, approve and adopt the Recapitalization and the related transaction documents.

    On August 9, 2001, our Board of Directors met in a special meeting. At the special meeting, the Special Committee, members of our senior management and the financial and legal advisors to us and to the Special Committee reviewed with the Board of Directors the financial and legal aspects of the Recapitalization and the terms of the related transaction documents, and the other matters described below under "Factors Considered by the Special Committee and the Board of Directors." The Special Committee unanimously advised the Board of Directors of its approval of the Recapitalization and the related transaction documents and recommended to the Board of Directors that the Board of Directors ratify, approve and adopt the Recapitalization and the related transaction documents. After discussion and consideration, the Board of Directors, by unanimous vote, determined that the Recapitalization is in the best interests of us, including our stockholders and bondholders, ratified, approved and adopted the Recapitalization and the related transaction documents, and recommended that the New Investment, the Bond Exchange, and the Charter Amendments be submitted for approval by our stockholders.

    On August 9, 2001, following the meeting of our Board of Directors, we and the Investors executed and delivered the agreements related to the New Investment, and we issued a press release announcing the Recapitalization, including the execution of the Purchase Agreement, the arrangements with our bondholders and the agreement of our senior lenders to amend the senior credit facility.

FACTORS CONSIDERED BY THE SPECIAL COMMITTEE
AND THE BOARD OF DIRECTORS

    The material factors that the Special Committee and the Board of Directors considered in connection with the Recapitalization are described below. In addition, because of our financial condition, the Special Committee and the Board of Directors also considered the effect of the Recapitalization upon our debt holders. Except as noted below, the Special Committee and the Board of Directors considered the following factors to be positive factors supporting its determination that the Recapitalization is in the best interests of our Company, including the stockholders and bondholders. The material positive factors the Special Committee and the Board of Directors considered were:

(1)
If the proposed Recapitalization is not entered into, we are likely to become insolvent, in which event it is likely that there would be no value to our equity and the holders of our Bonds would receive substantially less than face value, while, if the Recapitalization is entered into, we would be able to continue as a going concern and be able to pay our debts as they mature.

(2)
Before committing to the terms of the New Investment, we sought additional funding from numerous other sources and explored possible business combinations with third parties, none of which expressed an interest in providing the needed financing or pursuing a business combination on reasonable terms, and the Board of Directors believed that the transactions with the Investors were the only readily available transactions that would give us the cash we need to fund our ongoing operations and offer a reasonable opportunity for us to achieve our strategic objectives.

(3)
Our cash resources and financial strength will significantly increase as a result of the Recapitalization, which will provide us with approximately $150.0 million in new capital, convert at least $280.0 million in aggregate principal amount at maturity of our existing high-yield debt to permanent equity and provide us with additional borrowing capability under our senior credit facility.

(4)
The Recapitalization will reduce the principal amount of, and interest on, our Bonds by over $500.0 million through the scheduled maturity of the Bonds and improve our debt to total capitalization ratio as of June 30, 2001 from 104.0% on an actual basis to 60.0% on a pro forma basis giving effect to the Recapitalization (and 47.0% on a pro forma basis giving effect to the Recapitalization and assuming the conversion of the Preferred Stock and the Loans as of the Closing Date).

(5)
The terms of the New Investment and the Bond Exchange were the result of arm's-length negotiations between the Special Committee and the Investors as a result of the following:

•
The Special Committee was at all times comprised only of directors who did not have a financial interest in the New Investment;

•
The Special Committee had authority on behalf of the Board of Directors to review and evaluate, and, as appropriate, negotiate the Recapitalization, including the terms of the New Investment and the Bond Exchange, and to the extent permitted by law, approve the Recapitalization or otherwise recommend the Recapitalization for ratification and approval by the full Board;

•
All of the non-employee directors approved the Recapitalization and the transactions related thereto;

•
The Special Committee retained William Blair, an unaffiliated financial advisor, to act solely on behalf of the Special Committee to render an opinion as to whether, taking into account all of our rights and obligations under the Purchase Agreement and the related agreements (including the Warrants and the Bank Amendments), the consideration to be received by us in connection with each of the New Investment, the Bond Exchange and the the Recapitalization as a whole

    (other than the Reverse Stock Split), was fair to us and our stockholders (other than the Investors) from a financial point of view. The Special Committee also received an opinion from the Company's financial advisor, Salomon Smith Barney, that the terms of the New Investment were fair to us and our stockholders (other than the Investors) from a financial point of view; and

  •
  The Special Committee retained independent counsel to represent the Special Committee with respect to its consideration of the Recapitalization.

(6)
The oral opinion of Salomon Smith Barney and supporting analysis, delivered to the Special Committee at the August 9, 2001 meeting and later confirmed in writing, was that, as of the date of such opinion and subject to the assumptions made, procedures followed, matters considered, and limitations on review set forth therein, the consideration to be received by us in connection with the New Investment was fair from a financial point of view to us and our stockholders (other than the Investors).

(7)
The oral opinion of William Blair and supporting analysis, delivered to the Special Committee at the August 9, 2001 meeting and later confirmed in writing, was that, as of the date of such opinion and subject to the assumptions made, procedures followed, matters considered, and limitations on review set forth therein, and taking into account all of our rights and obligations under the Purchase Agreement and the related agreements (including the Warrants and the Bank Amendments), the consideration received by us in connection with each of the New Investment, the Bond Exchange and the Recapitalization as a whole (other than the Reverse Stock Split) were fair from a financial point of view to us and our stockholders (other than the Investors).

(8)
Our $150 million delayed-draw term loan under our existing senior credit facility expired as of August 25, 2001 and, if the Recapitalization is not completed, our ability to borrow under the $150 million revolving credit facility will be limited by certain financial covenants. Considering the current market environment, a substantial risk exists that we will be unable to obtain any further borrowing capacity under our senior credit facility in such circumstance. In addition, the recent trading prices of our common stock and the current conditions of the United States capital markets with respect to CLECs make it unlikely that we could raise any additional capital through the sale of equity or debt securities for the foreseeable future.

(9)
The Special Committee was able to negotiate a 0.5% reduction in the ownership percentage that the New Investment would represent on an as-if-converted basis from that which was initially proposed by the Investors, and the Special Committee required as a condition to approving the New Investment, that we grant to our existing stockholders the Warrants, which effectively provide such stockholders as a group the opportunity to acquire a number of shares equal to 3.0% of our As-Converted Common Equity as of the Closing Date.

(10)
Under the terms of the Purchase Agreement:

•
we are permitted to give information to and negotiate with third parties in response to an unsolicited acquisition proposal if a majority of the Board of Directors determines (after consultation with counsel) that failure to do so would not be consistent with the directors' fiduciary duties;

•
the Board of Directors can terminate the Purchase Agreement if we receive a superior proposal and the Board of Directors determines in good faith (after consulting with outside legal counsel) that not terminating the Purchase Agreement and entering into a new agreement to effect the superior proposal would be inconsistent with its fiduciary duties; and

•
while we, in order to accept a superior proposal, must reimburse the Investors for their expenses and pay to the Investors a commitment fee in the aggregate of $1.5 million and a termination fee of $6.0 million, which would increase the cost to a third party interested in acquiring us, they would not prevent a third party from making a superior proposal or acquiring us.

    The Special Committee and the Board of Directors also considered the following negative factors in making their determinations. You should consider these in deciding whether to vote for the proposals:

(1)
The New Investment and the Bond Exchange will significantly dilute the holdings of our existing stockholders, even after giving effect to the issuance of the Warrants. Following the closing of the Recapitalization, our existing stockholders will hold a lesser proportion of common equity. As a result of the Bond Exchange, Exchanging Bondholders will receive shares of our common stock, representing approximately 34.4% of our As-Converted Common Equity (assuming a Closing Date of September 30, 2001 and assuming that, as of such date, an aggregate of approximately $260.3 million in principal amount of our Senior Notes and accreted value of our Discount Notes is exchanged). If the Preferred Stock and the Loans were converted in accordance with their terms immediately following the Recapitalization, the Investors would receive shares of common stock, representing approximately 46.4% of our As-Converted Common Equity (assuming a Closing Date of September 30, 2001 and assuming that, as of such date, an aggregate of approximately $260.3 million in principal amount of our Senior Notes and accreted value of our Discount Notes is exchanged). In addition, the holders of the Preferred Stock and the Loans will be entitled to receive additional shares of common stock upon conversion of accrued and unpaid dividends on the Preferred Stock and upon conversion of accrued and unpaid interest on the Loans.

(2)
The significant stock ownership of the Investors and their affiliates in Focal, their rights to nominate directors and to convert their Preferred Stock and the Loans could effectively deter a third party from making an offer to acquire us. In particular, the terms of the Preferred Stock and the Loans that require that, upon a change of control, dividends on the Preferred Stock and interest on the Loans be calculated as if any change of control occurred on the fifth anniversary of the Closing Date, could deter a third party from making an offer to acquire us. Such an offer might involve a premium stock price or other benefits for stockholders, and could otherwise prevent changes in control or management.

(3)
The holders of the Preferred Stock, so long as any Preferred Stock remains outstanding, will have the right, voting as a separate class, to elect two directors. After such time as no Preferred Stock remains outstanding, the holders of any common stock received upon conversion of the Preferred Stock will continue to have the right to nominate two directors for election by the holders of our voting securities. Following the Recapitalization, the significant ownership of the Investors will increase the likelihood that the Investors' nominees to the Board of Directors will be elected.

(4)
The Investors', as holders of the Loans and Preferred Stock, will have preferential rights on distributions if the Company is liquidated, which means that holders of common stock will not receive any distribution on liquidation until the Loans are repaid in full and the Investors' receive their liquidation preference on the Preferred Stock.

(5)
Whether or not the New Investment is consummated, we are required to reimburse the Investors for all expenses incurred in connection with the Recapitalization. In addition, unless the Purchase Agreement is terminated as a result of a breach by the Investors, we are obligated to pay the Investors an aggregate commitment fee of $1.5 million. In order to accept a proposal that we consider to be superior to the New Investment, we would be obligated to pay the Investors $6.0 million as a termination fee.

    The Special Committee and the Board of Directors believe that, on balance, the possible benefits to our stockholders from the positive factors outweighed the possible detriments from the negative factors summarized above.

    In view of the variety of factors considered, the Special Committee and the Board of Directors found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the above factors considered or determine that any factor was of particular importance in reaching their respective determinations. Rather, the Special Committee and the Board of Directors view their position and their recommendations as being based upon their judgment, in light of the totality of the information presented and considered, of the overall effect of the Recapitalization on the stockholders compared to any reasonably available alternative transaction.

25

OPINIONS OF FINANCIAL ADVISORS TO THE SPECIAL COMMITTEE

Opinion of Salomon Smith Barney Inc.

    At the meeting of the Special Committee of the Board of Directors held on August 9, 2001, Salomon Smith Barney delivered its oral opinion, subsequently confirmed in writing, that, as of that date, the cash consideration to be received in exchange for the New Investment pursuant to the Purchase Agreement is fair, from a financial point of view, to Focal and its stockholders (other than the Investors).

    The full text of the written opinion of Salomon Smith Barney to the Special Committee is set forth as Annex A to this Proxy Statement and sets forth the assumptions made, procedures followed and matters considered by Salomon Smith Barney. Salomon Smith Barney's opinion only addresses the fairness of the cash consideration to be received by the Company in exchange for the New Investment, and it does not address any other individual or collective aspect of the New Investment or concurrent Recapitalization transactions. Salomon Smith Barney's opinion does not constitute a recommendation to stockholders to vote in favor of the New Investment nor does it make any recommendation with respect to the concurrent Recapitalization transactions, and stockholders should not rely upon Salomon Smith Barney's opinion as a recommendation. The following summary of the material provisions of Salomon Smith Barney's opinion is qualified by reference to such opinion. You are urged to read the opinion carefully and in its entirety.

    In arriving at its opinion, Salomon Smith Barney reviewed the Purchase Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Focal concerning Focal's business, operations and prospects. Salomon Smith Barney examined certain publicly available business and financial information relating to Focal as well as certain financial forecasts and other information and data for Focal that Focal's management provided to, or otherwise discussed with, Salomon Smith Barney. Salomon Smith Barney reviewed the financial terms of the Purchase Agreement in relation to, among other things,

  •
  the historical and projected earnings and other operating data of Focal and

  •
  the capitalization and financial condition of Focal.

    Salomon Smith Barney also took into account the financial and liquidity issues facing Focal, including Focal's projected financial results and the potential adverse consequences to Focal if it does not consummate the New Investment and concurrent Recapitalization transactions.

    Salomon Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that it considered relevant in evaluating the terms of the Purchase Agreement. Salomon Smith Barney analyzed certain financial and other publicly available information relating to the businesses of other companies whose operations it considered relevant in evaluating Focal's. In addition to these measures, Salomon Smith Barney

  •
  conducted other analyses and examinations and

  •
  considered other information and financial, economic and market criteria,

in each case, as it deemed appropriate in arriving at its opinion.

    In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Salomon Smith Barney was advised by Focal's management that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Focal's management as to Focal's future financial performance and the operational benefits anticipated from the Purchase Agreement. Salomon Smith Barney neither made nor was provided with an independent evaluation or appraisal of Focal's assets or liabilities (contingent or otherwise), nor did it make any physical inspection of Focal's properties or assets.

    Salomon Smith Barney also assumed that the New Investment would be consummated in a timely manner and in accordance with the terms of the Purchase Agreement, without waiver of any of the conditions precedent to the New Investment contained in the Purchase Agreement.

    Salomon Smith Barney was not requested to consider, and its opinion does not address, the relative merits of the New Investment as compared to any alternative business strategies that might exist for Focal or the effect of any other transaction in which Focal might engage. Salomon Smith Barney's opinion only addresses the fairness, from a financial point of view, to Focal and its stockholders (other than the Investors) of the cash consideration to be received by Focal in exchange for the New Investment. Salomon Smith Barney does not express any views on any aspect of the concurrent Recapitalization transactions or on any other terms of the Purchase Agreement.

    Salomon Smith Barney's opinion does not address

  •
  The relative merits of the New Investment as compared to any alternative business strategy that might exist for us or the effect of any other transaction in which we might engage;

  •
  the fairness of any portion of the Recapitalization other than the New Investment;

  •
  Focal's capital structure, ability to satisfy its obligations, ability to access the capital markets for future financing requirements or solvency, in each case at any time, including presently and following its entering into the Purchase Agreement; or

  •
  Focal's underlying business decision to enter into the Purchase Agreement.

    Salomon Smith Barney's opinion does not constitute an opinion or imply any conclusion as to the likely trading range for Focal's common stock following consummation of the New Investment. Salomon Smith Barney's opinion is necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to it, as of the date of its opinion, and Salomon Smith Barney assumes no responsibility to update or review its opinion based on circumstances or events occurring after the date of its opinion.

    In connection with its opinion, Salomon Smith Barney performed certain financial analyses, which it discussed with the Special Committee on August 9, 2001. The material portions of the analyses performed by Salomon Smith Barney in connection with giving its opinion, dated August 9, 2001, are summarized below.

Analysis of the New Investment and Issues Facing Focal

  Recapitalization Scenario Analysis

    Salomon Smith Barney considered the likely financial scenarios that Focal would face if it were, and were not to, consummate the New Investment and concurrent Recapitalization transactions. The following table summarizes these two possible financial scenarios:

Scenario
Event
		Recapitalization		No Recapitalization
•	EBITDA* break-even	•	2001	•	2001
•	Full-year free cash flow break-even	•	2004	•	NA
•	Bank covenant default	•	None	•	Breach of revenue covenant in 4th quarter of 2001
•	Cash use (3rd quarter of 2001 through 1st quarter of 2002)	•	$12.6 million per month	•	$14.7 million per month
•	Cash exhaustion	•	None	•	Cash exhausted in 1st quarter of 2002
•	Ability to draw additional funds under credit facility	•	Retained, as necessary	•	Lost after 4th quarter of 2001

* "EBITDA" stands for earnings before interest, taxes, depreciation and amortization.

    A comparison of these two financial scenarios suggests that Focal could not maintain its current business plan without obtaining new capital. Even if Focal were to undertake reductions in its business plan to conserve cash, its short-term cash use likely would increase due to declining revenue, fixed operating costs and other charges, such as severance payments. Furthermore, Focal's ability to draw additional funds under its bank credit facility is limited to purchase money uses, and Focal still would be expected to breach its revenue covenant in the fourth quarter of 2001, giving the lenders thereunder the right to declare a default and immediately accelerate repayment of the loan.

  Discounted Cash Flow Analysis

    Having concluded that Focal could not survive without some form of capital infusion, Salomon Smith Barney performed a traditional discounted cash flow analysis to establish a theoretical price range for shares of Focal's common stock, after giving pro forma effect to the New Investment and concurrent transactions. Based on a variety of market, financial and economic considerations, Salomon Smith Barney selected terminal EBITDA multiples, ranging from 7.0x to 9.0x, and weighted average cost of capital ("WACC") percentages, ranging from 12.0% to 20.0%. Salomon Smith Barney then applied these factors to Focal's pro forma financial projections, as adjusted to include the results of the New Investment and concurrent Recapitalization transactions.

    In so doing, Salomon Smith Barney derived a range of firm values for Focal:

Pro Forma Firm Value as of June 30, 2001

	Terminal EBITDA Multiple Range
WACC
	7.0x	7.5x	8.0x	8.5x	9.0x
12.0%	$2,010	$2,124	$2,237	$2,350	$2,464
14.0%	1,700	1,795	1,891	1,987	2,083
16.0%	1,439	1,521	1,602	1,683	1,765
18.0%	1,221	1,290	1,359	1,428	1,497
20.0%	1,036	1,095	1,154	1,213	1,272

    From the preceding range of firm values for Focal, Salomon Smith Barney derived a per share value, again assuming completion of the New Investment and the concurrent Recapitalization transactions and their impact on the number of outstanding shares of Focal's common stock. The following table presents the range of per share values:

Pro Forma Per Share Value as of June 30, 2001

	Terminal EBITDA Multiple Range
WACC
	7.0x	7.5x	8.0x	8.5x	9.0x
12.0%	$5.86	$6.21	$6.56	$6.91	$7.26
14.0%	4.90	5.20	5.49	5.79	6.08
16.0%	4.10	4.35	4.60	4.85	5.10
18.0%	3.42	3.64	3.85	4.06	4.28
20.0%	2.85	3.04	3.22	3.40	3.58

    After giving effect to the range of WACC percentages and terminal EBITDA multiples, Salomon Smith Barney determined a theoretical firm value range of $1,290 to $1,987, reflecting a theoretical per share value range of $3.64 to $5.79. However, this analysis assumed perfect execution of Focal's business plan and other theoretical, though unlikely, efficiencies. Consequently, Salomon Smith Barney undertook further analyses that considered the impact of various market and other economic factors on Focal's share value.

  Theoretical Implied Equity Value Analysis

    Salomon Smith Barney's analysis of the theoretical implied equity value per share of Focal's common stock (1) assumed a range of firm values (from $300 million to $900 million), based on certain market trading firm value multiples for Focal's peer group, and (2) reflected various market trading levels for Focal's outstanding notes and bank debt. Based on these assumed firm values and debt trading levels, Salomon Smith Barney derived per share values for Focal's common stock under two scenarios: (1) assuming 324.2 million shares outstanding (i.e., before payment of dividends and interest in shares of common stock ("PIK Shares")) and (2) assuming 397.5 million shares outstanding (i.e., after payment of PIK Shares), in each case assuming the exercise of warrants for 9.7 million shares at an exercise price of $2.52 per share.

    The following tables summarize the per share values, first excluding payment of dividends and interest in PIK Shares and then including such PIK Shares:

Pro Forma Equity Value Analysis
(Price per Share, Excluding PIK Shares)

	Assumed Firm Value Range
Debt Trading Level (% of par)	$300 million	$450 million	$600 million	$750 million	$900 million
100%	$0.58	$1.05	$1.51	$1.97	$2.43
80%	0.76	1.22	1.69	2.15	2.54
60%	0.94	1.40	1.86	2.33	2.71
40%	1.11	1.58	2.04	2.50	2.88

Pro Forma Equity Value Analysis
(Price per Share, Including PIK Shares)

	Assumed Firm Value Range
Debt Trading Level (% of par)	$300 million	$450 million	$600 million	$750 million	$900 million
100%	$0.48	$0.85	$1.23	$1.61	$1.99
80%	0.62	1.00	1.38	1.75	2.13
60%	0.76	1.14	1.52	1.90	2.27
40%	0.91	1.29	1.66	2.04	2.42

    Assuming the same range of firm values, Salomon Smith Barney derived a series of pro forma firm value multiples based on Focal's revenues. Based on the pro forma per share values, Salomon Smith Barney calculated the relative discounts to Focal's theoretical median DCF value, assuming that Focal's outstanding debt traded at par.

	Pro Forma Firm Value Multiples
Factor	$300 million		$450 million		$600 million		$750 million		$900 million
2001 Revenues	0.8	x	1.3	x	1.7	x	2.1	x	2.5	x
2002 Revenues	0.6		0.9		1.2		1.5		1.8
2nd Quarter 2001 Access Line Multiple	527.5		791.3		1,055.1		1,318.8		1,582.6
Discount to DCF Value (Excluding PIK)	87.3%		77.2%		67.2%		57.1%		47.1%
Discount to DCF Value (Including PIK)	89.6%		81.4%		73.2%		65.0%		56.8%

    Salomon Smith Barney noted that these market-adjusted multiples and values were within the range for the following comparable companies:

•	Adelphia Business Solutions	•	Network Plus
•	Allegiance Telecom	•	Pac-West Telecomm
•	Choice One	•	RCN Communications
•	Electric Lightwave	•	Time Warner Telecom
•	McLeodUSA	•	US LEC
•	Mpower	•	XO Communications, Inc.
•	Net2000

    For these companies, the mean and median (1) firm values as a multiple of 2001 revenues, 2002 revenues and access lines and (2) premiums (discounts) to DCF values, are as follows:

Comparable Company Trading Data

	Firm Value* as a Multiple of:
	2001 Revenue	2002 Revenue	Access Lines	Prem/(Disc) to DCF Value
Mean	2.4x	1.6x	$3,421	(58.2)%
Median	2.2	1.7	2,281	(75.6)

* Reflects firm values as adjusted for market value of debt.

  Bankruptcy Analysis

    Salomon Smith Barney also performed an analysis of Focal's liquidation value, assuming that Focal was unable to obtain an infusion of capital and restructure its debt. Under these circumstances, Focal would face a significant risk of filing for bankruptcy within six to twelve months. In bankruptcy, Focal's stockholders would not recover any of their investment, even in cases of high recovery rates for Focal's net property, plant and equipment ("PP&E"), as illustrated by the following table:

	Assumed Ranges of Recovery Value per Dollar of Net PP&E*
Factor
	$1.00	$0.85	$0.70	$0.55	$0.40	$0.25	$0.10
	($ in millions)
Net PP&E	$436.0	$436.0	$436.0	$436.0	$436.0	$436.0	$436.0
Liquidation Value	436.0	370.6	305.2	239.8	174.4	109.0	43.6
Debt (at par)	(675.4)	(675.4)	(675.4)	(675.4)	(675.4)	(675.4)	(675.4)

Equity Value	$(239.4)	$(304.8)	$(370.2)	$(435.6)	$(501.0)	$(566.4)	$(631.8)

* Assumes a projected balance sheet value as of March 31, 2002.

    This bankruptcy analysis consequently demonstrated Focal's need to undertake some form of recapitalization and/or restructuring.

Summary

    No company used in the public comparable valuation described above is identical to Focal. Accordingly, an examination of the results of the analyses described above necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the businesses and other facts that could affect the public trading value of the companies to which they are being compared.

    The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary descriptions. The summary presented above is not a complete description of the analyses underlying Salomon Smith Barney's opinion or its presentation to the Special Committee. Salomon Smith Barney believes that its analyses and the summary presented above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

    In performing its analyses, Salomon Smith Barney made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Focal. The analyses that Salomon Smith Barney performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness, from a financial point of view, of the cash consideration to be received by Focal in exchange for the New Investment pursuant to the Purchase Agreement. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

    Salomon Smith Barney has acted as financial advisor to Focal with respect to this opinion and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the New Investment. Salomon Smith Barney has in the past provided investment banking services to Focal unrelated to the proposed Purchase Agreement, for which services it has received compensation. In addition, Salomon Smith Barney holds approximately $6.6 million in principal amount of the Senior Notes and approximately $43.4 million in accreted value of the Discount Notes, which Salomon Smith Barney expects to exchange in the Bond Exchange.

    In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Focal for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Focal and its affiliates. Citibank, N.A., which is an affiliate of Citigroup. Inc., is a lender under Focal's existing senior credit facility.

    Salomon Smith Barney is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Smith Barney regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, equity investments, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. The Company retained Salomon Smith Barney based on Salomon Smith Barney's expertise in the valuation of companies as well as its experience in transactions similar to the New Investment.

Opinion of William Blair & Company, L.L.C.

    On August 9, 2001 William Blair, the financial advisor to the Special Committee, delivered its oral opinion to the Special Committee, which it subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the matters stated therein, (1) the consideration to be received in the New Investment by the Company in exchange for the issuance of the Preferred Stock; (2) the consideration to be received by the Company in exchange for the common stock to be issued in the Bond Exchange; and (3) the aggregate consideration to be received by the Company in connection with the Recapitalization (other than the Reverse Stock Split) was fair, from a financial point of view, to the Company and its stockholders (other than the Investors). Each of such opinions assumed that all of the transactions contemplated in the Purchase Agreement and the Exchange Agreements (including, without limitation, the issuance of the Warrants and the completion of the amendments to the Company's senior credit agreement) close contemporaneously.

    The full text of the written opinion of William Blair is attached as Annex B to this Proxy Statement and describes the assumptions made, procedures followed, matters considered, and limits on the scope of the review undertaken, by William Blair. William Blair's services and its opinion were provided for the use and benefit of the Special Committee in connection with its consideration of the Recapitalization, did not address the merits of the underlying decision by the Company to engage in the restructuring or the solvency of the Company before or after the restructuring or its ability to remain solvent in the future, does not express an opinion as to the future trading price of the stock and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the New Investment or the Bond Exchange. The following summary of the material provisions of William Blair's opinion is qualified by reference to such opinion. You are urged to read the opinion carefully and in its entirety.

    In connection with its review of the proposed restructuring and in the preparation of its opinion, William Blair reviewed and analyzed:

  •
  the Purchase Agreement, the Exchange Agreements, and the Summary of Terms and Conditions of Amendment to $300,000,000 Senior Secured Credit Facilities dated August 7, 2001 and prepared by Skadden Arps Slate Meagher & Flom LLP regarding the proposed amendment to the Credit and Guaranty Agreement;

  •
  certain audited historical financial statements of the Company for the four years ended December 31, 2000;

  •
  the unaudited financial statements of the Company for the six months ended June 30, 2001;

  •
  certain internal business, operating and financial information and forecasts of the Company, prepared by the senior management of the Company, which forecasts included two scenarios, one in which no restructuring (or comparable transaction) is consummated and the other in which the restructuring is consummated;

  •
  information regarding publicly available financial terms of certain other transactions William Blair deemed relevant;

  •
  the financial position and operating results of the Company compared with those of certain other publicly traded companies William Blair deemed relevant;

  •
  current and historical market prices and trading volumes of the common stock;

  •
  certain materials provided to the Company and to the Special Committee by Salomon Smith Barney regarding its attempts to raise financing and to sell the Company; and

  •
  certain other publicly available information on the Company.

    William Blair also held discussions with members of senior management of the Company to discuss the foregoing and considered other matters William Blair deemed relevant to its inquiry.

    In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with it for purposes of its opinion, including without limitation, the forecasts provided by the senior management of the Company and senior management's forecast of an impending liquidity crisis. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities, solvency or other issues relating to the solvency of the Company. William Blair was advised by the senior management of the Company that such forecasts were reasonably prepared on good faith bases reflecting the best available estimates and judgments of the senior management of the Company at that time. In that regard, William Blair assumed that (i) such forecasts would be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company were as set forth in the Company's financial statements or other information made available to William Blair. William Blair also assumed for purposes of its opinion that if the Company filed for bankruptcy or liquidated, the common stock would receive no value. William Blair thus expressed no opinion with respect to such forecasts or the estimates and judgments on which they are based or the other matters referenced in this paragraph. William Blair further assumed that the restructuring will have the tax consequences described in discussions with it and materials furnished to it by representatives of the Company. William Blair relied as to all legal matters on advice of counsel to the Company, and assumed that the restructuring will be consummated on the terms described in or for the various agreements without any waiver of any material terms or conditions by the Company. William Blair also assumed that the definitive ancillary documents and the definitive Exchange Agreement (in the one case where a draft Exchange Agreement was reviewed) would not vary from the drafts thereof, and in the case of the definitive Amendment to the Senior

Secured Credit Facility, that it would not vary from the termsheet thereof prepared by Skadden Arps Slate Meagher & Flom LLP, in any manner materially adverse to the Company or the stockholders.

    William Blair was not requested to, and did not, participate in the negotiation or the structuring of the restructuring or the specific amount of the consideration to be received by the Company or the stockholders, or provide any services other than rendering opinions to the Special Committee referenced above, nor was William Blair asked to consider and its opinion does not address (except as expressly noted therein), the relative merits of the restructuring as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. William Blair was not authorized to, and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction and accordingly relied upon its discussions with the senior management of the Company and Salomon Smith Barney with respect to the availability and consequences of alternatives to the restructuring. Consequently, William Blair assumed, based on its discussions with the senior management of the Company and with Salomon Smith Barney, that the terms of the restructuring were the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to the restructuring, and no opinion was expressed by William Blair as to whether any alternative transaction might produce consideration for the Company or its stockholders in an amount in excess of that contemplated by the restructuring.

    William Blair did not express any opinion as to the price at which the common stock will trade at any future time. Those trading prices may be affected by a number of factors, including:

  •
  dispositions of the common stock within a short period of time after the completion of the restructuring;

  •
  changes in prevailing interest rates and other factors which generally influence the price of securities;

  •
  adverse changes in the capital markets;

  •
  the occurrence of adverse changes in the financial condition, business, assets, results of operations, or prospects of the Company or the industry in which it operates;

  •
  any necessary actions by or restrictions of federal, state, or other governmental agencies or regulatory authorities; and

  •
  timely completion of the restructuring on the terms and conditions described in this document and the annexes.

    William Blair's opinions were based upon economic, market, financial and other conditions existing on, and other information disclosed to it as of, August 9, 2001. Although subsequent developments may affect its opinion, William Blair generally does not have any obligation to update, revise or reaffirm its opinion.

    The following summarizes the material financial analyses performed by William Blair to arrive at its opinion. The summary does not purport to be a complete description of the analyses performed by William Blair in this regard.

    Latest twelve month financial information set forth below for the Company represents information for the twelve months ended June 30, 2001, as provided by the senior management of the Company.

Valuation Analysis

  Analysis of Status Quo Equity Valuation of the Company

    William Blair analyzed the equity valuation of the Company without giving effect to the restructuring. If a liquidation or a bankruptcy were to result, William Blair assumed the common stock would receive no value.

    Comparable Company Analysis.  William Blair reviewed and compared certain financial information of the Company to corresponding financial information, ratios and public market multiples for certain publicly traded telecommunications services companies that William Blair deemed comparable to the Company. Of the 15 companies identified, William Blair deemed those companies with equity market valuations less than $500 million as of August 2, 2001 most relevant. The 10 companies with equity market values less than $500 million selected were:

  •
  Choice One Communications Inc.

  •
  Covad Communications Group, Inc.

  •
  CTC Communications Group Inc.

  •
  Electric Lightwave, Inc.

  •
  ITC^DeltaCom, Inc.

  •
  Mpower Holding Corporation

  •
  Net2000 Communications, Inc.

  •
  Network Plus Corporation

  •
  Pac-West Telecomm, Inc.

  •
  US LEC Corporation

    The five companies with equity market values greater than $500 million selected were:

  •
  Adelphia Business Solutions, Inc.

  •
  Allegiance Telecom, Inc.

  •
  McLeodUSA Incorporated

  •
  Time Warner Telecom Inc.

  •
  XO Communications, Inc.

    William Blair observed revenue for the latest twelve months, referred to as LTM, Bloomberg consensus 2001 estimated revenue, and Bloomberg consensus 2002 estimated revenue for the selected companies. William Blair called to the attention of the Special Committee the fact that William Blair considered the Bloomberg consensus 2002 estimated revenue the most relevant statistic. The multiples and ratios for the selected companies were based on the most recent publicly available financial information and on Bloomberg consensus revenue estimates for 2001 and 2002.

    This analysis was conducted by (a) using the face value for the Company's debt and the selected companies' debt to determine implied equity value and (b) alternatively, in light of the distress in the

Company's sector, using the market value of such debt to determine implied equity value where such market data was available. These analyses indicated the following data and implied values:

  Using Face Value Amount of Debt

Multiple	Selected Multiple Range	Implied Company Equity Value Per Share
Enterprise Value to LTM Revenues	1.5x - 3.0x	$(1.57) - $ 5.49
Enterprise Value to Estimated 2001 Revenues	1.1x - 1.9x	$(2.38) - $ 2.17
Enterprise Value to Estimated 2002 Revenues	0.6x - 1.4x	$(8.06) - $(7.30)

    Through this analysis William Blair concluded that an appropriate enterprise value multiple range would be 0.6 to 1.0 times 2002 estimated revenue. This multiple range implied an equity valuation between $(8.06) and $(7.68) per share of Company common stock on a fully diluted basis based on the treasury stock method.

  Using Market Value Amount of Debt

Multiple	Selected Multiple Range	Implied Company Equity Value Per Share
Enterprise Value to LTM Revenues	1.0x - 2.5x	$ 2.18 - $ 9.24
Enterprise Value to Estimated 2001 Revenues	0.8x - 1.6x	$ 2.02 - $ 6.57
Enterprise Value to Estimated 2002 Revenues	0.5x - 0.9x	$(2.05) - $(1.65)

    Through this analysis William Blair concluded that an appropriate enterprise value multiple range would be 0.5 to 0.7 times 2002 estimated revenue. This multiple range implied an equity valuation between $(2.05) and $(1.85) per share of Company common stock on a fully diluted basis based on the treasury stock method.

    None of the selected companies is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of these companies and other factors.

    Discounted Cash Flow Analysis.  Using a discounted cash flow analysis, William Blair estimated the net present value of the free cash flows as of June 30, 2001 that the Company projected it would produce over a ten year period from 2001 to 2010 assuming that the restructuring (or any comparable transaction) was not consummated. Free cash flows means earnings before interest and taxes, referred to as EBIT, plus depreciation and amortization less capital expenditures and net changes in working capital. In estimating these cash flows, William Blair used the forecasts provided by senior management of the Company for the scenario in which no restructuring or comparable transaction took place. In calculating the terminal value, William Blair assumed perpetuity growth rates from 8 to 12%, which rates William Blair deemed appropriate for such an analysis. The annual and terminal free cash flows were discounted at rates between 24% to 36% (based on a weighted average cost of capital analysis) to determine a net present value of the enterprise value of the Company.

    This analysis yielded an implied equity valuation between $(9.99) and $(9.89) per share of Company common stock on a fully diluted basis based on the treasury stock method.

    These analyses overall implied equity values per share of the Company in the Company's current circumstances, without giving effect to a restructuring or comparable transaction, which were less than zero.

  Analysis of Post-Restructuring Equity Valuation of the Company

    Comparable Company Analysis.  William Blair reviewed and compared certain of the Company's financial information to corresponding financial information, ratios and public market multiples for the same companies referenced above in the status quo equity valuation of the Company. Again, of the companies identified, William Blair deemed the 10 companies with equity market valuations less than $500 million most relevant.

    William Blair considered LTM revenue, Bloomberg consensus estimated 2001 revenue and Bloomberg consensus estimated 2002 revenue for the selected companies. The multiples and ratios for the selected companies were based on the most recent publicly available financial information and on Bloomberg consensus revenue estimates for 2001 and 2002.

    This analysis was conducted by (a) using the face value for the Company's debt and the selected companies debt to determine implied equity value and (b) alternatively, in light of the distress in the Company's sector, using the market value of such debt to determine implied equity value where such market data was available. These analyses indicated the following data and implied values:

  Using Face Value Amount of Debt

Multiple	Selected Multiple Range	Implied Company Equity Value Per Share
Enterprise Value to LTM Revenues	1.5x - 3.0x	$0.99 - $3.50
Enterprise Value to Estimated 2001 Revenues	1.1x - 1.9x	$0.73 - $2.37
Enterprise Value to Estimated 2002 Revenues	0.6x - 1.4x	$0.19 - $2.48

    Through this analysis William Blair concluded that an appropriate enterprise value multiple range would be 0.6 to 1.0 times 2002 estimated revenue. This multiple range implied an equity valuation between $0.19 and $1.33 per share of Company common stock on a fully diluted basis based on the treasury stock method.

  Using Market Value Amount of Debt

Multiple	Selected Multiple Range	Implied Company Equity Value Per Share
Enterprise Value to LTM Revenues	1.0x - 2.5x	$0.61 - $3.12
Enterprise Value to Estimated 2001 Revenues	0.8x - 1.6x	$0.58 - $2.21
Enterprise Value to Estimated 2002 Revenues	0.5x - 0.9x	$0.36 - $1.56

    Through this analysis William Blair concluded that an appropriate enterprise value multiple range would be 0.5 to 0.7 times 2002 estimated revenue. This multiple range implied an equity valuation between $0.36 and $0.96 per share of Company common stock on a fully diluted basis based on the treasury stock method.

    None of the selected companies is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of these companies and other factors.

    Discounted Cash Flow Analysis.  Using a discounted cash flow analysis, William Blair estimated the net present value of the free cash flows as of June 30, 2001 that the Company could produce post-restructuring over a ten year period from 2001 to 2010. In estimating these cash flows, William Blair used the forecasts provided by senior management of the Company. In calculating the terminal value, William Blair assumed perpetuity growth rates from 8 - 12%, which rates William Blair deemed appropriate for such an analysis. The annual and terminal free cash flows were discounted at rates between 26% - 30% (based on a weighted average cost of capital analysis) to determine a net present value of the enterprise value of the Company.

    This analysis yielded an implied equity valuation between $0.03 and $0.95 per share of Company common stock on a fully diluted basis based on the treasury stock method.

    Based upon the foregoing, William Blair concluded that the implied equity valuation was between $0.20 and $0.95 per share of Company common stock on a fully diluted basis based on the treasury stock method after giving effect to the restructuring.

Analysis of the Investment

    Comparable Investments Analysis.  William Blair performed an analysis of selected common and convertible preferred stock and debt issues privately placed ranging between $25 million and $270 million in size for telecommunications services companies. The selected transactions were chosen based on William Blair's judgment that they were generally comparable, in whole or in material part, to the proposed Investment. In total, William Blair examined 10 transactions that were announced since July 6, 2000 and of the transactions identified, William Blair deemed those transactions that closed in 2001 most relevant. The 10 transactions by company/lead investor (including month and year completed), were:

  •
  McLeodUSA Incorporated/Forstmann Little & Co. (August 2001)

  •
  ITC^DeltaCom, Inc./ITC Holding Company, Inc. (June 2001)

  •
  XO Communications Limited/Forstmann Little & Co. (June 2001)

  •
  CoreComm Limited/NTL Inc., Booth American Company (April 2001)

  •
  Net2000 Communications Inc./Boston Ventures, Nortel Networks Corporation, BancBoston Capital, The Carlyle Group, PNC Capital Corporation (March 2001)

  •
  Z-Tel Technologies Inc./Brown Brothers Harriman's The 1818 Fund III, L.P. (November 2000)

  •
  WinStar Communications Inc./CSFB Equity Partners, Microsoft Corp., Welsh Carson Anderson & Stowe, CPQ Holdings (November 2000)

  •
  NorthPoint Communications Inc./Verizon Ventures I (September 2000)

  •
  Ntelos Inc. (previously named CFW Communications Company)/Welsh Carson Anderson & Stowe, affiliates of Morgan Stanley (July 2000)

  •
  Z-Tel Technologies Inc./Richland Ventures, Gramercy Communication Partners (July 2000)

  Analysis of Implied Multiples Paid

    William Blair reviewed the consideration invested in such transactions in terms of the implied enterprise value of such companies prior to the investment of such consideration as a multiple of LTM revenues, and net property, plant and equipment, referred to as Net PPE, at the time of the announcement of such transactions.

    Information regarding the multiples implied by the terms of the Investment compared to the investment multiples from William Blair's analysis of selected investments that closed in 2001 is set forth in the following table.

Selected Transactions
Multiple	Implied By The Investment
		Range	Median	Mean
Enterprise Value to LTM Revenues	2.6x	2.4x - 6.9x	2.5x	3.4x
Enterprise Value to Net PPE	1.0x	1.0x - 2.6x	1.4x	1.6x

    None of the selected investments or associated companies is identical to this Investment or the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and the terms of the investments and other factors.

  Analysis of Structure and Terms

    William Blair also performed an analysis of the structure and terms of the selected investments. In total, William Blair examined 8 transactions that were announced since June 14, 2000. For each of the select transactions William Blair reviewed the type of security issued, amount of gross proceeds, coupon rate, call protection terms, board seats given to investors and change in control provisions. The eight investments (including the month and year completed) were (company/lead investor):

  •
  ITC^DeltaCom, Inc./ITC Holding Company (June 2001)

  •
  XO Communications Limited/Forstmann Little & Co. (June 2001)

  •
  Net2000 Communications Inc./Boston Ventures, Nortel Networks Corporation, BancBoston Capital (March 2001)

  •
  Z-Tel Technologies Inc./Brown Brothers Harriman's The 1818 Fund III, L.P. (November 2000)

  •
  WinStar Communications, Inc./CSFB Equity Partners, Microsoft Corp., Welsh Carson Anderson & Stowe, CPQ Holdings (November 2000)

  •
  NorthPoint Communications, Inc./Verizon Ventures I (September 2000)

  •
  Ntelos Inc. (previously named CFW Communications Company)/Welsh Carson Anderson & Stowe, affiliates of Morgan Stanley (July 2000)

  •
  Z-Tel Technologies Inc./Richland Ventures, Gramercy Communication Partners (July 2000)

    In William Blair's judgment, the terms of the New Investment are generally comparable to the terms of the 8 selected privately placed convertible preferred stock issues examined by William Blair. None of the selected investments or associated companies is identical to the New Investment or the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and the terms of the investments and other factors.

    Analysis of Selected Privately Placed Transactions.  William Blair analyzed the terms of selected privately placed equity investments ranging between $100 million and $250 million in size. In total, William Blair examined 22 transactions that were announced between August 1, 2000 and August 1 2001, 9 of which were for common stock and 13 of which were for preferred stock. The 9 transactions (including month and year completed) for common stock were as follows:

  •
  McLeodUSA, Inc. (July 2001)

  •
  Amazon.com, Inc. (July 2001)

  •
  Rite Aid Corporation (May 2001)

  •
  XO Communications (April 2001)

  •
  Abgenix, Inc. (November 2000)

  •
  Learning Tree International, Inc. (September 2000)

  •
  TiVo Inc. (September 2000)

  •
  Covad Communications Group, Inc. (September 2000)

  •
  Caliper Technologies Corporation (August 2000)

    The 13 transactions (including month and year completed) for preferred stock were as follows:

  •
  At Home Corporation (June 2001)

  •
  Mutual Risk Management Limited (May 2001)

  •
  NTL Inc. (April 2001)

  •
  AMC Entertainment, Inc. (April 2001)

  •
  America Online Latin America, Inc. (April 2001)

  •
  marchFIRST, Inc. (December 2000)

  •
  Strayer Education, Inc. (November 2000)

  •
  WinStar Communications, Inc. (November 2000)

  •
  Corel Corporation (October 2000)

  •
  Apartment Investment and Management Company—Class N Stock (September 2000)

  •
  Apartment Investment and Management Company—Class O Stock (September 2000)

  •
  AutoTote Corporation (September 2000)

  •
  NorthPoint Communications, Inc. (August 2000)

    Information regarding warrants issued in such transactions indicated that warrants were issued to investors in 11% of transactions involving private investments in common stock and warrants were issued to investors in 15% of transactions involving private investments in convertible preferred stock. Also, information regarding the median discount or premium for the 9 common stock deals indicated that the median was a discount of 10%. Information regarding the median discount or premium for the 13 convertible preferred deals indicated that the median was a 12% premium. This analysis indicated that terms of this Investment structured as a convertible preferred offering are generally comparable to the terms of the selected investments examined by William Blair.

    None of the selected investments or associated companies is identical to the New Investment or the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and the terms of the investments and other factors.

    Prices Paid Per Share Analysis.  William Blair compared the price paid per share of common stock in this Investment to the implied range of equity value per share derived in the valuation analysis above. Based on the contemplated equity capitalization of the Company after the restructuring, William Blair determined that the Investment was being effected at an average price per share of $0.99. William Blair's valuation analysis indicated an implied equity value range between $0.20 and $0.95 per share on a fully diluted basis based on the treasury stock method after giving effect to the restructuring.

Analysis of the Bond Exchange

    Comparable Debt for Equity Exchanges.  William Blair performed an analysis of selected recent debt for equity exchanges. The selected transactions were chosen based on William Blair's judgment that they were generally comparable, in whole or in material part, to the proposed Bond Exchange. In total, William Blair examined 5 transactions that were announced between February 25, 1994 and March 14, 2001. The 5 selected debt for equity exchanges were effected by the following companies (including month completed):

  •
  Rite Aid Corporation (March 2001)

  •
  Comprehensive Care Corporation (December 1996)

  •
  International Airline Support Group Inc. (October 1996)

  •
  Audiovox Corporation (November 1995)

  •
  International Fast Food Corporation (February 1994)

    William Blair reviewed the percentages of face value and market value of debt exchanged in such transactions and determined that the exchanged value for the Company's senior discount notes and the Company's senior notes is generally comparable to the selected debt for equity exchanges examined by William Blair.

    Total Value Received by Bondholders as a Percentage of:

			Selected Transactions
	Sr. Discount Notes	Senior Notes
			Range	Mean	Median
Face Value of Debt Exchanged	9 - 41	9 - 41	58 - 98	77	74
Market Value of Debt Exchanged	44 - 207	34 - 159	92 - 128	110	110

    None of the selected debt for equity exchanges is identical to the Bond Exchange. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and the terms of the associated debt for equity exchanges and other factors.

    Consideration Received by Bondholders Versus the Company.  William Blair also examined the consideration received by the Company relative to the consideration received by bondholders in the Bond Exchange. In determining the consideration received by the Company in the Bond Exchange, William Blair considered the estimated market price for such debt as of August 1, 2001 based on Deutsche Bank High Yield Research and Bloomberg Generic Pricing, adjusted to give effect to selected premiums William Blair deemed appropriate for the acquisition of such debt ranging from 20-40%. This analysis resulted in an implied market value of exchanged debt ranging from $73 million to $85 million. The consideration received by bondholders is estimated to be between approximately $23 million and $107 million, based upon a range of equity values per share of $0.20 to $0.95 for the common stock upon such Bond Exchange. This analysis indicates that the consideration received by the Company in the Bond Exchange is within the range of the consideration paid by the Company to bondholders.

    Present Value of Avoided Payments of Interest and Principal.  In its analysis of the Bond Exchange, William Blair also considered the present value of avoided interest and principal upon the debt cancelled in the Bond Exchange. William Blair estimated this to be between approximately $117 million and $304 million based upon projections provided by senior management and discount rates of between 5% and 25%, compared to the consideration received by the debt holders of between approximately $23 million and $107 million, based upon a range of equity values per share of $0.20 to $0.95 for the common stock issued in such Bond Exchange.

Analysis of the Warrants

    Based on the Black-Scholes model, and assuming a post-restructuring stock price of between $0.20 and $0.95, and assuming estimated future volatility of the underlying common stock between 50% and 100%, the implied value of the Warrants issued ranged between $0.00 and $0.11 per share of common stock.

Liquidity Position; Insolvency

    In arriving at its opinions, William Blair considered that it had been advised by senior management of the Company that the Company faced an impending liquidity crisis and further was advised by senior management of the Company and Salomon Smith Barney that no transaction to avoid such liquidity crisis other than the restructuring was available, and that absent such restructuring a liquidation or bankruptcy would result. As noted above, William Blair assumed that if the Company filed for bankruptcy or liquidated, that the common stock would receive no value.

    The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. William Blair did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. No limitations were imposed by the Company upon William Blair with respect to investigations made or procedures followed by William Blair in rendering its opinion.

    The Special Committee hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. William Blair was paid a retainer fee upon the execution of its engagement letter and is due an additional fee for the issuance of its opinions to the Special Committee. Payment of the fee is not conditional on the conclusion reached by William Blair in its opinion. In addition, the Company has agreed to reimburse William Blair for all its out-of-pocket expenses (including fees and expenses of its counsel and any other independent experts retained by William Blair) reasonably incurred by it in connection with its services to the Company in this engagement. The Company has also agreed to indemnify William Blair against potential liabilities arising out of its engagement.

    In the ordinary course of its business, William Blair may from time to time trade the securities of the Company for its own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE NEW INVESTMENT

    By reason of their positions with the Investors and their direct and indirect financial interest in the Investors, some of our directors have interests in the New Investment that are different from, or in addition to, the interests generally of our stockholders. As of the date of the Purchase Agreement, and as of the date of this Proxy Statement, four of our nine directors were nominated by the Existing Investors (which are, or are affiliates of, the Investors) to serve on our Board of Directors. In addition, the Existing Stockholders currently own an aggregate of 59.5% of our common stock. The Existing Investors have agreed to vote their shares in favor of Proposal Nos. 1, 2 and 3. See "Voting Agreement" below.

VOTING AGREEMENT

    We and the Existing Investors, which are, or are affiliates of, certain of the Investors, have entered into a Voting Agreement under which these stockholders have agreed with us to vote 36,730,770 shares, in the aggregate (as well as an shares acquired after the date of the Voting Agreement) in favor of, among other things: the consummation of the Bond Exchange, the issuance and sale of the Preferred Stock to the Investors, the making of the Loans by the Investors to us, the issuance of the Common Stock upon conversion of the Preferred Stock and the Loans and upon exercise of the Warrants and the Voting Amendments. The shares subject to being voted in accordance with the Voting Agreement represent approximately 59.5% of our common stock as of August 7, 2001.

    Each of these stockholders has agreed not to sell, transfer or otherwise dispose of, or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the transfer of any of the shares of our common stock unless prior to making such transfer, the transferee of the shares has agreed to be bound by the terms of the Voting Agreement to the same extent as the parties to the Voting Agreement with respect to the shares transferred.

    A copy of the Voting Agreement has been filed with the SEC. See "Where You Can Find More Information." You should read the entire Voting Agreement.

SOURCE OF FUNDS FOR THE NEW INVESTMENT

    The Investors have advised us that they expect to fund the New Investment through capital contributions from their existing partners.

PRICE RANGE OF COMMON STOCK

    Our common stock is traded on the Nasdaq National Market. Our ticker symbol is "FCOM." We completed the initial public offering of our common stock in August 1999. Prior to August 1, 1999, no established public trading market for our common stock existed.

    The following table sets forth on a per share basis, the high and low bid information per share for our common stock as reported on the Nasdaq National Market for the periods indicated:

	High	Low
Year ended December 31, 1999:
Third quarter (from July 28, 1999)	$29.75	$15.50
Fourth quarter	$26.88	$18.50
Year ended December 31, 2000:
First quarter	$77.75	$26.00
Second quarter	$46.00	$20.00
Third quarter	$43.63	$13.88
Fourth quarter	$20.75	$6.94
Year ending December 31, 2001:
First quarter	$19.34	$6.75
Second quarter	$8.63	$2.36
Third quarter (through August 27, 2001)	$3.18	$0.66

    There were approximately 167 owners of record of our common stock as of August 27, 2001. This number excludes stockholders whose stock is held in nominee or street name by brokers and we believe that we have a significantly larger number of beneficial holders of our common stock.

    We have not paid any cash dividends on our common stock in the past and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors of directors and will be dependent upon then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors our Board of Directors deems relevant. In addition, our current financing arrangements effectively prohibit us from paying cash dividends for the foreseeable future.

PROPOSAL NO. 1

APPROVAL OF THE NEW INVESTMENT

Introduction

    We are asking you to approve the issuance of 50,000 shares of Preferred Stock to the Investors for $1,000 per share of Preferred Stock, or $50.0 million in the aggregate, and the making of $100.0 million in aggregate principal amount of convertible loans by the Investors to us. We are also asking you to approve at this time the issuance of shares of common stock to the holders of the Preferred Stock upon conversion of the Preferred Stock (including any accrued and unpaid dividends thereon) and the issuance of shares of common stock upon conversion of the Loans (including accrued and unpaid interest thereon). Immediately following the Closing Date, the Preferred Stock and the Loans will be convertible into approximately 151,349,341 shares of our common stock, representing approximately 46.4% of our As-Converted Common Equity (in each case, assuming a Closing Date of September 30, 2001 and assuming that, as of such date, an aggregate of approximately $260.3 million in principal amount of our Senior Notes and accreted value of our Discount Notes is exchanged). Please see "Overview of the Recapitalization—Current and Post-Recapitalization Equity Ownership" for further information regarding adjustments to the number of shares issuable upon conversion of the Preferred Stock and the Loans.

Required Vote

    The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented at the Special Meeting and entitled to vote is required to approve Proposal 1. Approval of Proposal 1 is contingent upon approval of Proposals 2 and 3.

    Pursuant to the Voting Agreement, the Existing Investors and their affiliates have agreed to vote their shares of our common stock (representing approximately 59.5% of the common stock entitled to vote on this Proposal) in favor of this Proposal. Therefore, assuming that the parties to the Voting Agreement vote as required by that agreement, this Proposal will receive the majority vote required for approval.

Recommendation of the Board of Directors and the Special Committee

    THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE HAVE UNANIMOUSLY APPROVED AND ADOPTED THE MATTERS SET FORTH IN PROPOSAL NO. 1 AND BELIEVE THAT THEY ARE IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS AND RECOMMEND THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 1.

Use of Proceeds

    We will use the proceeds from the New Investment to fund our working capital needs, for general corporate purposes and potentially for capital expenditures.

Information about the Purchase Agreement

    On August 9, 2001, we and the Investors entered into the Purchase Agreement, which sets forth the terms and conditions of the proposed sale of the Preferred Stock and the making of the Loans. A summary of the material terms of the Purchase Agreement are described below. This summary does not describe the Purchase Agreement in its entirety. The Purchase Agreement has been filed with the SEC. See "Where You Can Find More Information." You should read the entire Purchase Agreement.

Representations and Warranties

    In the Purchase Agreement, we and the Investors have made various customary representations and warranties relating to, among other things, (1) the due organization, valid existence and good standing of the parties and similar corporate matters, (2) the authorization, execution, delivery and enforceability of the Purchase Agreement and the consummation of the transactions contemplated by the Purchase Agreement, and (3) the absence of brokers and finders.

    The Purchase Agreement also contains representations and warranties by us related to: (1) our capitalization, corporate structure and subsidiaries and the due authorization of the Preferred Stock, (2) the accuracy of our filings with the SEC, including this Proxy Statement, (3) conflicts under our and our subsidiaries' respective certificates of incorporation or by-laws, required consents or approvals and violations of any instruments or law, in each case that might be caused by the transaction, (4) legal and governmental proceedings and orders, (5) our taxes, including that the Recapitalization will not cause us to incur any tax liability in excess of $5.0 million that is not fully offset by our current year losses and net operating loss carry-forwards that may be utilized by us in the year in which the tax liability is due and payable (6) our contracts, (7) our licenses and permits, (8) our environmental matters, (9) the conduct of our business and the lack of material adverse changes in our company, (10) undisclosed liabilities, (11) our title to our assets, (12) our employee benefit plans and ERISA, (13) our patents, trademarks and other intellectual property, (14) our labor relations, (15) the independence of our public accountants, (16) our and our subsidiaries' status under the Investment Company Act of 1940, (17) the existence of registration rights with respect to our securities, (18) compliance with laws, (19) transactions with our affiliates and (20) the inapplicability of any state anti-takeover statute to the transactions contemplated by the Purchase Agreement.

    The Purchase Agreement also contains representations and warranties of each of the Investors related to (1) its investment intent with respect to the Preferred Stock, (2) its status as an accredited investor, (3) its understanding that the Preferred Stock has not been registered under the Securities Act, and (4) required consents and approvals.

Covenants and Restrictions

    We and the Investors have agreed to use our respective reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate the transactions contemplated by the Purchase Agreement. In addition, the Purchase Agreement provides for a number of agreements by the parties, including the following:

  •
  we agree to operate our business between the date of the Purchase Agreement and the Closing Date only in the usual and ordinary course of business consistent with past custom and practice;

  •
  we agree to afford the Investors reasonable access to our personnel and business prior to the Closing Date;

  •
  each party agrees to give each other party prompt notice of any variances in such party's representations and warranties and any other material development affecting such party's ability to consummate the transactions contemplated by the Purchase Agreement;

  •
  we agree to give notice of and hold the Special Meeting as promptly as practicable following the execution of the Purchase Agreement to approve the proposals set forth in this Proxy Statement and to promptly prepare and file this Proxy Statement with the SEC;

  •
  our Board of Directors agrees, subject to the terms described below under "—Exclusivity," to recommend the Purchase Agreement and the transactions contemplated thereby;

  •
  we agree to give the holders of the Preferred Stock and the underlying common stock into which it is converted or convertible ("Purchaser Securities") the preemptive right to acquire a portion of any shares of common stock (or securities containing options or rights to acquire common stock) issued or sold by us equal to the number of securities to be issued multiplied by the quotient obtained by dividing (1) the number of Purchaser Securities held by such holder, by (2) the sum of the total number of Purchaser Securities then in existence plus the total number of shares of common stock (other than Purchaser Securities) then outstanding (assuming exercise or conversion of all convertible securities and rights to acquire common stock then exercisable or convertible into common stock), except for issuances of (i) the Preferred Stock or common stock being issued in connection with the Recapitalization, (ii) securities we issue to our employees pursuant to a stock option plan approved by our Board of Directors, (iii) securities as consideration for the acquisition of another business, (iv) securities as a pro rata distribution on our common stock, (v) securities pursuant to a securities split, dividend, recapitalization or organization that does not dilute the economic interest of any holder of common stock, (vi) securities to a lender in connection with its loan to us, and (vii) securities pursuant to a registered public offering;

  •
  we agree to give specified financial and business information to each Investor and each other holder of Purchaser Securities that holds at least 15% of the outstanding Purchaser Securities;

  •
  we agree that, so long as any Purchaser Securities remain outstanding (until such time as they are either registered under the Securities Act or sold to the public), we will, and will cause each of our subsidiaries to, unless we have received the prior written waiver of the holders of a majority of the outstanding Purchaser Securities: (1) at all times cause to be done all things necessary to maintain, preserve and renew our corporate or other organizational existence and all material licenses, authorizations, orders, permits and other governmental approvals necessary to the conduct of our business, and qualify and remain qualified as a foreign corporation or other entity, as applicable, in each jurisdiction in which failure to qualify would (either individually or in the aggregate) have a Material Adverse Effect (as defined in the Purchase Agreement); (2) timely comply with all obligations and requirements that we incur pursuant to any license issued by the FCC or any foreign regulatory body, with certain exceptions; (3) comply with all other obligations that we incur pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, with certain exceptions; (4) comply with the applicable requirements of all licenses, laws, rules, regulations and orders of all governmental entities, the violation of which would (either individually or in the aggregate) have a Material Adverse Effect; (5) maintain and keep our properties in good repair, working order and condition; (6) possess and maintain all of our material intellectual property rights necessary to the conduct of our business and own all right, title and interest in and to, or have a valid license for, all such intellectual property rights; (7) possess and maintain all licenses and other consents, permits, approvals and authorizations from the FCC or any foreign regulatory body necessary to the conduct of our businesses; (8) maintain proper records and books of account which present fairly in all material respects our and our subsidiaries' financial condition, results of operations and financial transactions, and make provisions on our financial statements for all such proper reserves as in each case are required in accordance with GAAP, consistently applied; (9) except as would not otherwise have a Material Adverse Effect, maintain insurance on our properties and businesses; and (10) pay and discharge when payable all taxes, assessments and governmental charges or levies imposed upon us or upon our income or profits or upon any properties belonging to us, and all lawful claims which, if unpaid, would by law become a lien upon any of our or our subsidiaries' assets, with certain exceptions;

  •
  we agree that, for so long as the Investors or their affiliates own at least 5% of our total equity, we will use our reasonable best efforts not to take any action that would cause or result in any violation by us or our affiliates or the Investors and their affiliates of the cross-ownership provisions of the Communications Act of 1934;

  •
  we agree to perform and observe (1) all of our obligations to each holder of Purchaser Securities set forth in the our Certificate of Incorporation and by-laws, and (2) all of our obligations under the registration rights agreement described below under "Registration Agreement;"

  •
  we agree to file all reports required to be filed by us under the Securities Act and the Exchange Act and take such further actions reasonably required to enable the sale of Purchaser Securities pursuant to Rule 144 and on Registration Statements filed on Forms S-2 and S-3;

  •
  we agree to file appropriate listing applications with The Nasdaq National Market with respect to the common stock issuable upon conversion of the Preferred Stock and the Loans;

  •
  we agree that we will not and will not permit our subsidiaries to disclose any Investors' name or identity as an investor in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of the Investor, subject to certain exceptions;

  •
  each Investor agrees that, until the six-month anniversary of the Closing Date, it will not transfer, make any short sale, pledge, or otherwise dispose of, or enter into any hedging transaction that could result in a transfer of, or otherwise reduce its economic interest with respect to, any Purchaser Securities without the prior approval of our Board of Directors, other than (1) to its affiliates, (2) pursuant to a tender or exchange offer for our securities approved by our Board of Directors or (3) pursuant to a stock or cash merger or other business combination to which we are a party.

  •
  we agree that, on or prior to the 90th day after the Closing Date, we will issue the Warrants to our existing stockholders as of the date prior to the Closing Date; and

  •
  each Investor agrees that it and its officers, directors, partners and other agents will hold in confidence all confidential documents and information concerning us and our subsidiaries that are furnished to such Investor, subject to certain exceptions.

Exclusivity

    We have agreed that, until the earlier of the Closing Date or the termination of the Purchase Agreement in accordance with its terms, neither we nor any of our affiliates, nor any of our respective officers, directors, employees, representatives or agents (collectively, the "Company Parties") will, without the prior written consent of the Investors, solicit, initiate or encourage any other proposal or offer from, or otherwise enter into any other agreements or arrangements (other than the Purchase Agreement) with, any other person or entity (other than the Investors), relating to any Alternative Transaction Proposal (as defined below); provided, however, that this shall not prohibit our Board of Directors, prior to stockholder approval of the proposals at the Special Meeting ("Stockholder Approval"), from furnishing information to, or engaging in discussions or negotiations with, any person or entity that makes an unsolicited bona fide written Alternative Transaction Proposal (which did not otherwise result from a breach of this non-solicitation provision) if (1) our Board of Directors determines in good faith, after consultation with and advice from independent outside legal counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties to our stockholders under applicable law, (2) the Alternative Transaction Proposal constitutes a Superior Proposal (as defined below) and (3) prior to furnishing such information to, or engaging in discussions or negotiations with, such person or entity, we receive from such person or entity an executed confidentiality agreement (which agreement shall be provided to the Investors for information purposes) in form and substance reasonably satisfactory to the Special Committee (which shall be no less favorable to us than the confidentiality agreement executed by prospective investors in connection with the transactions contemplated by the Purchase Agreement). Prior to taking any of the actions referred to in the immediately foregoing proviso, our Board of Directors is required to notify the Investors within twelve hours orally and in writing of any action it proposes to take with respect to such Alternative Transaction Proposal and to advise the Investors promptly as to the status of the negotiations with respect thereto. Our Board of Directors is required to negotiate in good faith with the Investors with respect to any revised proposal to acquire our securities that the Investors may make for at least two days prior to entering into any agreement with respect to an Alternative Transaction Proposal.

    An Alternative Transaction Proposal is defined in the Purchase Agreement as any indication of interest in, (1) any direct or indirect acquisition or purchase of 20% or more of our and our subsidiaries' total assets, in a single transaction or series of transactions, (2) any direct or indirect acquisition or purchase of 20% or more of any class of our or our subsidiaries' equity securities, in a single transaction or series of transactions, (3) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 20% or more of any class of our or our subsidiaries' equity securities, (4) any equity or debt financing, or series of equity or debt financings, by us resulting in gross proceeds to us and our subsidiaries of $50.0 million or more, (5) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving us or our subsidiaries or (6) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by the Purchase Agreement.

    A Superior Proposal is defined in the Purchase Agreement as any bona fide written Alternative Transaction Proposal that (1) our Board of Directors has determined in good faith, after consultation with and advice from independent outside legal counsel and after receipt of the written advice of an independent financial advisor of nationally recognized reputation, is materially superior from a financial point of view to us and our stockholders than the transactions contemplated by the Purchase Agreement (including any adjustment to the terms and conditions of the Purchase Agreement proposed in writing by the Investors in response to any such Alternative Transaction Proposal) and (2) is reasonably capable of being consummated in a timely manner and for which financing, to the extent required, is then fully committed.

    Until the earlier of the Closing Date or the termination of the Purchase Agreement in accordance with its terms, if our Board of Directors is entitled to furnish information to, or engage in discussions or negotiations with, any person or entity on the terms contemplated in the preceding paragraph, our Board of Directors may, prior to Stockholder Approval, (1) withdraw, modify or change, or propose to withdraw, modify or change, in a manner adverse to the Investors, its approval and favorable recommendation of the transactions subject to this Proxy Statement, (2) approve or recommend, or propose to approve or recommend, any Alternative Transaction Proposal or (3) cause us to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Alternative Transaction Proposal; provided however, that our Board of Directors may only take the actions described in clauses (1) through (3) if (i) such Alternative Transaction Proposal constitutes a Superior Proposal, (ii) the Board of Directors shall have determined in good faith, after consultation with and advice from independent outside legal counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law, and (iii) neither we nor any of our representatives have violated our obligations under the non-solicitation provision of the Purchase Agreement and we have otherwise satisfied our obligations with respect thereto.

Board of Directors

    The holders of Purchaser Securities shall have the right to designate two representatives for election to our Board of Directors. On the Closing Date, our Board of Directors will increase the size of our Board of Directors by two directors and taken all action necessary to fill the vacancies with the Investors' two designees. For so long as any Preferred Stock remains outstanding, at any subsequent

Special Meeting of Stockholders at which the term of the Board representatives appointed to the Board of Directors by the holders of the Preferred Stock expires, the Board representatives designated by the holders of the Preferred Stock shall be elected by the affirmative vote of the holders of a majority of the issued and outstanding shares of Preferred Stock, voting separately as a class. The Board representative(s) elected by the holders of Preferred Stock shall not be divided into classes and shall be in addition to the maximum number of directors who may be elected by the holders of our common stock. At such time as no Preferred Stock remains issued and outstanding, the term of the Board representatives designated by the holders of Preferred Stock will expire automatically, and thereafter we have agreed to nominate the Board representative(s) designated by the holders of a majority of the Purchaser Securities then outstanding for election to the Board of Directors by the holders of common stock and solicit proxies from our stockholders in favor of the election of such Board representative(s). After such time as no Preferred Stock remains outstanding, the Board representatives selected by the holders of Purchaser Securities shall be divided into classes and shall be included in the maximum number of directors who may be elected by the holders of our common stock in accordance with the provisions of our by-laws.

    The right of holders of Purchaser Securities to designate a Board representative shall terminate at such time as the holders of Purchaser Securities cease to hold Purchaser Securities equal to at least 25% of the amount of Purchaser Securities initially issued to the Investors on the Closing Date. If the rights of the holders of Purchaser Securities, as the case may be, to designate a Board representative cease under the immediately preceding sentence, then (1) the Board of Directors may terminate the term of either Board representative by the affirmative vote of the Board of Directors (in which vote the Board representative whose term of office the Board of Directors seeks to terminate shall not participate) if such director was designated by a vote of the Preferred Stock voting separately or (2) we may use commercially reasonable efforts to effect the removal of such director if such director was elected by the holders of our common stock. So long as the holders of Preferred Stock retain the right to designate a Board representative, such director may be removed as provided in the preceding sentence, or, so long as the holders of Preferred Stock retain the right to designate a Board representative, by the holders of a majority of the Preferred Stock.

Fees and Expenses

    At the earlier of the Closing Date or the termination of the Purchase Agreement for any reason other than a breach by the Investors, we will pay MDP $1,200,000, pay Frontenac $250,000 and pay Battery Ventures $50,000, as a commitment fee. Whether or not the Recapitalization is consummated, we will pay the out-of-pocket costs and expenses of the Investors arising in connection with the Recapitalization.

Conditions to Each Party's Obligations

    Our obligations and the Investors' obligations, respectively, to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver of the following conditions on or prior to the closing date:

  •
  our stockholders shall have approved Proposals 1, 2 and 3 included in this Proxy Statement;

  •
  our receiving or obtaining all third party consents and approvals necessary for the consummation of the transactions contemplated by the Purchase Agreement or that are required to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract, agreement or document to which we or any of our subsidiaries is a party, if the failure to obtain any of the foregoing would have a Material Adverse Effect;

  •
  our having obtained, made and given (as applicable) all governmental and regulatory consents, approvals, authorizations, filings and notices, if any, required in connection with the consummation of the transactions contemplated by the Purchase Agreement and the other agreements described in the Purchase Agreement, the failure of which to receive or obtain would have a Material Adverse Effect, including, without limitation, the expiration or earlier termination of any waiting period under the HSR Act.

  Additional Conditions to the Obligations of the Investors

    The obligations of the Investors to consummate the New Investment are subject to the satisfaction or waiver of the following additional conditions:

  •
  our having performed our obligations provided in the Purchase Agreement;

  •
  our representations and warranties contained in the Purchase Agreement that are subject to materiality, material adverse effect or dollar threshold qualifications being true and correct and our representations and warranties contained in the Purchase Agreement that are not subject to materiality, material adverse effect or dollar threshold qualifications being true and correct in all material respects at and as of the Closing Date;

  •
  our having duly adopted, executed and filed with the Secretary of State of the State of Delaware a Certificate of Designation establishing the rights, preferences and privileges of the Preferred Stock and the Certificate of Designation being in full force and effect;

  •
  our having amended our Certificate of Incorporation to provide for the Voting Amendments, as described below under Proposal No. 3;

  •
  our by-laws not having been amended since the date of the Purchase Agreement;

  •
  our entering into the registration rights agreement with the Investors and the Exchanging Bondholders as described below under "Registration Agreement;"

  •
  our having entered into the Bank Amendment to, among other things, incorporate the Loans as an incremental facility under our existing senior credit facility as described below under "Bank Amendments" in form and substance satisfactory to the Investors, and our senior credit agreement, as amended, being in full force and effect as of the Closing Date;

  •
  the Investors and our senior lenders party to the senior credit agreement having executed and delivered to each other an intercreditor agreement with respect to the Loans and the other facilities under the senior credit agreement in form and substance satisfactory to the Investors;

  •
  with respect to the Loans, satisfaction of other usual and customary closing conditions for senior secured loans, as set forth in the amendment to our senior credit agreement;

  •
  certain members of our management, who collectively hold approximately 5.4% of our common stock prior to the Recapitalization, signing a Lock-up Agreement that provides that such person will not sell or otherwise dispose of any common stock (or any securities exchangeable or convertible into common stock) for a period ending six months from the Closing Date;

  •
  each other Investor making the Loans to us and simultaneously acquiring the Preferred Stock to be acquired by such Investor;

  •
  at least an aggregate of 55% of the sum of the aggregate principal amount of the Senior Notes and the aggregate accreted value of the Discount Notes, calculated as of the Closing Date, shall have been exchanged in the Bond Exchange (or otherwise on terms substantially identical to the Bond Exchange) or otherwise repurchased by us for an aggregate amount not to exceed $10 million;

  •
  not less than 51% of the principal amount of Senior Notes and 51% of the accreted value of the Discount Notes having been exchanged in the Bond Exchange;

  •
  a supplemental indenture relating to the Senior Notes and a supplemental indenture relating to the Discount Notes being in full force and effect, in each case as described above under Proposal No. 2 under the heading "Amendments to the Indentures Governing the Bonds;"

  •
  our issuance of the Preferred Stock, any notes evidencing the Loans, the Warrants and the common stock issuable upon consummation of the Bond Exchange in compliance with all federal and state securities laws;

  •
  the Investors' receipt of an opinion of our counsel as to specified matters;

  •
  our reimbursement of the Investors for their fees and expenses as described above under "—Fees;"

  •
  there not having been any Material Adverse Change (as defined in the Purchase Agreement) since December 31, 2000;

  •
  all corporate and other proceedings taken or required to be taken by us in connection with the transactions contemplated by the Purchase Agreement being consummated at or prior to the Closing Date and all certificates, opinions, instruments, consents and other documents required to be delivered by us to effect the transactions contemplated by the Purchase Agreement being reasonably satisfactory in form and substance to each Investor and its special counsel; and

  •
  our having delivered to the Investors a certificate stating that each of the foregoing conditions has been satisfied in full.

  Additional Conditions to Our Obligations

    Our obligations to consummate the transactions contemplated by the Purchase Agreement are subject to satisfaction or waiver of the following additional conditions:

  •
  the Investors having performed all of their obligations provided in the Purchase Agreement and the Investors' representations and warranties that are subject to materiality, material adverse effect or dollar threshold qualifications being true and correct, and the Investors' representations and warranties (as defined in the Purchase Agreement) contained in the Purchase Agreement that are not subject to materiality, material adverse effect or dollar threshold qualifications being true and correct in all material respects at and as of the Closing Date;

  •
  the opinions delivered by Salomon Smith Barney and William Blair attached as Annexes A and B, respectively, to this Proxy Statement not having been revoked by Salomon Smith Barney or William Blair, respectively, based on material facts regarding us in existence as of the date such opinions were delivered and which were not known to Salomon Smith Barney or William Blair at the time such opinions were delivered; and

  •
  each of the Investors having simultaneously made the Loans to us and purchased from us the Preferred Stock.

Termination and Termination Fees

    The Purchase Agreement may be terminated prior to the Closing Date:

  •
  with our and each Investors' mutual consent;

  •
  by Investors that would, upon consummation of the sale of the Preferred Stock, hold a majority of the Preferred Stock, if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by us of the representations and warranties set forth in the Purchase Agreement, which, in the case of any breach of a covenant, has not been cured within ten (10) days after notice of the breach by an Investor to us;

  •
  by either the Investors or us if the transactions contemplated by the Purchase Agreement have not been consummated by December 31, 2001; provided that the party electing termination is not in breach of any of its representations, warranties, covenants or agreements contained in the Purchase Agreement;

  •
  by the Investors if at any time after the date of the Purchase Agreement, (1) the Special Committee or the Board of Directors withdraws, modifies or changes in a manner adverse to the Investors its approval and favorable recommendation of the Purchase Agreement and the transactions contemplated by the Purchase Agreement, (2) the Special Committee or the Board of Directors fails to reconfirm such approval and favorable recommendation within two business days after a written request by the Investors to do so, (3) the Special Committee or the Board of Directors shall have approved or recommended to our stockholders, taken no position with respect to, or failed to recommend against acceptance of, any Alternative Transaction Proposal, (4) we have entered into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Alternative Transaction Proposal, or (5) we, the Special Committee or the Board of Directors resolves to do any of the foregoing;

  •
  by us, if the Board of Directors enters into any definitive written agreement with respect to a Superior Proposal; provided that prior to terminating the Purchase Agreement, we shall have complied with the provisions described above under "Exclusivity" (including, without limitation, the notice provisions) and made all payments to the Investors described in the following paragraph.

    If the Purchase Agreement is terminated by the Investors pursuant to either of the two immediately preceding paragraphs, then, in addition to all other payments to which the Investors are entitled, we must pay to the Investors a termination fee in an amount equal to $6.0 million plus all amounts due and owing to the Investors as described under "Fees and Expenses" above.

  Additional Investors

    Prior to the Closing Date, we, on the one hand, and MDP, Frontenac and Battery Ventures, on the other hand, may agree to have additional investors become parties to the Purchase Agreement; provided that (1) the amount of Preferred Stock to be acquired by such additional investors shall be determined by us, on the one hand, and MDP, Frontenac and Battery Ventures, on the other hand, (2) the aggregate purchase price for all shares of Preferred Stock acquired under the Purchase Agreement shall not, without the consent of MDP, Frontenac and Battery Ventures, exceed $50.0 million and any additional investor shall agree to be cut back if requested by MDP, Frontenac and Battery Ventures, (3) each additional investor shall make Loans to us in a principal amount equal to two times the purchase price for the Preferred Stock acquired by such additional investor (up to an aggregate of $100.0 million in Loans for all Investors) in the same manner as the other Investors, and (4) such additional investor shall execute a joinder to the Purchase Agreement as an "Investor."

Terms of the Preferred Stock

    The complete text of the Certificate of Designation establishing the rights and preferences of the Preferred Stock has been filed with the SEC. See "Where You Can Find Additional Information." You should read the Certificate of Designation in its entirety.

    Our Board of Directors has authorized the sale of 50,000 shares of Preferred Stock to the Investors. The Preferred Stock will rank senior (with respect to liquidation payments) to our common stock and any preferred stock we issue in the future.

Dividends

    The Preferred Stock will accrue dividends on a daily basis from the date of issuance at a rate of 8% per annum on the sum of $1,000 plus all accumulated dividends. Unless otherwise agreed to by the holders of a majority of the Preferred Stock, all dividends accruing before the fifth anniversary of the Closing Date will not be paid in cash, but will accrue and become part of the liquidation preference. After that date, we may, at our election, pay dividends on the Preferred Stock in cash. To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2001, all dividends that have accrued during the three-month period ending on each of these dates will be accumulated and will remain accumulated dividends until paid. In addition to preferential dividends, the Preferred Stock will also share pro rata in any dividends on our common stock, on the basis of the number of shares of common stock into which the Preferred Stock is convertible.

Liquidation Preference

    Upon any liquidation, dissolution or winding up of the Company, each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made to the holders of our common stock, the greater of (1) the sum of $1,000 per share plus accumulated dividends plus accrued and unpaid dividends not yet accumulated (the "Liquidation Value") and (2) the amount that would be payable if the Preferred Stock had been converted into common stock. Such amount is referred to as the "Liquidation Preference."

Conversion Rights

    Each share of Preferred Stock is convertible, at the holder's option, into a number of shares of common stock equal to the Liquidation Value divided by the conversion price. The conversion price shall initially be set such that one-third of the total number of shares issuable to the Investors in connection with the New Investment will be issuable upon conversion of the Preferred Stock as of the Closing Date. The total number of shares issuable to the Investors will depend on the percentage of our common stock, on an as-converted basis, to which the Investors are entitled. As of the Closing Date, the Preferred Stock will be convertible into 50,449,780 shares of our common stock, or approximately 15.5% of our As-Converted Common Equity (in each case, assuming a Closing Date of September 30, 2001 and assuming that, as of such date, an aggregate of approximately $260.3 million in principal amount of our Senior Notes and accreted value of our Discount Notes is exchanged). Please see "Overview of the Recapitalization—Current and Post-Recapitalization Equity Ownership" for further information regarding adjustments to the number of shares issuable upon conversion of the Preferred Stock.

    The conversion price will be adjusted if (1) we issue or are deemed to issue additional shares of common stock for a price per share less than the Conversion Price or the Market Price (as defined below); or (2) we (i) issue or are deemed to issue options, warrants or convertible securities with an exercise price or conversion price that is less than the Conversion Price or the Market Price at the time of issuance of the options, warrants or convertible securities, or (ii) fix a record date for the determination of holders of any class of securities then entitled to receive any additional shares of common stock or options, warrants or convertible securities exercisable for or convertible into common stock; provided, that we will not be required to make any further adjustment in the Conversion Price upon the subsequent exercise of such options or warrants or conversion of such convertible securities; provided, further, that we may issue common stock (or of securities exchangeable or exercisable for or convertible into common stock) (a) to our and our subsidiaries' officers, directors, employees, or consultants pursuant to compensation arrangements approved by our Board of Directors, (b) to our and our subsidiaries' suppliers, lessors or lenders in the ordinary course of business (or otherwise as approved by our Board of Directors) in connection with (as applicable) their supply arrangements or lease arrangements with, or loans to, us or any of our subsidiaries, or (c) upon the conversion of any convertible securities (including the Preferred Stock).

    In any such event, the Conversion Price will be reduced to reflect the proportionate difference between the amount that we would have received had we sold that common stock at the Market Price or the Conversion Price as the case may be, (or in the case of options and convertible securities, received an amount equal to the Market Price or the Conversion Price, as the case may be, upon the exercise or conversion thereof), and the amount we actually obtained from the issuance. The "Market Price" per share for common stock is the average closing price over the 15 business day period ending on the date of determination.

    If the options, warrants or conversion rights expire before being exercised, the Conversion Price will be re-adjusted, as though the unexercised options, warrants or conversion rights had never been issued; provided that, if the expiration or termination would result in an increase in the conversion price then in effect, the increase will not be effective until 30 days' notice has been given to all holders of Preferred Stock.

    The 50,000 shares of Preferred Stock to be issued to the Investors will be initially convertible into 50,449,780 shares of our common stock, or approximately 15.5% of the amount of our As-Converted Common Equity (assuming a Closing Date of September 30, 2001 and assuming that, as of such date, an aggregate of approximately $260.3 million in principal amount of our Senior Notes and accreted value of our Discount Notes is exchanged). Accrued and unpaid dividends on the Preferred Stock will be convertible into additional shares of common stock.

Redemptions

    Scheduled Redemptions.  On the tenth anniversary of the Closing Date, we are obligated to redeem all shares of the Preferred Stock at a price per share equal to the Liquidation Value.

    Optional Redemptions.  We may, at any time after the fifth anniversary of the Closing Date, redeem all or any portion of the Preferred Stock at a price per share equal to the Liquidation Value.

    Redemption Upon a Change of Control.  In the event of a change of control of the Company, each holder of Preferred Stock may cause us to redeem all or any part of the holder's shares at a price per share equal to the greater of (1) 101% of the Liquidation Value per share or (2) the highest price per share paid for any common stock in connection with such change of control. If any change of control occurs prior to the fifth anniversary of the Closing Date, dividends will be calculated for each share as though the change of control had occurred on the fifth anniversary. A "change of control" with respect to the Preferred Stock is deemed to occur one day after the occurrence of a "change of control" as defined in the senior credit agreement (as in effect on the Closing Date, without regard to subsequent amendment thereof); provided that for so long as the use of such definition would cause the issuance or existence of the Preferred Stock to be prohibited under the indentures governing the Senior Notes or the Discount Notes or would cause the Preferred Stock to be treated as "Disqualified Stock" under the indentures governing the Senior Notes or the Discount Notes, a "change of control" shall be deemed to occur one day after the occurrence of a "change of control" under such indentures (as in effect on Closing Date, without regard to subsequent amendment thereof).

Voting Rights

    The Preferred Stock is entitled to vote as a single class with the holders of our common stock, the holders of any series of preferred stock entitled to vote with the common stock and the holders of any notes or debentures entitled to vote with the holders of common stock on each matter submitted to our stockholders. Each share of Preferred Stock shall have a number of votes for such matters equal to the number of votes possessed by the common stock into which the Preferred Stock is convertible.

    In addition, the holders of the Preferred Stock will have those voting rights with respect to the election of directors described above under "Board of Directors."

Right to Approve Certain Transactions

    We must obtain the approval of the holders of at least a majority of the then outstanding shares of Preferred Stock before we:

  •
  directly or indirectly declare or pay, or permit any of our subsidiaries to declare or pay, any dividends or make any distributions upon any of our capital stock or other equity securities, except for dividends payable (1) on the Preferred Stock pursuant to the terms of the certificate of designation for the Preferred Stock, (2) solely in shares of common stock issued upon the outstanding shares of common stock, and (3) by any of our subsidiaries (i) to us or to any of our wholly owned subsidiaries or (ii) if such dividends are made on a pro rata basis with respect to all of such subsidiary's capital stock or equity interests;

  •
  directly or indirectly redeem, purchase or otherwise acquire, or permit any of our subsidiaries to redeem, purchase or otherwise acquire, any of our or any of our subsidiaries' capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans, except for (1) redemptions or repurchases of the Preferred Stock pursuant to the terms of the certificate of designation for the Preferred Stock, (2) repurchases or redemptions of common stock from our and our subsidiaries' employees upon termination of employment in an amount not to exceed $5.0 million in any consecutive 12-month period pursuant to arrangements approved by our Board of Directors, and (3) redemptions or repurchases of the capital stock or other equity securities of our subsidiaries (i) that are held by us or any of our wholly owned subsidiaries or (ii) by such subsidiary if such redemptions or repurchases are made on a pro rata basis with respect to all of such subsidiary's capital stock or other equity interests;

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  authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, or take any action that reclassifies any of our outstanding equity securities into, (1) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features) or (2) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities) which are senior to or on a parity with the Preferred Stock with respect to the payment of dividends, redemptions or distributions upon liquidation or otherwise;

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  merge or consolidate with any person, unless upon consummation of such merger or consolidation, each share of Preferred Stock is entitled to receive an amount in cash equal to the Liquidation Preference;

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  sell, lease or otherwise dispose of, or permit any of our subsidiaries to sell, lease or otherwise dispose of, more than 25% of our and our subsidiaries' consolidated assets in any transaction or series of related transactions, unless upon consummation of such sale, lease or disposal, each share of Preferred Stock is entitled to receive an amount in cash equal to the Liquidation Preference;

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  liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

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  except for the indentures governing the Bonds or the senior credit agreement (as in effect on the Closing Date) become subject to, or permit any of our subsidiaries to become subject to, (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict (1) the right of any of our subsidiaries to make loans or advances or pay dividends to, transfer property to, or repay any indebtedness owed to, us or another of our subsidiaries or (2) our right to perform the provisions of the certificate of designation for the Preferred Stock or our by-laws;

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  except as expressly contemplated by the Purchase Agreement, make any amendment to our Certificate of Incorporation, the certificate of designation for the Preferred Stock or our by-laws, or file any resolution of the Board of Directors with the Delaware Secretary of State containing any provisions that would increase the number of authorized shares of Preferred Stock or adversely affect or otherwise impair the rights or the relative preferences and priorities of the holders of the Preferred Stock or the common stock issuable upon conversion of the Preferred Stock; or

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  enter into, amend, modify or supplement, or permit any of our subsidiaries to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of our or any of our subsidiaries' officers, directors, employees or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such person or individual owns a beneficial interest, except for customary employment arrangements and benefit programs on reasonable terms and except as otherwise expressly contemplated by the Purchase Agreement.

These voting rights of any share of Preferred Stock will terminate on the date that the share has been registered pursuant to an effective registration statement filed with the SEC (the "Public Preferred"); provided that on and after the date that there is Public Preferred issued and outstanding, we will not, without the consent of the holders of a majority of the Public Preferred, directly or indirectly, consolidate with or merge with or into, or sell, lease, convey or transfer all or substantially all of our assets (on a consolidated basis) whether in a single transaction or a series of related transactions to another person or group of affiliated persons (other than any of our wholly-owned subsidiaries), unless (1) either (i) in the case of a merger or consolidation, we are the surviving entity or (ii) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all of our obligations in connection with the Public Preferred; and (2) no "Event of Noncompliance" or "Potential Event of Noncompliance" (each as defined below) will exist immediately before or after giving effect to the transaction.

Increase in Interest Rate upon Occurrence of an Event of Noncompliance

  Events of Noncompliance

    An Event of Noncompliance shall have occurred if:

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  we fail to make any redemption payment with respect to the Preferred Stock that we are required to make under our Certificate of Incorporation, whether or not such payment is legally permissible or is prohibited by any agreement to which we are subject;

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  we materially breach or otherwise materially fail to perform or observe any other covenant or agreement set forth in our Certificate of Incorporation or in the Purchase Agreement, and such breach or failure continues for a period of 30 days;

  •
  a representation or warranty contained in the Purchase Agreement or in any agreement required to be furnished to any holder of Preferred Stock pursuant to the Purchase Agreement, or any information contained in writing furnished by us or any of our subsidiaries to any holder of Preferred Stock, is false or misleading in any material respect on the date made or furnished;

  •
  we or any of our subsidiaries makes an assignment for the benefit of creditors or we admit in writing our inability to pay our debts generally as they become due; or an order, judgment or decree is entered adjudicating us or any of our subsidiaries bankrupt or insolvent; or any order for relief with respect to us or any of our subsidiaries is entered under the Federal Bankruptcy Code; or we or any of our subsidiaries petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator for us or any of our subsidiaries or any substantial part of our or any of our subsidiaries' assets, or commence any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a subsidiary) relating to us or any subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against us or any of our subsidiaries and either (1) we or any such subsidiary by any act indicates our approval thereof, consent thereto or acquiescence therein or (2) such petition, application or proceeding is not dismissed within 60 days (each of the foregoing an "Insolvency Event");

  •
  a judgment in excess of $10.0 million is rendered against us or any of our subsidiaries and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

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  we or any subsidiary defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $10.0 million to become due prior to its stated maturity or to permit the holder or holders of any obligation to cause an amount exceeding $10.0 million to become due prior to its stated maturity.

  Consequences of Events of Non-Compliance

  •
  If an Event of Noncompliance has occurred and is continuing, the dividend rate on the Preferred Stock will increase immediately by an increment of two percentage points. Any such increase of the dividend rate will terminate as of the close of business on the date on which no Event of Noncompliance exists.

  •
  If an Event of Noncompliance other than an Insolvency Event has occurred and is continuing, the holder or holders of a majority of the Preferred Stock then outstanding may demand immediate redemption of all or any portion of the Preferred Stock owned by such holder or holders at a price per share equal to the Liquidation Value.

  •
  If an Insolvency Event has occurred, all of the Preferred Stock then outstanding will be subject to immediate redemption by us (without any action on the part of the holders of the Preferred Stock) at a price per share equal to the Liquidation Value.

  •
  If any Event of Noncompliance exists, each holder of Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

Terms of the Loans

    The Investors will make $100.0 million in aggregate principal amount of Loans to us an incremental facility under our senior credit agreement and the Loans will convertible into our common stock on the terms described below.

Maturity

    The Loans, together will all accrued and unpaid interest on the Loans, will mature on December 31, 2007.

Ranking

    The Loans will be made as an incremental facility under our senior credit agreement and will be secured by our and our subsidiaries' assets in a manner permitted under our existing Bond indentures and acceptable to the Investors and our senior lenders.

Interest

    Interest will accrue on the Loans at a rate of 8% per annum, compounded quarterly, on the sum of the principal amount of the Loans plus unpaid interest accrued in prior quarters. Prior to the fifth anniversary of the Closing Date, we will not pay any interest on the Loans in cash without the consent of the holders of the Loans and the accrued and unpaid interest will become part of the principal amount of the Loans. After the fifth anniversary of the Closing Date, we may elect to have the interest that accrues after such date continue to compound and become part of the principal amount of the Loans or we may pay interest in cash (to the extent otherwise permitted under our senior credit agreement).

Conversion

    The holders of the Loans may convert the Loans at any time and from time to time into a number of shares of our common stock equal to the principal amount of the Loan being converted plus all accrued and unpaid interest on the Loan and dividing the result by the conversion price in effect. The conversion price shall initially be set such that two-thirds of the total number of shares issuable to the Investors in connection with the New Investment will be issuable upon conversion of the Loans as of the Closing Date. The total number of shares issuable to the Investors will depend on the percentage of our common stock, on an as-converted basis, to which the Investors are entitled. As of the Closing Date, the Loans will be convertible into 100,899,561 shares of our common stock, or approximately 30.9% of our As-Converted Common Equity (in each case, assuming a Closing Date of September 30, 2001 and assuming that, as of such date, an aggregate of approximately $260.3 million in principal amount of our Senior Notes and accreted value of our Discount Notes is exchanged). Please see "Overview of the Recapitalization—Current and Post-Recapitalization Equity Ownership" for further information regarding adjustments to the number of shares issuable upon conversion of the Loans. Accrued and unpaid interest on the Loans will be convertible into additional shares of common stock. The conversion price of the Loans will be entitled to the same anti-dilution adjustments as the Preferred Stock, as described above under "Terms of the Preferred Stock—Conversion."

Participating Dividends

    In the event that we declare or pay any dividends upon our common stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of our common stock, we will also declare and pay to the holders of the Loans at the same time that we declare and pay dividends to the holders of our common stock, the dividends which would have been declared and paid with respect to the common stock issuable upon conversion of the Loans had all of the outstanding Loans been converted immediately prior to the record date for the dividend, or if no record date is fixed, the date as of which the record holders of common stock entitled to such dividends are to be determined.

Effect of Change of Control on Loans

    If a "change of control" (defined in the same manner as in the certificate of designation for the Preferred Stock) occurs prior to the fifth anniversary of the Closing Date and repayment of the Loans is required, accrued and unpaid interest with respect to the Loans shall be calculated in all respects

(including for purposes of conversion) as though the change of control occurred on the fifth anniversary of the Closing Date.

Registration Rights

    The holders of the Loans will be entitled to the registration rights described below under "Registration Agreement."

Covenants

    With respect to the Loans, we have agreed with the Investors as follows:

  •
  we agree to give the holders of the Loans and the underlying common stock into which they are converted or convertible ("Loan Purchaser Securities") the preemptive right to acquire a portion of any shares of common stock (or securities containing options or rights to acquire common stock) issued or sold by us equal to the number of securities to be issued multiplied by the quotient obtained by dividing (1) the number of Loan Purchaser Securities held by such holder, by (2) the sum of the total number of Loan Purchaser Securities then in existence plus the total number of shares of common stock (other than Loan Purchaser Securities) then outstanding (assuming exercise or conversion of all convertible securities and rights to acquire common stock then exercisable or convertible into common stock), except for issuances of (i) the Preferred Stock, Loans or Warrants being issued in connection with the Recapitalization or any common stock issued upon conversion of the foregoing, (ii) the common stock issued in connection with the Bond Exchange, (iii) securities we issue to our employees pursuant to a stock option plan approved by our Board of Directors, (iv) securities as consideration for the acquisition of another business, (v) securities as a pro rata distribution on our common stock, (vi) securities pursuant to a securities split, dividend, recapitalization or organization that does not dilute the economic interest of any holder of common stock, (vii) securities to a lender in connection with its loan to us, (viii) securities pursuant to a registered public offering;

  •
  we agree to file all reports required to be filed by us under the Securities Act and the Exchange Act;

  •
  we agree to notify the holders of the Loans at least 30 days prior to making any prepayment of the Loans, whether as a result of a change of control or mandatory or optional prepayment provision of our senior credit agreement; and

  •
  we agree to assist and cooperate with any holder of Loans required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Loans (including, without limitation, making any filings required to be made by us) and shall pay for and hold each Investor harmless against liability for any expenses in connection therewith, including preparing and filing the notifications required under the HSR Act.

Registration Agreement

    In connection with the Recapitalization, we will enter into an amended and restated registration rights agreement with the Investors and the Exchanging Bondholders and certain other holders of our common stock. These holders of common stock will have the benefit of the following demand registration rights:

  •
  subject to minimum dollar amounts, MDP may demand two registrations on Form S-1 with respect to the stock held by it prior to the Recapitalization;

  •
  Frontenac and Battery Ventures may each demand one registration on Form S-1 with respect to the stock held by them prior to the Recapitalization;

  •
  the holders of 8% of all shares of common stock subject to the registration agreement prior to the Recapitalization may demand an unlimited number of registrations on Form S-2 or Form S-3;

  •
  the holders of a majority of the common stock issued upon conversion of the Preferred Stock and the Loans may request two registrations on Form S-1 and an unlimited number of registrations on Form S-2 and Form S-3; and

  •
  the holders of the Preferred Stock may, at any time after the first anniversary of the Closing Date, request one demand registration on either Form S-1, S-2 or S-3, which may be a shelf registration statement, if available.

    In addition, these stockholders and the Exchanging Bondholders will have unlimited "piggyback" registration rights under which they will have the right to request that we register their shares of common stock whenever we register any of our securities under the Securities Act and the registration form to be used may be used for the registration of their shares of common stock. These piggyback registration rights will not, however, be available:

  •
  if the piggyback registration is in connection with an underwritten registration and the managing underwriter concludes that including shares of common stock owned by holders of "piggyback" registration rights would have an adverse impact on the marketing of the securities to be sold in the underwritten offering; or

  •
  for registrations undertaken because of a demand registration.

Purchase Rights

    If at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of our common stock (the "Purchase Rights"), then each holder of Preferred Stock and each holder of Loans will be entitled to acquire, upon the terms applicable to the Purchase Rights, the aggregate Purchase Rights which the holder of Preferred Stock or Loans could have acquired if it had held the number of shares of common stock acquirable upon conversion of its Preferred Stock or Loans, as the case may be, immediately before the date on which a record is taken for the grant, issuance or sale of the Purchase Rights.

Indemnification

    We have agreed to indemnify the Investors and their affiliates against liabilities arising out of (1) the execution delivery and performance of the Purchase Agreement and any other documents executed pursuant to the Purchase Agreement and (2) any breach of any of our covenants, agreements, representations or warranties under the Purchase Agreement or any other document executed pursuant to the Purchase Agreement.

Bank Amendments

    We have received the approval of our senior lenders to amend the terms of our senior credit facility, subject to certain terms and conditions. The amendment enables us to complete the Recapitalization and provides for a total of $225.0 million of borrowing capacity. Prior to the Recapitalization, covenants under our existing senior credit facility limited our borrowing to $150.0 million.

Description of the Warrants

General

    The Warrants will be issued through a pro rata dividend to our stockholders of record as of the day immediately prior to the consummation of the Recapitalization. Our stockholders will not be required to make any payment or take any other action in order to receive their Warrants. The distribution of the Warrants does not require stockholder approval under applicable law or the rules of The Nasdaq National Market. The distribution will be made shortly after the Closing Date and in no event later than 90 days thereafter. The issuance of Warrants was a condition to the Special Committee's approval of the terms of the New Investment.

Warrants Issued

    Warrants, which, when exercised, will entitle the holders thereof to acquire an equal number of shares of common stock (the "Warrant Shares"), representing in the aggregate approximately 3.0% of our As-Converted Common Equity (which does not give effect to the issuance of the Warrants) immediately following the consummation of the Recapitalization.

Registration of Common Stock

    The Company has agreed that for a period of three years commencing on the distribution date of the Warrants it will maintain the effectiveness of a registration statement with respect to the issuance of the Warrant Shares from time to time upon exercise of the Warrants. As a result, the Warrant Shares will be registered under the Securities Act and freely transferable by the holder thereof.

Exercise

    Each Warrant will entitle the holder thereof to purchase one share of common stock at an exercise price to be established at the Closing Date equal to the per share amount at which the value of the common stock issued to the Exchanging Bondholders in the Bond Exchange will equal 100% of the principal amount or accreted value of the Bonds exchanged. The Warrants will be exercisable at any time on or after the distribution date. The number of shares of common stock for which, and the price per share at which, a Warrant is exercisable are subject to adjustment upon the occurrence of certain changes in the common stock and certain issuances of common stock, options or convertible securities, each as provided in the warrant agreement relating to the Warrants (the "Warrant Agreement"). No fractional shares of common stock will be issued in connection with the exercise of the Warrants, and such fractional interests shall be rounded to the next higher whole number in the case of fractional interests equal to or greater than 0.5 and to the preceding whole number in the case of fractional interests less than 0.5. The Warrants will provide that the exercise price thereof may be paid through a "cashless exercise." A Warrant does not entitle the holder to any rights as a stockholder of Focal or to receive any dividends paid on the common stock.

Expiration of Warrants

    The Warrant will expire on the sixth anniversary of the distribution date (the "Expiration Date"). We will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If we do not give such notice, the Warrants will still terminate and become void on the Expiration Date.

Reservation of Shares

    Upon the consummation of the Recapitalization, we will have authorized and reserved for issuance such number of shares of common stock as shall be issuable upon the exercise of the Warrants. Such Warrant Shares, when paid for and issued, will be duly and validly issued, fully paid and non-assessable.

Transferability

    The Warrant Agreement will provide that the Warrants will be freely transferable by the holders thereof. We believe that the Warrants will not be subject to transfer restrictions under the Securities Act. We do not intend to apply for listing of the Warrants on any securities exchange or to arrange for any quotation system to quote them.

PROPOSAL NO. 2

ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE BOND EXCHANGE

Introduction

    We are asking you to approve the issuance of shares of common stock to the holders of our Discount Notes and Senior Notes who are participating in the Bond Exchange ("Exchanging Bondholders"). The Bond Exchange is being effected pursuant to the terms of individually negotiated exchange agreements between us and each of the Exchanging Bondholders. We entered into these exchange agreements in early August 2001. Each of these agreements provide for the exchange by these holders of their Bonds for common stock.

Required Vote

    The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented at the Special Meeting and entitled to vote is required to approve Proposal 2. Approval of Proposal 2 is contingent upon approval of Proposals 1 and 3.

    Pursuant to the Voting Agreement, the Existing Investors and their affiliates have agreed to vote their shares of our common stock (representing approximately 59.5% of the common stock entitled to vote on this Proposal) in favor of this Proposal. Therefore, assuming that the parties to the Voting Agreement vote as required by that agreement, this Proposal will receive the majority vote required for approval.

Recommendation of the Board of Directors and the Special Committee

    THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE HAVE UNANIMOUSLY APPROVED AND ADOPTED THE MATTERS SET FORTH IN PROPOSAL NO. 2 AND BELIEVE THAT THEY ARE IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS AND RECOMMEND THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 2.

Information about the Exchange Agreements

    The following is a summary of the material terms of the Exchange Agreements. Each of the Exchange Agreements were individually negotiated by the Exchanging Bondholders and are therefore not identical in all respects. This summary describes the provisions of these agreements generally and does not describe the Exchange Agreements in their entirety. Individual agreements may vary. The form of the Exchange Agreement has been filed with SEC. See "Where You Can Find More Information." You should read the entire form of Exchange Agreement.

Terms of the Bond Exchange

    Each Exchanging Bondholder has agreed to exchange its Bonds for an aggregate number of shares of common stock equal to the product of (1) the quotient determined by dividing (a) the aggregate principal amount and/or accreted value, as the case may be, of the Bonds beneficially owned by the Exchanging Bondholder as of the closing Date by (b) the sum of the aggregate principal amount of the Senior Notes and the aggregate accreted value of the Discount Notes, in each case as of the Closing Date, being exchanged for common stock on the Closing Date and (2) that number of shares of common stock representing 40% of the As-Converted Common Equity as of the Closing Date (assuming that 60% of the aggregate of the principal amount of the Senior Notes and the accreted value of the Discount Notes (the "Target Bond Percentage") are being exchanged on the Closing Date). To the extent that Bonds constituting more or less than the Target Bond Percentage are received, the Exchanging Bondholder Percentage will be proportionally increased or decreased.

    As of August 10, 2001, we had agreements with Exchanging Bondholders representing $145.8 million in aggregate principal amount of the Senior Notes and $112.6 million in accreted value of the Discount Notes. Assuming the Closing Date occurs on September 30, 2001, these Bonds would be exchanged for 111,831,914 shares of common stock. The actual number of shares of common stock issued in the Bond Exchange will change in the event that the Closing Date changes or we have entered into Exchange Agreements with additional Bondholders. The number of shares issuable to the Exchanging Bondholders will be adjusted for the Reverse Stock Split. Please see "Overview of the Recapitalization—Current and Post-Recapitalization Equity Ownership" for further information regarding adjustments to the number of shares issuable in connection with the Bond Exchange.

Representations and Warranties

    The Exchange Agreements contain representations and warranties by us related to, (1) our due organization, valid existence, good standing and similar corporate matters, (2) the common stock to be issued being validly issued, fully paid and non-assessable, (3) the authorization, execution, delivery and enforceability of the Exchange Agreements and the consummation of the transactions contemplated by the agreements, (4) the absence of brokers and finders; (5) our capitalization, corporate structure and subsidiaries, (6) the compliance of our filings with the SEC with applicable securities laws, and (7) the availability of an exemption from the registration requirements of the Securities Act. with respect to the issuance of the common stock to the Exchanging Bondholders.

    The Exchange Agreements also contain representations and warranties of each of the Exchanging Bondholders related to (1) its due organization, valid existence, good standing and similar corporate matters, (2) the authorization, execution, delivery and enforceability of the Exchange Agreement and the consummation of the transactions contemplated by the agreement, (3) conflicts under the Exchanging Bondholder's charter documents, conflicts with material agreements and violations of applicable laws, (4) its ownership of the Bonds being exchanged, (5) the absence of any liens on the Bonds being exchanged, (6) its investment intent with respect to the common stock, (7) its status as a "qualified institutional buyer" as defined by Rule 144A under the Securities Act, (8) its understanding that the common stock has not been registered under the Securities Act, (9) its receipt of financial and other business information from us and (10) its opportunity to participate in the negotiation of the terms of the Bond Exchange.

Conditions to the Obligations of the Exchanging Bondholders to Consummate the Bond Exchange

    Each Exchanging Bondholder's obligation to consummate the transactions contemplated by the Exchange Agreement to which it is a party are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

  •
  our having performed our obligations provided in the Exchange Agreement, our representations and warranties being true and correct in all material respects, and our delivering a certificate to these effects to the Exchanging Bondholder;

  •
  the other transactions contemplated by the Recapitalization being contemporaneously consummated; and

  •
  all corporate and other proceedings in connection with the transactions contemplated by the Exchange Agreement and all documents and instruments incident to such transactions being reasonably satisfactory to the Exchanging Bondholder.

Conditions to Our Obligation to Consummate the Bond Exchange

    Our obligation to consummate the transactions contemplated by the Exchange Agreements are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

  •
  the Exchanging Bondholders having performed their respective obligations provided in the Exchange Agreement and their representations and warranties being true and correct in all material respects as of the Closing Date;

  •
  the other transactions contemplated by the Recapitalization being contemporaneously consummated;

  •
  all corporate and other proceedings in connection with the transactions contemplated by the Exchange Agreement and all documents and instruments incident to such transactions being reasonably satisfactory to us;

  •
  no action having been instituted (and being pending) by or before any governmental body to restrain or prohibit the Exchange Agreements or the Bond Exchange and no preliminary injunction or other order being issued by any federal or state court preventing consummation of the Exchange Agreements; and

  •
  the Bond indentures having been amended as described below under "—Amendments to the Indentures Governing the Bonds."

Covenants and Agreements

    Covenants and Agreements by Us.  The Exchange Agreements provide for certain agreements by us, including the following:

  •
  We have agreed with the Exchanging Bondholders that, until the earlier of the consummation of the Bond Exchange or the termination of the applicable Exchange Agreement, we will not issue or otherwise dispose of any shares of our capital stock or options, warrants, or other securities convertible into or exercisable or exchangeable for any of our capital stock, other than shares of our common stock (1) issued and sold in accordance with the terms of options, warrants or other stock purchase rights outstanding on the date of the Exchange Agreement, (2) issued under employee benefit plans in effect as of the Exchange Agreement or (3) pursuant to any of the transactions comprising the Recapitalization.

  •
  We have agreed to enter into a registration rights agreement with the Exchanging Bondholders as described above under the heading "Registration Agreement."

    Covenants and Agreements by the Exchanging Bondholders.  The Exchange Agreement provides for the following agreements by certain of the Exchanging Bondholders:

  •
  The Exchanging Bondholder, as a condition to the Bond Exchange, will waive and release (1) all defaults and events of default under the indentures and the Bonds (other than any defaults relating to the payment of principal and interest) existing immediately prior to the Closing Date, if any, and (2) all rights, claims and causes of action against us, our subsidiaries or agents based upon losses sustained from the purchase or ownership of the Bonds.

  •
  The Exchanging Bondholder will also agree that it will not enforce any of its rights under the Bond indentures arising from any default or event of default, if any, under the Bond indentures.

  •
  The Exchanging Bondholder has agreed that, during the period commencing on the Closing Date and ending 180 days thereafter (the "Restricted Period"), the Exchanging Bondholder will not (1) offer for sale, sell, pledge, or otherwise dispose of any of our securities or (2) enter into any swap or derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the securities, in cash or otherwise; provided, that the foregoing restriction shall only apply to 66.7% of the common stock received in the Bond Exchange during the first 90 days of the Restricted Period and shall only apply to 33.3% of the common stock received in the Bond Exchange during the remainder of the Restricted Period.

Termination of the Exchange Agreements

    The Exchange Agreements terminate automatically if the Recapitalization is not completed within 180 days of their respective dates of execution.

Tax Consequences to Us of the Bond Exchange

Discharge of Indebtedness Income

    We will realize income from discharge of indebtedness as a result of the Bond Exchange if, and to the extent that, the adjusted issue price of the Bonds exchanged for common stock exceeds the fair market value of the common stock as of the Closing Date (taking into account the impact on such fair market value of any restrictions on the right of an Exchanging Bondholder to sell the common stock received). We anticipate that, in computing our regular federal income tax liability, we will be entitled to offset the amount of our current year tax loss (determined without regard to any discharge of indebtedness income) and net operating loss carryforwards from prior tax years against any discharge of indebtedness income. We anticipate that, in computing our federal alternative minimum tax liability, we will be able to offset the amount of our current year alternative minimum tax loss (determined without regard to any discharge of indebtedness income) against our discharge of indebtedness income as our minimum tax net operating loss carryforwards from prior years may offset only 90% of our discharge of indebtedness income in excess of our current year alternative minimum tax loss. Whether we incur any federal income tax liability as a result of the Bond Exchange depends on a number of factors, including the amount of Bonds exchanged, the fair market value of the common stock issued in the Bond Exchange, the amount of our current year tax loss and current year alternative minimum tax loss (in each case determined without regard to any discharge of indebtedness income), and the amount of our net operating loss and alternative net operating loss carryforwards from prior years. No assurances can be given (1) that we will not have discharge of indebtedness income as a result of the exchange or (2) that we will be able to fully offset all of our discharge of indebtedness income for regular income tax and alternative minimum tax purposes with our current year tax loss, net operating tax loss carryforwards, current year alternative minimum tax loss and alternative minimum tax loss carryforwards.

Impact on Our Net Operating Loss Carryforwards and Other Deductions

    Our net operating loss carryforwards and alternative minimum loss carryforwards available to reduce our future federal income tax liability will be reduced to the extent that our current year tax loss, net operating loss carryforwards from prior tax years, current year alternative minimum tax loss, and alternative minimum tax net operating loss carryforwards from prior years are used to offset our discharge of indebtedness income as described above.

    In addition, we anticipate that the issuance of common stock for the Bonds in the Bond Exchange will result in an "ownership change" for purposes of federal statutory provisions that limit the use of net operating losses and net unrealized built-in losses. After the ownership change, we will generally be limited to using an amount of pre-ownership-change net operating losses (not otherwise used to offset discharge of indebtedness income) equal to the product of (1) the fair value of our equity (determined immediately prior to the ownership change and generally ignoring any capital contributions made within two years of the ownership change) and (2) an interest rate determined by the Internal Revenue Service (which for ownership changes occurring in August 2001 is 5.01%). In addition, to the extent that we have a "net unrealized built-in loss" in our assets as of the ownership change, a portion of the depreciation and amortization on our assets, as well as certain losses on the sale of our assets, will generally be treated as built-in losses subject to the forgoing limitations on use as if it were a pre-ownership-change net operating loss. Our alternative minimum tax net operating losses and alternative minimum tax depreciation and amortization will be subject to similar limitations.

    No assurance can be given that we will be able to use any net operating losses and alternative minimum tax net operating losses remaining after the ownership change prior to their expiration. Moreover, it is possible that conversion of the Preferred Stock or the Loans, or exercise of the Warrants, together with other changes in ownership of our securities, may result in an additional ownership change in the future and further limit our ability to use our net operating losses, alternative minimum tax net operating losses and built-in losses and deductions.

Amendments to the Indentures Governing the Bonds

    Each Exchanging Bondholder has given its consent to the following amendments to the indentures governing the Senior Notes or the Discount Notes, as applicable. Each consent will become effective immediately prior to the consummation of the Recapitalization.

    The indenture amendments:

  •
  Change the definition of "Change of Control" in the indentures to eliminate the provision that provides that a change of control will be deemed to occur if we merge with or into another person, and our securities that are outstanding immediately prior to the transaction that had represented 100% of our aggregate voting securities are changed into or exchanged for cash, securities or property, unless pursuant to the transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after giving effect to the transaction, at least a majority of the aggregate voting power of the voting stock of the surviving corporation;

  •
  Clarify the exception that permits us to incur senior indebtedness under the indentures to expressly permit guarantees of such senior indebtedness by our restricted subsidiaries;

  •
  Increase the amount of senior indebtedness that we or our restricted subsidiaries may incur under the Discount Notes indenture from $100.0 million to $250.0 million;

  •
  Increase the amount of subordinated indebtedness that we or our restricted subsidiaries may incur under both indentures from $100.0 million to $250.0 million;

  •
  Expand an exception to the prohibition against incurring liens to include liens granted by our restricted subsidiaries and for liens granted by either us or our restricted subsidiaries in connection with indebtedness incurred to finance the cost to acquire equipment, inventory or network assets;

  •
  Expand the exception for incurring liens to finance the cost to acquire equipment, inventory or network assets by eliminating the requirements that:

  •
  the principal amount of any indebtedness secured by any such liens does not exceed 100% of the purchase price or cost of construction or improvement of the property subject to such lien,

  •
  such liens attach to the property acquired prior to, at the time of or within 180 days after the engineering, acquisition, installation, development, improvement, completion of construction or commencement of operation of such property, and

    •
    such liens do not extend to or cover any property other than the specific item installed, developed or constituting the improvements made with the proceeds of such indebtedness; and

•
Eliminate the current requirement in the indentures that immediately after giving effect to any consolidation, merger or sale of all or substantially all of our and our restricted subsidiaries property and assets on a pro forma basis, we (or the surviving entity, as the case may be) shall have a consolidated net worth equal to or greater than our consolidated net worth immediately prior to such transaction.

PROPOSAL NO. 3

VOTING AMENDMENTS

Introduction

    The Board of Directors has unanimously adopted a resolution approving and recommending to our stockholders for approval, certain amendments to Article Fourth of our Certificate of Incorporation that are intended to facilitate the New Investment, and are necessary to provide the holders of the Loans with the voting rights described under Proposal No. 1 under "Terms of the Loans—Voting Rights." The Investors have conditioned the making of the New Investment upon the approval of the Voting Amendments.

Required Vote

    The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is required to approve Proposal No. 3. Approval of Proposal No. 3 is contingent upon approval of Proposal Nos. 1 and 2.

    Pursuant to the Voting Agreement, the Existing Investors and their affiliates have agreed to vote their shares of our common stock (representing approximately 59.5% of the common stock entitled to vote on this Proposal) in favor of this Proposal. Therefore, assuming that the parties to the Voting Agreement vote as required by that agreement, this Proposal will receive the majority vote required for approval.

Recommendation of the Board of Directors

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MATTERS SET FORTH IN PROPOSAL NO. 3 AND BELIEVES THAT THEY ARE IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 3.

The Voting Amendments

Rights of Holders of Loans to Vote on an As-If-Converted Basis

    The amended Certificate of Incorporation will provide that holders of Loans will be entitled to notice of all stockholders meetings and that holders of Loans will be entitled to vote, together with the holders of our common stock and preferred stock, as a single class. The amended Certificate of Incorporation will also provide that holders of Loans will be entitled to the same rights of inspection that our stockholders have under the Delaware General Corporation Law and our Certificate of Incorporation and that the Loans shall be deemed to be shares of common stock for the purpose of any provision of the Delaware General Corporation Law that requires the vote of stockholders as a prerequisite to any corporate action.

Compliance with HSR Act

    The amended Certificate of Incorporation will provide that, in connection with the conversion or exercise of any security into common stock to which the HSR Act is applicable, until such time as the applicable waiting periods (and any extension thereof) under the HSR Act relating to any such conversion or exercise have expired or otherwise been terminated, the converting holder shall not be entitled to vote the common stock issued upon such conversion (except for votes concerning the proposed amendments or waivers to the Certificate of Incorporation).

Elimination of Class Vote Requirement

    The amended Certificate of Incorporation will provide that the number of authorized shares of any class of our stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding shares of our voting securities (including the Loans), irrespective of the class vote requirements set forth in Section 242(b)(2) of the Delaware General Corporation Law.

    The full text of the amendment to our Certificate of Incorporation is set forth as Annex C to this Proxy Statement. You should read the amendment in its entirety.

PROPOSAL NO. 4:

THE REVERSE STOCK SPLIT AMENDMENT

Introduction

    The Board of Directors has unanimously adopted a resolution declaring advisable, and recommending to our stockholders for their approval, an amendment to Article Fourth of our Certificate of Incorporation authorizing a reverse stock split at each of the ratios within the range from 1-for-5 to 1-for-35, and granting the Board of Directors the discretion to determine which ratio to apply when filing a certificate of amendment to our certificate of incorporation with the Secretary of State of Delaware effecting the Reverse Stock Split, or, at the discretion of the Board of Directors, to abandon the Reverse Stock Split altogether. The form of the proposed amendment is attached to this Proxy Statement as Annex D (the "Reverse Stock Split Amendment"). The Reverse Stock Split Amendment will effect the Reverse Stock Split by reducing the number of outstanding shares of common stock by an approximate amount ranging between 80.0% and 97.1%, depending upon the ratio at which our Board of Directors determines to implement the Reverse Stock Split, but will not increase the par value of the common stock, and will not change the number of authorized shares of our capital stock. If implemented, the number of shares of our common stock owned by each of our stockholders will be reduced by the same proportion as the reduction in the total number of shares of our common stock outstanding, so that the percentage of our outstanding common stock owned by each of our stockholders will remain the same.

    The Board of Directors believes that, because it is not possible to predict market conditions at the time the Reverse Stock Split is to be effectuated, it is in the best interests of the Company and our stockholders to enable the Board of Directors to determine, within the limits approved by our stockholders, the appropriate ratio for the Reverse Stock Split. The Board of Directors will select the appropriate ratio for the Reverse Stock Split only after a determination that the ratio is in the best interests of us and our stockholders. If the New Investment and the Bond Exchange are completed, the Board of Directors will effect the Reverse Stock Split immediately prior to those transactions. If the New Investment and the Bond Exchange are not completed, the Board of Directors will have the authority to complete the Reverse Stock Split any time prior to December 31, 2001, at which time the Board of Directors' authority to effect the Reverse Stock Split shall terminate.

Required Vote

    The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is required to approve Proposal No. 4.

Recommendation of the Board of Directors

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MATTERS SET FORTH IN PROPOSAL NO. 4 AND BELIEVES THAT THEY ARE IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 4.

Reasons for the Reverse Stock Split Amendment

    At meetings held during July and August 2001, the Special Committee and the Board of Directors reviewed our current business and financial performance and the recent trading range of our common stock. The Special Committee and the Board of Directors determined that a reverse stock split was desirable in order to achieve the following benefits, each of which is described below in more detail:

  •
  encourage greater investor interest in our common stock by making the stock price more attractive to the many investors, particularly institutional investors, which refrain from investing in stocks that trade below $5.00 per share;

  •
  reduce trading fees and commissions incurred by stockholders, since these costs are based to a significant extent on the number of shares traded; and

  •
  facilitate continued listing on The Nasdaq National Market, which will enable us to focus on implementing our revised business plan for the long-term best interests of stockholders without needing to have undue concern about whether any of these actions, or other general market factors beyond our control, may in the short term result in our average per share closing price dropping below the $1.00 threshold required for continued listing on the Nasdaq National Market.

    Encourage greater investor interest in our common stock.  The Special Committee and the Board of Directors believe that the Reverse Stock Split will encourage greater interest in our common stock by the investment community. The Special Committee and the Board of Directors believe that the current market price of our common stock may impair its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional and other investors look upon stock trading at low prices as unduly speculative in nature and, as a matter of policy, avoid investing in such stocks. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. If effected, the Reverse Stock Split would reduce the number of outstanding shares of our common stock and should increase the trading price of our common stock. The Special Committee and the Board of Directors believe that raising the trading price of our common stock will increase the attractiveness of our common stock to the investment community and possibly promote greater liquidity for our existing stockholders.

    Reduce trading fees and commissions incurred by stockholders.  Because broker commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on high-priced stocks, the current share price of our common stock, in the absence of the Reverse Stock Split, may continue to result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price was substantially higher. This factor may further limit the willingness of institutions to purchase our common stock at its current market price.

    Facilitate Continued Listing on the Nasdaq National Market.  Our common stock is listed on the Nasdaq National Market. One of the Nasdaq's continued listing requirements is that the average per share closing price of a company's common stock for any consecutive 30 trading day period not fall below $1.00 per share. If a company's average per share closing price does fall below the $1.00 level, the Nasdaq gives the company notice of this event and a period of time at the end of which it must raise its average per share closing price back above the required minimum level. If the company's average per share closing price is not at least $1.00 by the end of this cure period, then the company would be delisted from the Nasdaq.

    As of August 27, 2001, the closing price of our common stock was $0.63 per share, the consecutive 30 trading day average per share closing price was $1.38, and the 52-week trading range was $0.63 to $32.00. Accordingly, although our average per share closing price has been above the minimum required for continued listing on the Nasdaq, our per share closing price over the prior consecutive 30 days has not at all times exceeded $1.00. If our per share closing price continues to fall below $1.00, we may cease to be in compliance with Nasdaq's continued listing requirements. In light of the challenges of implementing our revised business plan and the current economic climate, the Board of Directors believes the interests of stockholders would be best served if we are able to focus on strategic decisions designed to improve our long-term performance, without needing to have undue concern about whether any of these actions, or other general market factors beyond our control, may in the short term result in our average per share closing price dropping below the $1.00 threshold.

    The Special Committee and the Board of Directors also took into consideration a number of negative factors associated with reverse stock splits, including: the negative perception of reverse stock splits held by many investors, analysts and other stock market participants; the fact that the stock price of some companies that have recently effected reverse stock splits has subsequently declined back to pre-reverse split levels; the fact that having a greater number of outstanding shares aids employee retention and recruitment by allowing a company to offer option grants for a larger absolute number of shares; and the costs associated with holding the Special Meeting of stockholders and implementing the Reverse Stock Split. The Special Committee and the Board, however, determined that these negative factors were outweighed by the intended benefits described above.

Potential Effects of the Reverse Stock Split

    There can be no assurance, that the market price of our common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split. The market price of our common stock is dependent upon our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the reduced number of shares that will be outstanding after the Reverse Stock Split could significantly reduce the trading volume and otherwise adversely affect the liquidity of our common stock.

    Although the Reverse Stock Split will not, by itself, impact our assets or prospects, the Reverse Stock Split could result in a decrease in the aggregate market value of our common stock. If effected, the Reverse Stock Split will result in some stockholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

    The following table reflects the approximate number of shares of our common stock that would be outstanding as a result of the Reverse Stock Split at each of the ratios proposed to be approved by the Stockholders at the Special Meeting (1) based on approximately 61,755,571 shares of our common stock outstanding as of August 2, 2001 and (2) based on the approximately 325,501,572 shares of our common stock expected to be outstanding after the Recapitalization on an as-converted basis.

Proposed Ratio	Percentage Reduction in Outstanding Common Stock	Approximate Number of Shares of Common Stock to be Outstanding after the Reverse Stock Split	Approximate Number of Shares of Common Stock to be Outstanding after the Reverse Stock Split and the Recapitalization
1-for-5	80.0%	12,351,114	65,100,314
1-for-6	83.3%	10,292,595	54,250,262
1-for-7	85.7%	8,822,224	46,500,225
1-for-8	87.5%	7,719,446	40,687,697
1-for-9	88.8%	6,861,730	36,166,841
1-for-10	90.0%	6,175,557	32,550,157
1-for-11	90.9%	5,614,143	29,591,052
1-for-12	91.7%	5,146,298	27,125,131
1-for-13	92.3%	4,750,429	25,038,583
1-for-14	92.8%	4,411,112	23,250,112
1-for-15	93.3%	4,117,038	21,700,105
1-for-16	93.8%	3,859,723	20,343,848
1-for-17	94.1%	3,632,681	19,147,151
1-for-18	94.4%	3,430,865	18,083,421
1-for-19	94.7%	3,250,293	17,131,662
1-for-20	94.9%	3,087,779	16,275,079
1-for-21	95.2%	2,940,742	15,500,075
1-for-22	95.5%	2,807,071	14,795,526
1-for-23	95.7%	2,685,025	14,152,242
1-for-24	95.8%	2,573,149	13,562,566
1-for-25	95.9%	2,470,223	13,020,063
1-for-26	96.2%	2,375,214	12,519,291
1-for-27	96.3%	2,287,243	12,055,614
1-for-28	96.4%	2,205,556	11,625,056
1-for-29	96.6%	2,129,503	11,224,192
1-for-30	96.7%	2,058,519	10,850,052
1-for-31	96.8%	1,992,115	10,500,051
1-for-32	96.9%	1,929,862	10,171,924
1-for-33	97.0%	1,871,381	9,863,684
1-for-34	97.1%	1,816,340	9,573,576
1-for-35	97.1%	1,764,445	9,300,045

    If the Reverse Stock Split is effected, all outstanding options entitling their holders to purchase shares of our common stock will automatically be reduced in the same ratio as the reduction in the number of shares of outstanding common stock. Correspondingly, the per share exercise price of those options will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. For example, assuming that we effect a 1-for-5 Reverse Stock Split and that an optionee holds options to purchase 1,000 shares of our common stock at an exercise price of $1.00 per share. Upon the effectiveness of a 1-for-5 Reverse Stock Split, the number of shares of our common stock subject to that option would be reduced to 200 and the exercise price would be proportionately increased to $5.00 per share. The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder's proportionate equity interest in the Company except for those stockholders who will receive cash in lieu of a fractional share. None of the rights currently accruing to holders of our common stock, options or warrants to purchase common stock will be affected by the Reverse Stock

Split. Following the Reverse Stock Split, each share of common stock will entitle the holder thereof to one vote per share and will otherwise be identical to the common stock prior to the Reverse Stock Split. The Reverse Stock Split also will have no effect on the number of authorized shares of our common stock.

    The Reverse Stock Split will not affect the par value of our common stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to our common stock will be reduced by an approximate amount ranging between 80.1% and 97.1% of its present amount, depending upon the ratio at which our Board of Directors determines to implement the Reverse Stock Split, and the additional paid-in-capital account will be credited with the amount by which the stated capital is reduced. We anticipate that the per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

    We are currently authorized to issue a maximum of 250,000,000 shares of our common stock. As of August 2, 2001, there were approximately 61,755,571 shares of our common stock issued and outstanding. Although the number of authorized shares of our common stock will not change as a result of the Reverse Stock Split, the number of shares of our common stock issued and outstanding will be reduced by an approximate 80.0% to 97.1%, depending upon the ratio at which the Reverse Stock Split is implemented. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of our common stock available for future issuance by approximately 26.2% to 31.9% depending upon the ratio at which the Reverse Stock Split is implemented. Following the Reverse Stock Split, the Board of Directors will have the authority, subject to applicable securities laws, to issue such authorized and unissued shares without further stockholder approval, upon such terms and conditions the Board of Directors deems appropriate. Although the Board of Directors has no present intention of doing so, our common stock could be issued in such a manner, and pursuant to such terms and conditions, that would make a change of control of the Company or removal of our management more difficult. We do not currently have any plans, proposals or understandings to issue the additional shares that would be available if the Reverse Stock Split is approved and effected, other than in connection with the Recapitalization.

    Our common stock is currently registered under Section 12(g) of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of our common stock under the Exchange Act.

    Holders of our common stock have no preemptive or other subscription rights.

Effectiveness of the Reverse Stock Split

    The Reverse Stock Split, if approved by our stockholders, will become effective (the "Effective Date") upon the filing with the Secretary of State of the State of Delaware of a certificate of amendment to our Certificate of Incorporation in substantially the form of the Reverse Stock Split Amendment attached to this Proxy Statement as Annex D, with a ratio within the range approved by our stockholders to be filled in upon a determination by the Board of Directors of the ratio it believes to be in our and our stockholders' best interests. If the New Investment and the Bond Exchange are completed, the Board of Directors will effect the Reverse Stock Split immediately prior to those transactions. If the New Investment and the Bond Exchange are not completed, the exact timing of the filing of the Reverse Stock Split Amendment will be determined by the Board of Directors based upon its evaluation of when such action will be most advantageous to us and our stockholders. The Board of Directors reserves the right, notwithstanding stockholder approval, to elect not to proceed with the Reverse Stock Split if, at any time prior to the filing of such Reverse Stock Split Amendment, the

Board of Directors, in its sole discretion, determines that it is no longer in our or our stockholders' best interests.

    Commencing on the Effective Date, each common stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of common stock resulting from the Reverse Stock Split. As soon as practicable after the Effective Date, we will notify our stockholders that the Reverse Stock Split has been effected. We expect that our transfer agent, Computershare Investor Services LLC, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of shares of common stock will be asked to surrender to the exchange agent their certificates representing shares of common stock in exchange for new certificates representing the number of shares of common stock into which such shares were converted by the Reverse Stock Split in accordance with the procedures to be set forth in a letter of transmittal we will send to the stockholders. No new certificates will be issued to any stockholder (and no payment will be made with respect to fractional shares) until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent.

Fractional Shares

    We will appoint the exchange agent as agent for each holder who would receive a fractional share of common stock as a result of the Reverse Stock Split. The exchange agent will aggregate all such fractional shares and sell them in an orderly manner after the Effective Date and, after completion of such sales, distribute a pro rata portion of the net proceeds from such sales, based upon the gross selling price of all such fractional shares net of all selling expenses, to each stockholder who would otherwise have received a fractional share. We will reimburse the exchange agent for its reasonable costs, expenses and fees (other than selling expenses) in connection with the sale of fractional shares and the distribution of the proceeds thereof.

Appraisal Rights

    Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal or dissenter's rights with respect to the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Certain Federal Income Tax Consequences

    The following discussion summarizing certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge our stockholders to consult their own tax advisors to determine the particular consequences to them.

    The receipt of new common stock, including whole shares issued in lieu of fractional shares, solely in exchange for the common stock held prior to the Reverse Stock Split will not generally result in recognition of gain or loss to our stockholders. The aggregate adjusted tax basis of a stockholder's new common stock will be the same as the aggregate adjusted tax basis of the shares of old common stock exchanged therefor, and the holding period of the new common stock will include the holding period of the old common stock exchanged therefor. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

PROPOSAL NO. 5

APPROVAL OF AN AMENDMENT TO OUR
2000 EMPLOYEE STOCK PURCHASE PLAN

Introduction

    We are asking you to approve the increase in the number of shares of common stock reserved for issuance under the Focal Communications Corporation 2000 Employee Stock Purchase Plan (the "Purchase Plan") from 375,000 to 2,550,000 (before giving effect to the Reverse Stock Split). On August 30, 2001, our Board of Directors approved and adopted, subject to stockholder approval, certain amendments to the Purchase Plan to provide for this increase. As of July 31, 2001, an aggregate of 310,485 shares of common stock have been purchased or options with respect thereto have been granted under the Purchase Plan. Unless the amount reserved for issuance thereunder is increased, the Purchase Plan will run out of shares during the fourth quarter of 2001. The Board of Directors believes that the Purchase Plan provides an attractive method for employees to purchase our common stock and provides employees with an important benefit.

Required Vote

    The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented at the Special Meeting and entitled to vote is required to approve Proposal No. 5.

Recommendation of the Board of Directors

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 5.

Summary Description of the Purchase Plan

General

    On September 22, 2000, the Board of Directors adopted the Purchase Plan, which was subsequently adopted by our stockholders on June 14, 2001. The Purchase Plan is a broad-based plan intended to provide eligible employees of Focal and participating subsidiaries with a method to purchase our common stock. A copy of the Purchase Plan was included in our 2001 Proxy Statement as Exhibit B, which was filed with the SEC on May 2, 2001. This summary description is qualified by reference to that Exhibit.

    The Purchase Plan provides eligible employees with the opportunity to purchase shares of our common stock at a discount from fair market value pursuant to a payroll deduction program. A total of 375,000 shares of common stock are currently reserved for issuance under the Purchase Plan. The Purchase Plan provides for six-month offering periods commencing each calendar quarter (each a "Purchase Period"). Prior to the beginning of each Purchase Period, eligible employees may elect to make contributions by payroll deduction to purchase common stock. On the last business day of each Purchase Period (the "Purchase Date"), common stock is purchased automatically at a price equal to the lesser of 85% of the fair market value of the common stock on the first business day of the Purchase Period or 85% of the fair market value of the common stock on the last business day of the Purchase Period. "Fair market value" for this purpose means the per share common stock closing price on the Nasdaq National Market on the date of determination (or the next trading day if the date of determination is not a trading day). The Compensation Committee of our Board of Directors currently has authorized approximately 1,200 employees of Focal and such subsidiaries as the Board of Directors may designate from time to time (each a "Participating Company" and together the "Participating Companies") to participate in the Purchase Plan. The Purchase Plan will continue in effect until all shares of common stock available for issuance under the Purchase Plan have been issued, unless terminated earlier in the discretion of the Compensation Committee. The shares of common stock available for issuance under the Purchase Plan were registered by us on September 21, 2000 pursuant to a Registration Statement on Form S-8.

Eligibility

    Each employee of a Participating Company may participate in the Purchase Plan, provided that such employee works at least 20 hours a week and five months a calendar year. However, an employee will not be eligible to participate if such individual would, immediately after the grant of purchase rights, own or hold outstanding options or other rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of our stock.

Enrollment and Participation

    An eligible employee may enroll in the Purchase Plan by completing the appropriate forms and specifying the rate of payroll deductions and any beneficiaries prior to the beginning of any Purchase Period, provided an eligible employee may only participate in one Purchase Period at a time. Payment for common stock under the Purchase Plan shall be effected by means of the participant's authorized payroll deduction. Payroll deductions will begin with the first business day of a Purchase Period and will (unless sooner terminated or modified by the participant or the participant becomes ineligible for participation) remain in effect for successive Purchase Periods. Interest will not accrue on amounts withheld from a participant's compensation or otherwise credited to an account established for a participant. Fractional shares may not be purchased under the Purchase Plan.

Withdrawal and Termination

    A participant may withdraw from the Purchase Plan by filing the appropriate form with the Compensation Committee or its designee. Any payroll deductions previously collected from the participant and not previously applied to the purchase of common stock will, at the participant's election, be refunded (except in the case of a termination that occurs within 15 days of the end of the offering period) or held for the purchase of common stock on the next Purchase Date immediately following such termination. An employee who has withdrawn from a Purchase Period may participate in the Purchase Plan as in any subsequent Purchase Period by filing a new election form prior to the commencement of such Purchase Period.

    If a participant ceases to be employed by a Participating Company before the end of any Purchase Period, he or she may elect, by filing the appropriate form as directed by the Compensation Committee or its designee, to have the amount in his or her account at the time of termination applied to purchase common stock at the applicable purchase price on the first Purchase Date following such termination. In the absence of such an election, the amount credited to his or her account on the date of termination will be refunded without interest. A participant may file with us a written designation of beneficiary with respect to any cash or stock payable under the Purchase Plan and may change such designation of beneficiary at any time by written notice to us.

Transferability

    Neither payments credited to a participant's account under the Purchase Plan nor any rights to purchase common stock under the Purchase Plan may be transferred by a participant except by the laws of descent and distribution. Any such attempted transfer will be without effect, except that we may treat such act as an election by the participant to withdraw from the Purchase Plan.

Limitations on Investment

    An employee may elect to have any whole percentage amount up to 10% of his or her compensation withheld and applied to the purchase of common stock under the Purchase Plan. "Compensation" for this purpose means a participant's total cash compensation, including contributions made by the participant to a plan maintained pursuant to Sections 401(k) or 125 of the Tax Code. No employee is entitled to accrue at a rate which exceeds $25,000 of fair market value of common stock (determined at the time of subscription) during any calendar year.

    Each participant will be granted a separate purchase right for each Purchase Period in which the individual participates. The purchase right will be granted as of the first business day of such Purchase Period and will be exercised automatically on the Purchase Date.

Adjustments

    The Compensation Committee may make or provide for such adjustments in the purchase price and in the number or kind of shares of common stock or other securities covered by participant elections or in determining the number of shares authorized under the Purchase Plan, as the Compensation Committee in its sole discretion exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants, resulting from any change in our capital structure, merger, consolidation, spin-off, reorganization, liquidation, distribution of assets or similar corporate transaction (collectively "Adjustments"). The Compensation Committee will adjust the number of shares reserved for issuance under the Purchase Plan following the Reverse Stock Split. The Compensation Committee is also authorized under the Purchase Plan, in the event of any such event or transaction, to provide alternative consideration in substitution for any outstanding purchase elections under the Plan.

Amendment; Termination

    The Compensation Committee may amend, suspend, or discontinue the Purchase Plan with respect to any shares of common stock at any time not subject to purchase rights. However, no such action may, without the approval of our stockholders, increase the number of shares of common stock subject to the Purchase Plan (other than for the permitted adjustments described above) or materially modify the requirements as to eligibility for participation in the Purchase Plan.

Administration

    The Purchase Plan is administered by the Compensation Committee or its designee. The Compensation Committee has full authority to interpret and construe any provision of the Purchase Plan and to adopt such rules and regulations for administering the Purchase Plan as it may deem necessary. Decisions of the Compensation Committee are final and binding on all parties who have an interest therein.

Rights as Stockholders

    A participant shall have no rights as a stockholder with respect to any common stock covered by his or her election until the shares are purchased as of the end of the Purchase Period. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such purchase, except with respect to adjustments.

Plan Benefits

    Because the purchase of common stock under the Purchase Plan is discretionary with all eligible employees, it would not be meaningful to include information as to the number of shares of common stock that were allocable during 2000 to all employees, to groups of employees or to any particular employee of Focal or any other Participating Company.

Federal Income Tax Consequences

    The following discussion is merely a summary of the more significant effects of the federal income tax on an employee of Focal or a Participating Company with respect to shares of common stock purchased under the Purchase Plan and does not purport to be a complete analysis of the tax laws dealing with this subject. Reference should be made to the applicable provisions of the Tax Code and the regulations promulgated thereunder. In addition, this summary does not discuss the provisions of the income tax laws of any state or foreign country in which an employee may reside. Each employee should consult his or her own tax advisor concerning the federal, state, local and foreign income tax consequences of participation in the Purchase Plan.

    The Purchase Plan and the right of eligible employees to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Tax Code, subject to receipt of stockholder approval at this Special Meeting. If the Purchase Plan is not so approved, this treatment will not be available. The following discussion assumes that the Purchase Plan will be approved by the stockholders. Amounts withheld from an eligible employee's pay to purchase common stock under the Purchase Plan are taxable as part of the employee's compensation. However, no income will be taxable to a participant as a result of the grant of a purchase right as of the commencement of the Purchase Period or upon the purchase of common stock on the Purchase Date. As summarized below, a participant may be taxed upon the sale or other disposition of shares of common stock acquired under the Purchase Plan. The tax consequences of the disposition will depend upon how long the participant has held the common stock prior to disposition.

    If a participant disposes of the common stock at least two years after the date of granting of the purchase right and at least one year after the common stock is purchased under the Purchase Plan (the "Holding Period"), the following United States federal income tax consequences will apply. The lesser of (1) the excess of the fair market value of the common stock at the time granted over the purchase price of the common stock as if exercised on the date of grant or (2) the excess of the fair market value of the common stock at the time such shares are disposed of over the purchase price of the common stock as if exercised on the date of grant will be treated as ordinary income. Any further gain upon such sale will be treated as a capital gain. If the common stock are sold and the sale price is less than the purchase price, there is no ordinary income and the participant has a capital loss equal to the difference. If a participant holds the common stock for the Holding Period, no deduction in respect of the disposition of such common stock will be allowed to Focal.

    Example 1—An employee is granted a purchase right at $17.00 per share at the beginning of the Purchase Period when the market value of a share is $20.00. On the Purchase Date, the employee pays $17.00 for the share when the market price is still $20.00.

If the share is sold after the Holding Period at	$22.00	$20.00	$18.00	$16.00
Ordinary income would be:	$3.00	$3.00	$1.00	$0.00
Long-term capital gain would be	$2.00	$0.00	$0.00	$(1.00)

    If a participant disposes of the common stock before the expiration of the Holding Period (a "Disqualifying Disposition"), the following United States federal income tax consequences will apply. The excess of the fair market value of the common stock at the Purchase Date over the purchase price will be treated as ordinary income to the employee. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale. Any further gain upon such sale will be treated as a capital gain. If the shares of common stock are sold for less than their fair market value on the Purchase Date, the same amount of ordinary income is attributed to the employee and a capital loss will be recognized equal to the difference between the sale price and the fair market value of the common stock on such Purchase Date. To the extent the employee recognizes ordinary income by reason of a Disqualifying Disposition, Focal will be entitled to a corresponding tax deduction for compensation in the tax year in which the disposition occurs.

    Example 2—As in Example 1, an employee is granted a purchase right at $17.00 per share at the beginning of the Purchase Period when the market value of a share if $20.00, and, at the Purchase Date, the employee pays $17.00 for the share when the market price is still $20.00.

If the share is sold during the Holding Period at:	$22.00	$20.00	$18.00	$16.00
Ordinary income would be:	$3.00	$3.00	$3.00	$3.00
Long-term capital gain would be	$2.00	$0.00	$(2.00)	$(4.00)

    Upon the death of a participant prior to disposing of shares purchased under the Purchase Plan, the tax return for the year of death must include as ordinary income the lesser of (i) the amount by which the fair market value of the stock upon grant exceeds the exercise price as if exercised on the date of grant, or (ii) the amount by which the fair market value of the stock at the time of death exceeds the exercise price as if exercised on the date of grant. If such an amount is required to be included on the tax return in the year of death, an estate tax deduction may be available to the estate of the deceased participant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

    Unless otherwise noted, the following table sets forth, as of August 2, 2001, the beneficial ownership of each current director, and certain of our current and former executive officers, our directors and executive officers as a group, and each stockholder known to us to own beneficially more than five percent of our common stock. The numbers in the table do not give effect to the Recapitalization. Except as noted below, each named person has sole voting power and dispositive power with respect to the shares shown.

	Number of Shares Beneficially Owned(1)	Percent Beneficially Owned
Named Executive Officers
Robert C. Taylor, Jr.(2)	2,543,849	4.1%
John R. Barnicle(3)	2,979,049	4.8%
Joseph A. Beatty(4)	2,357,885	3.8%
Anthony J. Leggio(5)	63,742	*
Michael L. Mael(6)	170,625	*
Directors
James N. Perry, Jr.(7)	21,606,425	35.0%
Andrew E. Sinwell(8)	21,606,425	35.0%
James E. Crawford, III(9)	10,104,110	16.4%
Richard D. Frisbie(10)	5,041,365	8.2%
Paul G. Yovovich(11)	311,392	*
John A. Edwardson(12)	273,176	*
Kathleen A. Perone(13)	11,935	*
All Executive Officers and Directors as a Group (17 persons)(14)	43,244,893	69.4%
Other Owners
Madison Dearborn Capital Partners, L.P.(15)	21,606,425	35.0%
Frontenac VI, Limited Partnership(16)	10,082,980	16.4%
Battery Ventures III, L.P.(17)	5,041,365	8.2%

*
Less than 1% of the issued and outstanding shares of our common stock.

(1)
In accordance with the rules of the Securities and Exchange Commission, each beneficial owner's holding has been calculated assuming full exercise of outstanding warrants and options exercisable by the holder within 60 days after August 2, 2001, but no exercise of outstanding warrants and options held by any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to applicable community property laws.

(2)
Includes 187,500 shares of common stock subject to vesting provisions contained in the executive's Restricted Stock Agreement. Also includes 965,385 shares of common stock held by Mistral Partners, L.P., a family limited partnership. Mr. Taylor exercises sole voting and investment power over shares held by this partnership. Also includes 41,664 shares of common stock subject to options, which are exercisable within 60 days of August 2, 2001.

(3)
Includes 162,500 shares of common stock subject to vesting provisions contained in the executive's Restricted Stock Agreement. Also includes 350,000 shares of common stock held by JRB Partners. L.P., a family limited partnership. Mr. Barnicle exercises sole voting and investment power over shares held by this partnership. Also includes 48,000 shares of common stock held by

  John R. Barnicle Blind Selling Program Trust. Also includes 36,000 shares of common stock held by JRB Blind Program Selling Trust. Mr. Barnicle does not exercise voting or investment power over shares held by these trusts. Also includes 41,664 shares of common stock subject to options, which are exercisable within 60 days of August 2, 2001.

(4)
Mr. Beatty was a Named Executive Officer during the Company's 2000 fiscal year. He resigned from Focal in February 2001. Includes 815,000 shares of common stock held by Coventry Court Partners, L.P., a family limited partnership. Mr. Beatty exercises sole voting and investment power over shares held by this partnership. Also includes 95,000 shares of common stock held by Coventry Court Partners Blind Selling Trust. Mr. Beatty does not exercise voting or investment power over shares held by this trust. The information reported for Mr. Beatty is as of March 2000.

(5)
Consists of 17,180 shares of common stock and an additional 46,562 shares of common stock subject to options which are exercisable within 60 days of August 2, 2001.

(6)
Includes 150,000 shares of common stock subject to vesting provisions contained in the executive's Restricted Shares Agreement. Also, consists of 20,625 shares of common stock subject to options which are exercisable within 60 days of August 2, 2001.

(7)
Mr. Perry, a director, owns no shares in his own name. Consists of shares of common stock owned by Madison Dearborn. See footnote 15 below. Mr. Perry's address is c/o Madison Dearborn Partners, Inc., Three First National Plaza, Suite 3800, Chicago, Illinois 60602.

(8)
Mr. Sinwell, a director, owns no shares in his own name. Consists of shares of common stock owned by Madison Dearborn. See footnote 15 below. Mr. Sinwell's address is c/o Madison Dearborn Partners, Inc., Three First National Plaza, Suite 3800, Chicago, Illinois 60602.

(9)
Mr. Crawford, a director, owns no shares in his own name. Consists of shares of common stock owned by Frontenac and 21,130 shares of common stock owned by Mr. Crawford's son. See footnote 16 below. Mr. Crawford's address is c/o Frontenac Company, 135 South LaSalle Street, Suite 3800, Chicago, Illinois 60602.

(10)
Mr. Frisbie, a director, owns no shares in his own name. Consists of shares of common stock owned by Battery Ventures. See footnote 17 below. Mr. Frisbie's address is c/o Battery Ventures, 20 William Street, Wellesley, Massachusetts 02481.

(11)
Includes 161,716 shares of common stock and an additional 149,676 shares of common stock subject to options which are exercisable within 60 days of August 2, 2001.

(12)
Includes 160,000 shares of common stock and an additional 113,176 shares of common stock subject to options which are exercisable within 60 days of August 2, 2001.

(13)
Includes 6,000 shares of common stock and an additional 5,935 shares of common stock subject to options which are exercisable within 60 days of August 2, 2001.

(14)
Includes 42,720,187 shares of common stock and an additional 524,706 shares of common stock subject to options which are exercisable within 60 days of August 2, 2001.

(15)
Consists of shares of common stock owned by Madison Dearborn. Messrs. Perry and Sinwell, directors of Focal, are principals of Madison Dearborn Capital Partners, Inc., the ultimate general partner of Madison Dearborn. Because of these positions, Messrs. Perry and Sinwell share voting and investment power with respect to the shares owned by Madison Dearborn. The address of Madison Dearborn is Three First National Plaza, Suite 3800, Chicago, Illinois, 60602.

(16)
Consists of shares of common stock owned by Frontenac. Mr. Crawford, a director, is managing partner of Frontenac Company, the general partner of Frontenac. Because of this position,

  Mr. Crawford shares voting and investment power with respect to the shares owned by Frontenac. The address of Frontenac is 135 South LaSalle Street, Suite 3800, Chicago, Illinois 60603.

(17)
Consists of shares of common stock owned by Battery Ventures. Mr. Frisbie, a director, is a general partner of Battery Partners III, L.P., the general partner of Battery Ventures III, L.P. Because of this position, Mr. Frisbie shares voting and investment power with respect to the shares owned by Battery Ventures. The address of Battery Ventures is 20 William Street, Wellesley, Massachusetts 02481.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated financial information was prepared to give effect to the transactions outlined under the heading "Overview of the Recapitalization" (other than the Reverse Stock Split).

    The unaudited pro forma condensed consolidated balance sheet data as of June 30, 2001 gives effect to the Recapitalization as if it had occurred on June 30, 2001. The unaudited condensed consolidated statement of operations data for the year ended December 31, 2000 and the six months ended June 30, 2001 give effect to the Recapitalization as if it had occurred on January 1, 2000, the beginning of our 2000 fiscal year, and January 1, 2001, the beginning of our 2001 fiscal year, respectively.

    The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what our results would have been if the Recapitalization had actually occurred as of the dates indicated or of what our future operating results will be.

    The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the unaudited condensed consolidated financial statements set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, the audited consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2000 and the sections of those reports captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is incorporated in this Proxy Statement by reference. Copies of our Quarterly Report and Annual Report accompany this Proxy Statement.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2001
(in thousands)

	Historical Focal	Pro Forma Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$80,754	$150,000	(a)	$225,890
		(4,864)	(b)
Short-term investments	—	—		—
Accounts receivable, net of allowance for doubtful accounts of $11,800 at June 30, 2001	61,956	—		61,956
Other current assets	21,719	—		21,719

Total current assets	164,429	145,136		309,565
Property, Plant and Equipment, at cost	603,976	—		603,976
Less-Accumulated depreciation and amortization	(128,111)	—		(128,111)

Property, Plant and Equipment, net	475,865	—		475,865
Other Noncurrent Assets	22,475	(4,741)	(c)	17,734

	$662,769	$140,395		$803,164

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$35,501	—		$35,501
Accrued liabilities	19,486	—		19,486

Total current liabilities	54,987	—		54,987
Long-Term Debt, includes current portion	616,477	(256,618)	(d)	343,602
		(16,257)	(e)
Other Noncurrent Liabilities	13,711	—		13,711

Convertible Note	—	100,000	(f)	100,000

Class A Redeemable Voting Convertible Preferred Stock	—	50,000		50,000

Stockholders' Equity
Common stock, $.01 par value; 250,000,000 shares authorized	618	—		618
Additional paid-in capital	190,543	111,530	(g)	302,073
Deferred compensation	(1,004)	—		(1,004)
Accumulated deficit	(212,563)	151,740	(h)	(60,823)

Total stockholders' equity	(22,406)	263,270		240,864

	$662,769	$140,395		$803,164

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2000
(in thousands)

	Historical Focal	Pro Forma Adjustments		Pro Forma
Total revenue	$234,120	$—		$234,120
Expenses:
Network expenses	89,741	—		89,741
Selling, general and administrative	155,498	—		155,498
Depreciation and amortization	56,985	—		56,985
Non-cash compensation expense	6,360	—		6,360

Total operating expenses	308,584	—		308,584

Operating Loss	(74,464)	—		(74,464)

Other Income (Expense):
Interest income	20,339	—		20,339
Interest expense, net	(56,179)	31,292	(i)	(24,887)
Other income (expense)	242	—		242

Total other expense	(35,598)	31,292		(4,306)

Loss Before Income Taxes	(110,062)	31,292		(78,770)
Benefit for Income Taxes	4,205	—		4,205

Net Loss Before Extraordinary Items	$(105,857)	$31,292		$(74,565)

For the Six Months Ended June 30, 2001
(in thousands)

	Historical Focal	Pro Forma Adjustments		Pro Forma
Total revenue	$164,047	$—		$164,047
Expenses:
Network expenses	74,566	—		74,566
Selling, general and administrative	87,576	—		87,576
Depreciation and amortization	43,826	—		43,826
Non-cash compensation expense	3,447	—		3,447

Total operating expenses	209,415	—		209,415

Operating Loss	(45,368)	—		(45,368)

Other Income (Expense):
Interest income	3,080	—		3,080
Interest expense, net	(30,682)	16,637	(i)	(14,045)

Total other expense	(27,602)	16,637		(10,965)

Loss Before Income Taxes	(72,970)	16,637		(56,333)
Benefit for Income Taxes	—	—		—

Net Loss Before Extraordinary Items	$(72,970)	$16,637		$(56,333)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

(As of June 30, 2001)

(a)
Represents the proceeds from the New Investment.

(b)
Represents the purchase by the Company of Senior Notes and Discount Notes.

(c)
Represents the write-off of the unamortized debt issuance costs relating to the exchange and purchase of Senior Notes and Discount Notes.

(d)
Represents the exchange of $144.9 million in accreted value of our Senior Notes ($145.0 million in principal amount at maturity) and $111.7 million in accreted value of our Discount Notes ($135.0 million in principal amount at maturity) for shares of common stock in the Bond Exchange.

(e)
Represents the repurchase of $14.1 million in accreted value of our Senior Notes ($14.2 million in principal amount at maturity) and $2.2 million in accreted value of our Discount Notes ($2.6 million in principal amount at maturity).

(f)
The following unaudited condensed balance sheet gives effect to the Recapitalization and the conversion of the Loans as if they had taken place on June 30, 2001:

As of June 30, 2001
Cash and short-term investments	$225,890
Total assets	$803,164
Accounts payable and accrued liabilities	$54,987
Long-term debt, includes current portion	343,602
Class A redeemable preferred stock	50,000
Total stockholders' equity	340,864
Total liabilities and stockholders equity	$803,164
(g)
Represents the issuance of new common stock in the Bond Exchange.

(h)
Represents the estimated extraordinary gain on the Bond Exchange.

(i)
Represents the reduction in interest expense and debt cost amortization associated with the exchange and purchase of Senior Notes and Discount Notes.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    We make statements in this Proxy Statement that are not historical facts. These "forward-looking statements" can be identified by the use of terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or comparable terminology. These forward-looking statements include, among others, statements concerning:

  •
  Our business strategy and competitive advantages

  •
  Our anticipation of potential revenues from designated markets or customers

  •
  Statements regarding the growth of the communications services industry and our business

  •
  The market potential of our services and products

  •
  Forecasts of when we will enter particular geographic markets or begin offering particular services

  •
  Our anticipated capital expenditures and funding requirements

  •
  Anticipated regulatory developments

    These statements are only predictions. You should be aware that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory developments, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. Risks and uncertainties that could impact future events or results include:

  •
  the successful completion of the Recapitalization on the terms discussed herein, including obtaining all necessary regulatory approvals and the satisfaction or waiver of all closing conditions;

  •
  the pace at which new competitors enter our existing and planned markets;

  •
  the successful introduction and expansion of service offerings;

  •
  competitive responses of other carriers;

  •
  the execution and renewal of interconnection agreements with incumbent local exchange carriers on terms satisfactory to us;

  •
  our ability to enter into and maintain agreements for transport facilities and services, including Internet transit services;

  •
  acceptance of our services by new and existing customers;

  •
  our ability to attract and retain talented employees;

  •
  the outcome of legal and regulatory proceedings regarding reciprocal compensation for Internet-related calls and the impact of changes in laws and regulations that govern reciprocal compensation;

  •
  our ability to obtain sufficient capital on acceptable terms and on a timely basis;

  •
  our ability to obtain and maintain any required governmental authorizations, franchises or permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions;

  •
  regulatory, legislative and judicial developments (including developments relating to reciprocal compensation) affecting the communications industry and our business;

  •
  our ability to collect our accounts receivable in a timely manner; and

  •
  effective management of administrative, technical, operational, and financial issues presented by our business plan.

ADDITIONAL INFORMATION

Stockholder Proposals for Our 2002 Annual Meeting

    Any stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy for next year's Annual Meeting of Stockholders, expected to be held in June 2002, must be received by our Secretary at our principal executive offices located at 200 North LaSalle Street, Suite 1100, Chicago, Illinois 60601, no later than January 11, 2002.

Other Stockholder Proposals—Deadline for Consideration

    Stockholder proposals not included in a proxy statement for an special meeting of stockholders, including stockholder nominations for the election of directors at an special meeting, must comply with the advance notice procedures set forth in our Amended and Restated Bylaws in order to be properly brought before the special meeting of stockholders. In general, notice of a stockholder proposal or a director nomination must be delivered to our Secretary not less than 60 nor more than 90 days prior to the anniversary date of the date on which proxy materials for the preceding special meeting of stockholders were mailed to stockholders. With regard to next year's annual meeting of stockholders, expected to be held in June 2002, the written notice must be received between February 10, 2002 and March 12, 2002.

    In addition to timing requirements, the advance notice provisions of our Amended and Restated Bylaws contain informational content requirements which must also be met. A copy of the Bylaw provision containing these timing procedures and content requirements may be obtained by writing to our Secretary.

    If the presiding officer of the special meeting of stockholders determines that business was not brought before the meeting in accordance with the Bylaw provisions, such business will not be transacted or such defective nomination will not be placed.

Accountants

    Representatives of Arthur Andersen LLP, our principal accountants, are expected to be present at the Special Meeting and will have any opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

WHERE YOU CAN FIND MORE INFORMATION

    We are required to file reports and other information with the SEC pursuant to the information requirements of the Exchange Act.

    Our filings with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference rooms. Copies of our filings may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding the Company.

    Each of the agreements discussed in this Proxy Statement, including the Purchase Agreement, the Voting Agreement, the form of Exchange Agreement and the Registration Agreement, are filed as exhibits to our Current Report on Form 8-K, filed with the SEC on August 29, 2001. The Purchase Plan was filed as Exhibit B to our 2001 Proxy Statement filed with the SEC on May 2, 2001. We will provide you with a copy of each of these agreements without charge. You may request copies of these documents by contacting us at: Focal Communications Corporation, 200 North LaSalle Street, Suite 1100, Chicago, Illinois 60601 or calling us at (312) 895-8400, Attention: Secretary. Statements contained in this Proxy Statement as to the contents of any contract or other document referred to in this Proxy Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document.

DOCUMENTS INCORPORATED BY REFERENCE

    This Proxy Statement incorporates by reference the following documents, which we have filed with the SEC:

  (1)
  Focal's Annual Report on Form 10-K for the fiscal year ended December 31, 2000; and

  (2)
  Focal's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

    References in this Proxy Statement will be deemed to include the documents incorporated by reference, which are an integral part of this Proxy Statement. You should review carefully the documents incorporated by reference. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 are being sent to the holders of our common stock along with this Proxy Statement.

ANNEX A

[Letterhead of Salomon Smith Barney Inc.]

August 9, 2001

The Special Committee of the Board of Directors
Focal Communications Corporation
200 N. LaSalle Street, Suite 1100
Chicago, Illinois 60601

Members of the Special Committee:

    We understand that Focal Communications Corporation ("Focal") has entered into a Preferred Stock Purchase and Loan Commitment Agreement, dated as of August 9, 2001 (together with the exhibits to the agreement, the "Purchase Agreement"), with Madison Dearborn Capital Partners IV, L.P., Frontenac VIII Limited Partnership, Frontenac Masters VIII Limited Partnership and Battery Ventures III, L.P. (collectively, the "Investors"). We understand that, pursuant to the Purchase Agreement, Focal will issue and sell, and the Investors will purchase, $50,000,000 aggregate principal amount of Focal's Series A Redeemable Voting Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), upon the terms and subject to the conditions set forth in the Purchase Agreement (the "Securities Purchase"). In addition, the Investors will make loans to Focal in $100 million aggregate principal amount as an incremental facility under the Senior Credit Facility (as defined below) (the "Loans" and, together with the Securities Purchase, the "Investment"). The Preferred Stock and the Loans will be convertible into shares of Focal's common stock, par value $.01 per share (the "Common Stock"), on the terms and subject to the conditions more fully described in the Purchase Agreement.

    We also understand that, in connection with the Investment, among other things, Focal would

  (1)
  offer selected holders (the "Holders") of Focal's 12.125% Senior Discount Notes due 2008 (the "Discount Notes") and 11.875% Senior Notes due 2010 (the "Senior Notes" and, together with the Discount Notes, the "Outstanding Notes") an opportunity to exchange Outstanding Notes for not more than the Exchanging Bondholder Percentage (as defined in the Purchase Agreement) of the Fully-Diluted Common Stock (as defined in the Purchase Agreement) (the "Exchange Offer"); and

  (2)
  on or before the 90th day after the Closing (as defined in the Purchase Agreement), issue warrants (the "Warrants") to acquire shares of Common Stock at an exercise price more fully described in the Purchase Agreement and in an aggregate amount equal to 3% of the Fully-Diluted Common Stock.

    We further understand that the Investment is expressly conditioned on, among other things,

  (1)
  Holders exchanging in the Exchange Offer, or Focal otherwise repurchasing (for an aggregate amount not to exceed $10 million), at least 55% of (a) the aggregate accreted value of the Discount Notes and (b) the aggregate principal amount of the Senior Notes;

  (2)
  Holders exchanging in the Exchange Offer, or Focal repurchasing, not less than 51% of each of (a) the accreted value of the Discount Notes and (b) the principal amount of the Senior Notes; and

  (3)
  amendment of Focal's $300 million Credit and Guaranty Agreement, dated as of August 25, 2000 (the "Senior Credit Facility") (the "Amendment").

A–1

    The Exchange Offer, the Warrants and the Amendment, taken together, are referred to as the "Concurrent Transactions." The terms and conditions of the Investment and the Concurrent Transactions are set forth in more detail in the Purchase Agreement.

    You have requested our opinion as to the fairness, from a financial point of view, to Focal and its stockholders (other than the Investors) of the aggregate cash consideration (the "Cash Consideration") that Focal will receive in exchange for the proposed Investment.

    In arriving at our opinion, we reviewed the Purchase Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Focal concerning the business, operations and prospects of Focal. We examined certain publicly available business and financial information relating to Focal as well as certain financial forecasts and other information and data for Focal which were provided to or otherwise discussed with us by the management of Focal. We reviewed the financial terms of the Purchase Agreement in relation to, among other things, (1) the historical and projected earnings and other operating data of Focal and (2) the capitalization and financial condition of Focal.

    We also have taken into account the financial and liquidity issues facing Focal, including Focal's projected financial results and the potential adverse consequences to Focal if it does not consummate the Investment and the Concurrent Transactions.

    We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the terms of the Agreement and analyzed certain financial and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Focal. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Focal that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Focal as to the future financial performance of Focal and the operational benefits anticipated from the Purchase Agreement. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Focal nor have we made any physical inspection of the properties or assets of Focal.

    We also have assumed that the proposed Investment will be consummated in a timely manner and in accordance with the terms of the Purchase Agreement, without waiver of any of the conditions precedent to the proposed Investment contained in the Purchase Agreement.

    We were not requested to consider, and our opinion does not address, the relative merits of the proposed Investment as compared to any alternative business strategies that might exist for Focal or the effect of any other transaction in which Focal might engage. Our opinion addresses only the fairness, from a financial point of view, to Focal and its stockholders (other than the Investors) of the Cash Consideration to be received by Focal in exchange for the proposed Investment, and we do not express any views on any aspect of the Concurrent Transactions or on any other terms of the Purchase Agreement. Our opinion does not address Focal's capital structure, ability to satisfy its obligations, ability to access the capital markets for future financing requirements or solvency, in each case at any time, including presently and following its entering into the Purchase Agreement. Our opinion also does not address Focal's underlying business decision to enter into the Purchase Agreement. Nor does

A–2

our opinion constitute an opinion or imply any conclusion as to the likely trading range for the Common Stock following consummation of the proposed Investment. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof, and we assume no responsibility to update or review our opinion based on circumstances or events occurring after the date hereof.

    Salomon Smith Barney Inc. has acted as financial advisor to Focal with respect to this opinion and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Investment. We have in the past provided investment banking services to Focal unrelated to the proposed Purchase Agreement, for which services we have received compensation. In addition, we hold approximately $6.6 million in principal amount of the Senior Notes and approximately $43.4 million in accreted value of the Discount Notes, which we expect to tender in the Exchange Offer.

    In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Focal for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Focal and its affiliates.

    Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Focal in its evaluation of the terms of the proposed Investment, and our opinion is not intended to be and does not constitute a recommendation to Focal as to whether it should enter into the proposed Purchase Agreement nor does it constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed Investment or the related Concurrent Transactions. This opinion may not be used by Focal for any other purpose or reproduced, disseminated, quoted or referenced to by Focal at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney Inc.

    Based upon our experience as investment bankers, our work as described above and other factors we deemed relevant, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Cash Consideration that Focal will receive in exchange for the proposed Investment is fair, from a financial point of view, to Focal and its stockholders (other than the Investors).

Very truly yours,
/s/ Salomon Smith Barney Inc.
SALOMON SMITH BARNEY INC.

A–3

ANNEX B

[Letterhead of William Blair & Company, L.L.C.]

August 9, 2001

Special Committee of the Board of Directors
Focal Communications Corporation
200 North LaSalle Street
Suite 1100
Chicago, Illinois 60601
Ladies and Gentlemen:

    Pursuant to the terms of and subject to the conditions set forth in (i) the Preferred Stock Purchase and Loan Commitment Agreement dated August 9, 2001 (the "Investment Agreement") by and among Focal Communications Corporation (the "Company"), Madison Dearborn Capital Partners IV, L.P., Frontenac VIII Limited Partnership, Frontenac Masters VIII Limited Partnership and Battery Ventures III, L.P. (collectively in their capacity as investors thereunder, the "Investors"), the Investors will pay $50 million to the Company for 50,000 shares of the Company's Series A Redeemable Voting Convertible Preferred Stock, $.01 par value per share (the "Preferred Stock") and will make secured loans in the face amount of $100 million to the Company which will mature on December 31, 2007, as an incremental facility under the Company's Senior Credit Facility pursuant to the Credit and Guaranty Agreement dated August 25, 2000 by and among the Company, Focal Financial Services, Inc., certain Subsidiaries of the Company, various lenders, Goldman Sachs Credit Partners L.P., Salomon Smith Barney Inc., Citibank, N.A. and Bank of America, N.A. (the "Senior Credit Facility") and will be convertible into Common Stock at the option of the holders (collectively, the "Loans," and together with the Preferred Stock, the "Securities"; and such loan and investment transactions are together the "Investment"); (ii) a draft of an Exchange Agreement dated August 9, 2001, seven Exchange Agreements dated August 6, 2001, three Exchange Agreements dated August 8, 2001, and two Exchange Agreements dated August 9, 2001 (collectively these exchange agreements are referred to as the "Exchange Agreements" and the parties thereto other than the Company are referred to as the "Bondholders") of the Company's 12.125% Senior Discount Notes Due 2008 (the "Discount Notes") and the Company's 11.875% Senior Notes Due 2010 (the "Senior Notes"), the Bondholders will exchange (the "Exchange") certain of the Discount Notes and the Senior Notes for a certain percentage of the shares of common stock, $.01 par value per share, of the Company (the "Common Stock"); (iii) Section 5K of the Investment Agreement regarding certain warrants (the "Warrants") to be issued by the Company to the holders of the Common Stock (collectively, the "Stockholders") as of the day before the Closing Date (as defined in the Investment Agreement) to acquire 3% of the Fully-Diluted Common Stock (as defined in the Investment Agreement); and (iv) the Summary of Terms and Conditions of Amendment to $300,000,000 Senior Secured Credit Facilities dated August 7, 2001 and prepared by Skadden Arps Slate Meagher & Flom LLP regarding the proposed amendment to the Credit and Guaranty Agreement (the "Amendment") under which additional amounts will become available for the Company to draw upon. The Investment Agreement, the Exchange Agreements, the Warrants, and the Amendment are collectively referred to as the "Agreements," and the transactions contemplated by the Agreements are collectively referred to as the "Restructuring."

    You have requested our opinion as to the fairness, from a financial point of view, to the Company and its Stockholders, other than the Investors, assuming that all of the transactions contemplated in the Agreements (including, without limitation, the issuance of the Warrants and the completion of the Amendment) close contemporaneously, of (i) the consideration to be received in the Investment in exchange for the issuance of the Securities by the Company; (ii) the consideration to be received by the

B–1

Company in exchange for the Common Stock to be issued in the Exchange; and (iii) the aggregate consideration the Company will receive pursuant to the Agreements in exchange for the issuance by the Company of the Securities pursuant to the Investment Agreement and the Common Stock pursuant to the Exchange Agreements.

    In connection with our review of the proposed Restructuring and the preparation of our opinion herein, we have examined: (a) the Agreements; (b) certain audited historical financial statements of the Company for the four years ended December 31, 2000; (c) the unaudited financial statements of the Company for the six months ended June 30, 2001; (d) certain internal business, operating and financial information and forecasts of the Company (the "Forecasts"), prepared by the senior management of the Company, which Forecasts include two scenarios, one in which no Restructuring (or comparable transaction) is consummated and the other in which the Restructuring is consummated; (e) information regarding publicly available financial terms of certain other transactions we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the Common Stock; (h) certain materials provided to the Company and to the Special Committee by Salomon Smith Barney regarding its attempts to raise financing and to sell the Company and (i) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including without limitation the Forecasts provided by the senior management of the Company and senior management's forecast of an impending liquidity crisis. We have not made or obtained an independent valuation or appraisal of the assets, liabilities, solvency or other issues relating to the solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on good faith bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements or other information made available to us. We have also assumed for purposes of this opinion that if the Company filed for bankruptcy or liquidated, the Common Stock would receive no value. We thus express no opinion with respect to the Forecasts or the estimates and judgments on which they are based or the other matters referenced in this paragraph.

    We were not requested to, and did not, participate in the negotiation or the structuring of the Restructuring or the specific amount of the consideration to be received by the Company, or provide any services other than acting as sole financial adviser to the Special Committee of the Board of Directors to the Company to render an opinion to the Special Committee in connection with the Restructuring, nor were we asked to consider and our opinion does not address (except as expressly noted herein), the relative merits of the Restructuring as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We were not authorized to, and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction and accordingly have relied upon our discussions with the senior management of the Company and Salomon Smith Barney with respect to the availability and consequences of alternatives to the Restructuring. Consequently, we have assumed, based on our discussions with the senior management of the Company and with Salomon Smith Barney, that the terms of the Restructuring are the most beneficial terms from the Company's perspective that could under the circumstances be

B–2

negotiated among the parties to the Restructuring, and no opinion is expressed whether any alternative transaction might produce consideration for the Company or its Stockholders in an amount in excess of that contemplated by the Restructuring. We have also assumed that the definitive ancillary documents and the definitive Exchange Agreement (in the one case where a draft Exchange Agreement was reviewed) will not vary from the drafts thereof, and in the case of the definitive Amendment, that it will not vary from the termsheet thereof prepared by Skadden Arps Slate Meagher & Flom LLP, in any manner materially adverse to the Company or the Stockholders.

    Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion, except as provided in our engagement letter with the Special Committee dated July 27, 2001. We have further assumed that the Restructuring will have the tax consequences described in discussions with us and materials furnished to us by representatives of the Company. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Restructuring will be consummated on the terms described in or for the Agreements without any waiver of any material terms or conditions by the Company.

    William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the financial adviser to the Special Committee in connection with the Restructuring and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

    We are expressing no opinion herein as to the price at which the Common Stock will trade at any future time or as to the effect of the Restructuring on the trading price of the Common Stock. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of the Common Stock by Stockholders within a short period of time after the effective date of the Restructuring, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in its market, (v) any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Restructuring on terms and conditions that are acceptable to all parties at interest.

    Our investment banking services and our opinion were provided for the use and benefit of the Special Committee in connection with its consideration of the Restructuring. Our opinion is limited to the matters expressly referred to in the last paragraph of this letter and does not address any other matters, including but not limited to the merits of any underlying decision by the Company to engage in the Restructuring or the solvency of the Company before or after the Restructuring or its ability to remain solvent in the future. This opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Restructuring. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Stockholders by the Company with respect to the Restructuring.

    Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, assuming that all of the transactions contemplated in the Agreements (including, without limitation, the issuance of the Warrants and the completion of the Amendment) close

B–3

contemporaneously, that each of (i) the consideration to be received in the Investment in exchange for the issuance of the Securities by the Company; (ii) the consideration to be received by the Company in exchange for the Common Stock to be issued in the Exchange; and (iii) the aggregate consideration the Company will receive pursuant to the Agreements in exchange for the issuance by the Company of the Securities pursuant to the Investment Agreement and the Common Stock pursuant to the Exchange Agreements are fair, from a financial point of view, to the Company and its Stockholders, other than the Investors.

                      Very truly yours,

                      /s/ William Blair & Company, L.L.C.

                      WILLIAM BLAIR & COMPANY, L.L.C.

B–4

ANNEX C

CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
OF
FOCAL COMMUNICATIONS CORPORATION
A DELAWARE CORPORATION

    Focal Communications Corporation, (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

    FIRST: That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the certificate of incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that Article FOURTH of the Corporation's Restated Certificate of Incorporation shall be amended, subject to stockholder approval, as follows:

      The following paragraphs shall be added as a new paragraph immediately following the first paragraph of Section 1 thereof:

      In accordance with the provisions of § 242(b)(2) of the DGCL, the number of authorized shares of any class of stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the class vote requirements set forth in § 242(b)(2) of the DGCL.

  Section 3 shall be deleted in its entirety and replaced to read as follows:

      Section 3.  Common Stock.  Subject to the rights of the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holders as of the record date for such meeting. Notwithstanding the foregoing, in connection with a conversion or exercise of any security into Common Stock in which the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the "HSR Act") is applicable, until such time as the applicable waiting periods (and extensions thereof) under the HSR Act relating to any such conversion or exercise have expired or otherwise been terminated, the holder of the Common Stock issued upon such conversion or exercise shall not be entitled to vote on any such matter (except proposed amendments to this Certificate of Incorporation).

  The following paragraph shall be added as a new Section 4 immediately following Section 3:

      Section 4.  Loans.  In accordance with Section 221 of the DGCL, each holder of note (the "Notes") evidencing loans made by purchasers (the "Purchasers") party to that certain Preferred Stock Purchase and Loan Commitment Agreement, dated as of August 7, 2001, by and among the Company, Madison Dearborn Capital Partners IV, L.P., Frontenac VIII Limited Partnership, Frontenac Masters VIII Limited Partnership, Battery Ventures III, L.P. and the other purchasers party thereto from time to time in the aggregate principal amount of $100 million (the "Loans") shall be entitled to notice of all stockholders meetings in accordance with the Company's By-laws, and, except as otherwise required by applicable law, the holders of Notes shall be entitled to vote on all matters submitted to the stockholders for a vote together as a single class with (i) the holders of the Common Stock, (ii) the holder of any series of Preferred Stock entitled to vote with the Common Stock, and (iii) the holders of any note or debenture entitled to vote with the Common Stock, in each case pursuant to the terms of the Certificate of Incorporation or any

C–1

  Preferred Stock Designation, with each Note entitled to one vote for each share of Common Stock issuable upon conversion of the Loans evidenced by such Note as of the record date for such vote or, if no record date is specified, as of the date of such vote. The conversion rights of the Loans evidenced by any Note shall be as specified in the Note. The Corporation hereby confers upon the holders of Notes the same right of inspection of its books, accounts and other records, and also any other rights, which the stockholders of the Corporation may have by reason of the DGCL or this Certificate of Incorporation. Holders of Notes shall be deemed to be stockholders, and their Notes shall be deemed to be shares of stock, for the purpose of any provision of the DGCL or this Certificate of Incorporation which requires the vote of stockholders as a prerequisite to any corporate action.

    SECOND: That thereafter, pursuant to a resolution of the Corporation's Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

    THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

C–2

    IN WITNESS THEREOF, Focal Communications Corporation has caused this certificate to be signed by Robert C. Taylor, Jr., its Chairman and Chief Executive Officer, and attested by Lewis Shender, its Acting Secretary, this  day of      , 2001.

FOCAL COMMUNICATIONS CORPORATION
By:
Robert C. Taylor, Jr. Chairman and Chief Executive Officer
Attest:	Lewis Shender Acting Secretary

C–3

ANNEX D

CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
OF
FOCAL COMMUNICATIONS CORPORATION
A DELAWARE CORPORATION

    Focal Communications Corporation, (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

    FIRST: That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the certificate of incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that Article Fourth of the Corporation's Certificate of Incorporation shall be amended, subject to stockholder approval, to add the following paragraphs:

      At the Split Effective Time (as defined below), the Corporation shall effect a one-for-      Reverse Stock Split pursuant to which every       shares of the Corporation's common stock issued and outstanding or held in treasury will be automatically converted into one new share of common stock (the "reverse stock split"). The reverse stock split shall be effective upon the filing with the Secretary of State of the State of Delaware of the amendment to the Corporation's certificate of incorporation adding this paragraph (the "Split Effective Time"). The Corporation shall not issue fractional shares to the stockholders entitled to a fractional interest in a share of such common stock issued pursuant to the reverse stock split but the Corporation shall appoint an agent who shall aggregate all such fractional shares and sell them in an orderly manner after the Split Effective Time and, after completion of such sales, distribute a pro rata portion of the net proceeds from such sales to each stockholder who would otherwise receive a fractional share.

      At the Split Effective Time, each certificate representing existing shares of common stock will automatically be deemed for all purposes to evidence ownership of the appropriate reduced number of new shares of common stock without any action by the stockholder thereof. As soon as practicable after the Split Effective Time, the Corporation or its agent shall notify the stockholders and request the surrender of their certificates for their existing shares with instructions as to how to receive new certificates and cash, if any, in lieu of fractional shares.

    SECOND: That thereafter, pursuant to a resolution of the Corporation's Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

    THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

D–1

    IN WITNESS THEREOF, Focal Communications Corporation has caused this certificate to be signed by Robert C. Taylor, Jr., its Chairman and Chief Executive Officer, and attested by Lewis Shender, its Acting Secretary, this  day of      , 2001.

FOCAL COMMUNICATIONS CORPORATION
By:
Robert C. Taylor, Jr. Chairman and Chief Executive Officer
Attest:	Lewis Shender Acting Secretary

D–2

PROXY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints ROBERT C. TAYLOR, JR. AND LEWIS SHENDER, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Focal Communications Corporation common stock held by the undersigned on            , 2001, at the Special Meeting of stockholders to be held on             , 2001, or any postponement or adjournment thereof.

    Unless otherwise marked, this proxy will be voted FOR approval of the New Investment, FOR approval of the Bond Exchange, FOR approval of the Voting Amendments, FOR approval of the Reverse Stock Split Amendment and FOR approval of the amendment to the Purchase Plan.

    IMPORTANT - This Proxy must be signed and dated on the reverse side.

FOCAL COMMUNICATIONS CORPORATION
PLEASE MARK VOTE IN OVAL IN THE
FOLLOWING MANNER USING DARK INK ONLY. / /

1.	To approve the sale and issuance of 50,000 shares of series A redeemable convertible preferred stock to certain investment funds and the making of convertible loans by these investment funds to Focal.
	For	Against	Abstain
	/ /	/ /	/ /
2.	To approve the issuance of shares of Focal's common stock in exchange for at least $280.0 million in aggregate principal amount at maturity of our outstanding notes.
	For	Against	Abstain
	/ /	/ /	/ /
3.
To approve the adoption of amendments to Focal's certificate of incorporation to facilitate proposals 1 and 2, including the amendment to permit the holders of convertible loans to vote on an as-if-converted basis.
	For	Against	Abstain
	/ /	/ /	/ /
4.	To approve the adoption of the amendment to Focal's certificate of incorporation to effect a reverse stock split.
	For	Against	Abstain
	/ /	/ /	/ /
5.	To approve an amendment to the Focal Communications 2000 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan from 375,000 to 2,550,000.
	For	Against	Abstain
	/ /	/ /	/ /

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

_______________________________________________
THIS SPACE RESERVED FOR ADDRESSING
(key lines do not print)
_______________________________________________

	Date	, 2001
(Signature)
	Date	, 2001
(Signature)

Please date and sign your name as it appears hereon. When signing as attorney, executor, administrator or guardian, please give full title.

CONTROL NUMBER CLEAR AREA (key lines do not print)	*FOLD AND DETACH HERE*

Focal Communications Corporation encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, you may vote by mail or choose from two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these steps:

TO VOTE BY PHONE

Call toll-free 1-877-482-6152 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Enter the 6-digit Control Number located above.

Option #1:	To vote as the Board of Directors recommends on ALL Proposals: Press 1. When asked, please confirm your vote by pressing 1.
Option #2:	If you choose to vote on each proposal separately, press 0 and follow the recorded instructions.

TO VOTE BY INTERNET

Go to the following website: www.computershare/us/proxy

Enter the information requested on your computer screen, including the 6-digit Control Number located above.

Follow the instructions on the screen.

If you vote by telephone or Internet, PLEASE DO NOT mail back the proxy card.

THANK YOU FOR VOTING!
YOUR VOTE IS IMPORTANT TO US!

QuickLinks

YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.
TABLE OF CONTENTS
SUMMARY
QUESTIONS AND ANSWERS ABOUT THE RECAPITALIZATION
QUESTIONS AND ANSWERS ABOUT VOTING
OVERVIEW OF THE RECAPITALIZATION
Ownership of As-Converted Common Equity
SOME EFFECTS OF THE RECAPITALIZATION
BACKGROUND OF THE RECAPITALIZATION
FACTORS CONSIDERED BY THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS
INTERESTS OF CERTAIN PERSONS IN THE NEW INVESTMENT
VOTING AGREEMENT
SOURCE OF FUNDS FOR THE NEW INVESTMENT
PRICE RANGE OF COMMON STOCK
PROPOSAL NO. 1 APPROVAL OF THE NEW INVESTMENT
PROPOSAL NO. 2 ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE BOND EXCHANGE
PROPOSAL NO. 3 VOTING AMENDMENTS
PROPOSAL NO. 4: THE REVERSE STOCK SPLIT AMENDMENT
PROPOSAL NO. 5 APPROVAL OF AN AMENDMENT TO OUR 2000 EMPLOYEE STOCK PURCHASE PLAN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET As of June 30, 2001 (in thousands)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Year Ended December 31, 2000 (in thousands)
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (As of June 30, 2001)
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
ADDITIONAL INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
ANNEX A [Letterhead of Salomon Smith Barney Inc.] August 9, 2001
ANNEX B [Letterhead of William Blair & Company, L.L.C.]
ANNEX C CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF FOCAL COMMUNICATIONS CORPORATION A DELAWARE CORPORATION
ANNEX D CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF FOCAL COMMUNICATIONS CORPORATION A DELAWARE CORPORATION